                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           DRILEX INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        Common Stock, par value $0.01 per share, of Drilex International Inc.
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        6,663,356
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $16.00(a)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

        $106,613,696
--------------------------------------------------------------------------------
     (5) Total fee paid:

        $21,322.74
--------------------------------------------------------------------------------

     (a) Highest value per share pursuant to the Merger Agreement described in the accompanying proxy materials.

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     (3) Filing Party:
--------------------------------------------------------------------------------
     (4) Date Filed:
--------------------------------------------------------------------------------

                             [DRILEX LETTERHEAD]

                                                                   June 12, 1997

To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Drilex International Inc. ("Drilex") at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas on Monday, July 14, 1997, at 9:00 a.m., Houston time.

     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") among Drilex, Baker Hughes Incorporated ("Baker Hughes") and a wholly owned subsidiary of Baker Hughes, pursuant to which the subsidiary would merge (the "Merger") with and into Drilex. If the Merger becomes effective, each share of Drilex common stock will be converted into the right to receive shares of Baker Hughes common stock. For purposes of determining the exchange ratio for shares of Baker Hughes common stock to be received by Drilex stockholders, each share of Drilex common stock will be valued at $15.00 per share, subject to increase to $16.00 per share if Drilex meets certain financial tests during a specified period prior to the closing of the Merger. Although the value per Drilex share could be $16.00, Drilex stockholders should vote for the Merger Agreement only if they are willing to accept a transaction valued at $15.00 per Drilex share. The market value for the Baker Hughes common stock will be based on the average closing price of Baker Hughes common stock during the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Merger. The aggregate value of the Baker Hughes common stock issuable in the Merger would be approximately $100 million based on a value per Drilex share of $15.00 (and would be approximately $107 million if the value per Drilex share is $16.00). The determination of the exchange ratio is described more fully in the accompanying Proxy Statement/Prospectus.

     Your Board of Directors believes that the proposed Merger is fair to, and in the best interests of, Drilex and its stockholders and unanimously recommends that you vote FOR adoption and approval of the Merger Agreement and the transactions contemplated thereby. In addition, the Board of Directors has received the opinion of Merrill Lynch & Co. that the consideration to be received by holders of Drilex common stock in the Merger is fair to such stockholders from a financial point of view. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Drilex common stock.

     You are urged to read carefully the accompanying Proxy Statement/Prospectus and the Appendices in their entirety for a complete description of the Merger and the Merger Agreement. Whether or not you plan to attend the Special Meeting, please be sure to date, sign and return the proxy card in the enclosed postage-paid envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes.

                                            Sincerely,

                                            /s/ L. E. Simmons

                                            L. E. Simmons
                                            Chairman of the Board

                           DRILEX INTERNATIONAL INC.
                               15151 SOMMERMEYER
                              HOUSTON, TEXAS 77041
                                 (713) 937-8888

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 14, 1997

TO THE STOCKHOLDERS OF DRILEX INTERNATIONAL INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Drilex International Inc. ("Drilex") will be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas on Monday, July 14, 1997, at 9:00 a.m., Houston time, to vote upon approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), which is described in and attached as Appendix A to the accompanying Proxy Statement/Prospectus, and the transactions contemplated thereby.

     Pursuant to the Merger Agreement, (a) a wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes") will merge with and into Drilex, (b) Drilex will become a wholly owned subsidiary of Baker Hughes and (c) each issued and outstanding share of Drilex common stock would be converted into shares of Baker Hughes common stock.

     Only Drilex stockholders of record at the close of business on June 5, 1997 are entitled to notice of and to vote at the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any Drilex stockholder, for purposes relevant to the Special Meeting, during normal business hours for a period of ten days prior to the Special Meeting at the office of Drilex, 15151 Sommermeyer, Houston, Texas 77041.

     We hope you will be represented at the meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your proxy may be revoked at any time by the following procedures set forth in the accompanying Proxy Statement/Prospectus.

                                            By order of the Board of Directors

                                            /s/ G. Bruce Broussard

                                            G. Bruce Broussard
                                            Secretary

Houston, Texas
June 12, 1997

                           DRILEX INTERNATIONAL INC.

                           BAKER HUGHES INCORPORATED

                           PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger, dated as of April 16, 1997 (the "Merger Agreement"), among Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), Baker Hughes Merger, Inc., a Delaware corporation and a direct wholly owned subsidiary of Baker Hughes ("Merger Sub"), and Drilex International Inc., a Delaware corporation ("Drilex"). The Merger Agreement provides for the merger of Merger Sub with and into Drilex (the "Merger"), as a result of which Drilex would become a direct wholly owned subsidiary of Baker Hughes, and the outstanding shares of common stock, par value $0.01 per share, of Drilex ("Drilex Common Stock") would be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") valued at $15.00 per share, subject to increase to $16.00 per share if Drilex meets certain financial tests during a specified period prior to the Merger. See "The Merger."

     Baker Hughes has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of Baker Hughes Common Stock with a value of up to approximately $110 million. This Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the registration statement and is being furnished to stockholders of Drilex in connection with the solicitation of proxies by the Board of Directors of Drilex for use at the Special Meeting of the Stockholders of Drilex (the "Special Meeting"), or any adjournment or postponement thereof, scheduled to be held on July 14, 1997.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Drilex on or about June 13, 1997.

                             ---------------------

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is June 12, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS REGARDING BAKER HUGHES BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM LINDA J. SMITH, BAKER HUGHES INCORPORATED, 3900 ESSEX LANE, HOUSTON, TEXAS 77027-5177, TELEPHONE NUMBER (713) 439-8600. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 7, 1997.

     Baker Hughes hereby undertakes to provide, without charge, to each person, including any beneficial owner of Drilex Common Stock, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed previously by Baker Hughes (File No. 1-9397) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated herein by reference:

     - Baker Hughes' Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

     - Baker Hughes' Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997; and

     - Baker Hughes' Current Report on Form 8-K dated March 5, 1997.

     All documents and reports filed by Baker Hughes pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Baker Hughes or Drilex since the date hereof.

                             AVAILABLE INFORMATION

     Baker Hughes and Drilex are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the SEC: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information filed electronically by Baker Hughes and Drilex with the SEC that can be accessed over the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information filed by Baker Hughes can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Such material filed by Drilex can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

     Baker Hughes has filed with the SEC a registration statement on Form S-4 (together with all the amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Baker Hughes Common Stock issuable in connection with the Merger. Baker Hughes has provided the information contained herein with respect to Baker Hughes and its subsidiaries, and Drilex has provided the information with respect to Drilex and its subsidiaries. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                               TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     2
AVAILABLE INFORMATION.......................................     3
SUMMARY.....................................................     6
  The Companies.............................................     6
  The Special Meeting.......................................     6
  The Merger................................................     7
  Market Price and Dividend Information.....................    12
  Baker Hughes Selected Historical Financial Information....    13
  Drilex Selected Historical Financial Information..........    15
  Comparative Per Share Data................................    16
THE COMPANIES...............................................    17
THE SPECIAL MEETING.........................................    18
  General...................................................    18
  Matter to be Considered...................................    18
  Record Date; Shares Entitled to Vote; Quorum..............    18
  Votes Required; Effect of Abstentions and Non-Votes.......    18
  Voting and Revocation of Proxies..........................    19
  Solicitation of Proxies; Expenses.........................    19
THE MERGER..................................................    20
  General; Merger Consideration.............................    20
  Stockholder Agreement.....................................    22
  Procedures for Exchange of Certificates...................    22
  Fractional Shares.........................................    23
  Background of the Merger..................................    23
  Recommendation of the Drilex Board; Reasons for the
     Merger.................................................    24
  Opinion of Drilex's Financial Advisor.....................    26
  Certain Federal Income Tax Consequences...................    30
  Regulatory Approvals......................................    31
  Accounting Treatment......................................    31
  Drilex Employee Matters...................................    31
  Treatment of Drilex Stock Options.........................    32
  Interests of Certain Persons..............................    33
  Resales of Baker Hughes Common Stock......................    33
  NYSE Listing of Common Stock..............................    34
  No Dissenters' Rights.....................................    34
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................    35
  Conditions to the Merger..................................    35
  Representations and Warranties............................    36
  Certain Covenants -- Conduct of Business of Drilex........    37
  Certain Covenants -- Conduct of Business of Baker
     Hughes.................................................    38
  No Solicitation of Acquisition Proposals..................    39
  Additional Agreements.....................................    40
  Termination...............................................    41
  Expenses and Termination Fee..............................    42
  Indemnification...........................................    43
  Amendment and Waiver......................................    43

DESCRIPTION OF CAPITAL STOCK................................    45
  Baker Hughes Common Stock.................................    45
  Preferred Stock...........................................    45
  Certain Anti-takeover Provisions..........................    45
COMPARISON OF STOCKHOLDER RIGHTS............................    48
  Business Combinations.....................................    48
  Amendments to Charter.....................................    48
  No Stockholder Action by Written Consent..................    48
  Special Meetings of Stockholders..........................    49
  Classification of Board of Directors......................    49
  Removal of Directors......................................    49
  Cumulative Voting.........................................    49
  No Preemptive Rights......................................    50
  Advance Notice Bylaws.....................................    50
INFORMATION REGARDING DRILEX................................    51
  Business of Drilex........................................    51
  Properties................................................    58
  Legal Proceedings.........................................    58
  Market for Drilex Common Stock and Related Stockholder
     Matters................................................    59
  Selected Financial Data...................................    60
  Selected Quarterly Financial Data.........................    62
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    63
LEGAL MATTERS...............................................    70
EXPERTS.....................................................    70
INDEX TO FINANCIAL STATEMENTS...............................   F-1

APPENDIX A  -- Agreement and Plan of Merger
APPENDIX B  -- Stockholder Agreement
APPENDIX C  -- Opinion of Merrill Lynch & Co.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and does not purport to be complete. This Summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to carefully read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

                                 THE COMPANIES

BAKER HUGHES...............  Baker Hughes is a leading provider of products and services for the worldwide petroleum and continuous process industries. Through its six oilfield divisions, Baker Hughes provides products and services for the drilling, completion and production of oil and gas wells. Its process equipment operations manufacture and market specialty equipment for a variety of process applications. Baker Hughes is a Delaware corporation formed in connection with the combination of Baker International Corporation and Hughes Tool Company in April 1987. Merger Sub is a direct wholly owned subsidiary of Baker Hughes organized in April 1997 for purposes of the Merger. The principal executive offices of Baker Hughes and Merger Sub are located at 3900 Essex Lane, Houston, Texas 77027-5177, and their telephone number at that location is (713) 439-8600.

DRILEX.....................  Drilex is a leading provider of products and services used in directional, horizontal and other precision drilling of oil and gas wells, oilfield workover operations, environmental remediation applications, and trenchless pipeline and cable laying applications. Drilex's products and services include comprehensive computerized well planning and engineering services, supervision of drilling operations and project management, a full range of high performance downhole positive displacement motor systems, guidance systems (such as measurement-while-drilling (MWD) instrument systems and steering tools), and other related downhole tools. The principal executive offices of Drilex are located at 15151 Sommermeyer, Houston, Texas 77041, and its telephone at that location is (713) 937-8888.

                              THE SPECIAL MEETING

THE SPECIAL MEETING........  The Special Meeting of Stockholders of Drilex will be held on July 14, 1997 at 9:00 a.m., Houston time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas.

MATTER TO BE CONSIDERED AT
THE SPECIAL MEETING........  At the Special Meeting, stockholders will be asked to approve and adopt the Merger Agreement and the Merger. For additional information relating to the Special Meeting, see "The Special Meeting."

VOTE REQUIRED..............  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Drilex Common Stock.

                             No approval by the holders of outstanding shares of Baker Hughes Common Stock is required to approve the Merger Agreement.

RECORD DATE; SHARES
ENTITLED TO VOTE...........  Only stockholders of record of Drilex Common Stock at the close of business on June 5, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were 6,663,356 shares of Drilex Common Stock outstanding. Holders of Drilex Common Stock are entitled to one vote for each share held.

SECURITY OWNERSHIP OF
  SIGNIFICANT STOCKHOLDER
  AND MANAGEMENT...........  DRLX Partners, L.P. ("DRLX Partners") beneficially owned approximately 61.8% of the outstanding shares of Drilex Common Stock as of the Record Date and has agreed to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, the adoption of the Merger Agreement by the requisite vote of the Drilex stockholders is expected to occur irrespective of whether or the manner in which other Drilex stockholders vote their shares. DRLX also has granted to Baker Hughes an option to purchase up to 1,665,839 shares of Drilex Common Stock owned by DRLX Partners, or 25% of the outstanding Drilex Common Stock, at a price of $16.00 per share, subject to certain conditions. See "The Merger -- Stockholder Agreement."

                             Directors and executive officers of Drilex and their affiliates, who as of the Record Date beneficially owned approximately 2% of the outstanding Drilex Common Stock (in addition to the shares owned by DRLX Partners), have indicated that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

                                   THE MERGER

EFFECT OF THE MERGER.......  In the Merger, Merger Sub will merge with and into
                             Drilex. Drilex will be the surviving corporation and will become a direct wholly owned subsidiary of Baker Hughes. See "The Merger -- General; Merger Consideration."

TREATMENT OF DRILEX COMMON
  STOCK....................  In the Merger, each share of Drilex Common Stock will be converted into the right to receive $15.00 in value of Baker Hughes Common Stock, subject to increase to $16.00 per share if Drilex meets certain financial tests during a specified period prior to the closing of the Merger (the "Drilex Value"). ALTHOUGH THE DRILEX VALUE COULD BE $16.00, DRILEX STOCKHOLDERS SHOULD VOTE FOR THE MERGER AGREEMENT ONLY IF THEY ARE WILLING TO ACCEPT A DRILEX VALUE OF $15.00. For a discussion of certain information relating to Drilex's financial results for April and May 1997 in this connection, see "The Merger -- General; Merger Consideration."

                             The market value for Baker Hughes Common Stock will be based on the average closing prices of Baker Hughes Common Stock on the New York Stock Exchange, Inc. ("NYSE") during the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Merger (the "Closing Date"). The number of shares of Baker Hughes Common Stock to be received for each share of Drilex Common Stock is referred to as the "Exchange Ratio." See "The Merger -- General; Merger Consideration."

                             The table below illustrates the number of shares of Baker Hughes Common Stock issuable for each share of Drilex Common Stock at various average closing prices of Baker Hughes Common Stock, based on a Drilex Value of $15.00:

                                          BAKER HUGHES                 SHARES OF BAKER HUGHES
                                      AVERAGE CLOSING PRICE                 COMMON STOCK
                                      ---------------------            ----------------------
                                            $44.00  .........................  .3409

                                             42.00  .........................  .3571
                                             40.00  .........................  .3750
                                             38.00*  ........................  .3947
                                             36.00  .........................  .4167
                                             34.00  .........................  .4412
                                      --------------

                             * The average closing price for the ten consecutive trading days ending immediately prior to June 11, 1997 was $38.30.

                             On April 16, 1997, the business day preceding public announcement of the Merger Agreement, the closing price of the Drilex Common Stock on the Nasdaq National Market ("Nasdaq") was $13 3/8. The shares of Baker Hughes Common Stock to be issued in the Merger to stockholders of Drilex would represent approximately 2% of the Baker Hughes Common Stock to be outstanding after the Merger (based on the current market price for the Baker Hughes Common Stock.)

RECOMMENDATION OF THE
DRILEX BOARD OF
  DIRECTORS................  The Board of Directors of Drilex (the "Drilex
                             Board") believes that the terms of the Merger are fair to and in the best interests of Drilex and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE BOARD OF DIRECTORS OF DRILEX UNANIMOUSLY RECOMMENDS THAT DRILEX STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "The
                             Merger -- Recommendation of the Drilex Board of Directors; Reasons for the Merger."

DRILEX'S REASONS FOR THE
  MERGER...................  Drilex's Board of Directors believes the Merger will, among other things, enable Drilex's stockholders to receive a premium for their Drilex Common Stock based on recent market prices and to receive, on a tax deferred basis, a more liquid security. See "The Merger -- Recommendation of the Drilex Board of Directors; Reasons for the Merger."

OPINION OF DRILEX'S
FINANCIAL ADVISOR..........  Merrill Lynch & Co. ("Merrill Lynch") has delivered its written opinion dated April 16, 1997 to the Board of Directors of Drilex that, as of the date of such opinion and based upon and subject to the factors and assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Drilex Common Stock.

                             The Merrill Lynch opinion was provided to the Drilex Board of Directors for its information and is directed only to the fairness from a financial point of view of the consideration to be received by the holders of Drilex Common Stock, does not address the merits of the underlying decision by Drilex to engage in the Merger and does not constitute a recommen-dation as to how any such stockholder should vote on the Merger. For information on the assumptions made, matters considered and the qualifications and limitations on the review by Merrill Lynch, see "The Merger -- Opinion of Drilex's Financial Advisor." Stockholders are urged to read in their entirety the opinion of Merrill Lynch, attached as Appendix C to this Proxy Statement/Prospectus.

EFFECTIVE TIME OF THE
MERGER.....................  Unless another date is agreed to by the parties, the closing of the Merger (the "Closing") will occur no later than the second business day after the conditions to the Merger contained in the Merger Agreement have been satisfied or waived. If the Drilex Value has not been determined, the Closing will be delayed until the business day after the Drilex Value has been determined. The Merger will become effective at or promptly after the Closing. See "Certain Provisions of the Merger Agreement -- Conditions to the Merger."

CONDITIONS TO THE MERGER...  The obligations of Baker Hughes and Drilex to consummate the Merger are subject to certain conditions, including:

                             - the approval of holders of a majority of the
                               outstanding shares of Drilex Common Stock;

                             - the favorable opinion of counsel to Drilex that
                               the Merger will qualify as a tax-free
                               reorganization, which has previously been delivered to Drilex, not having been withdrawn (see "-- Certain Federal Income Tax Consequences" below); and

                             - other conditions customary for transactions of
                               this nature.

                             See "Certain Provisions of the Merger
                             Agreement -- Conditions to the Merger."

REGULATORY MATTERS.........  No material federal or state regulatory approvals are required in order to consummate the Merger. Consummation of the Merger was conditioned on the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period was terminated on June 4, 1997. See "The Merger -- Regulatory Approvals."

AMENDMENT AND WAIVER.......  The parties may amend the Merger Agreement at any time before or after approval of the Merger by the stockholders of Drilex. Following such stockholder approval, no amendment may be made that by law requires the further approval of stockholders of Drilex without obtaining the required approval.

                             Any party to the Merger Agreement may, to the extent legally allowed, extend the time for performance of any of the obligations of the other parties, waive any inaccuracies in any representations and warranties of the other parties or waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of such party.

TERMINATION................  The Merger Agreement may be terminated at any time prior to the Merger by mutual consent of Baker Hughes and Drilex. It may also be terminated by the parties in certain events, including if the Merger has not been consummated by September 16, 1997 or if there is a Material Adverse Change (as defined) with respect to the other party, except for general economic changes or changes that may affect the industries of the other party generally. Baker Hughes may also terminate the Merger Agreement if Drilex's Revenue or EBITDA (each as defined) fall below specified levels, or if Drilex advises Baker Hughes that Drilex expects Revenue or EBITDA to fall below the specified levels.

                             Drilex may also terminate the Merger Agreement, subject to certain conditions, if Drilex receives an unsolicited acquisition proposal that is financially superior to the Merger and reasonably capable of being financed, and Drilex's Board of Directors concludes that terminating the Merger Agreement is necessary to satisfy its fiduciary duties under applicable law. Baker Hughes may terminate the Merger Agreement if the Drilex Board has recommended to the Drilex stockholders an alternative acquisition proposal or has withdrawn its recommendation of the Merger. Upon termination of the Merger Agreement under the circumstances described above in this paragraph, Drilex will be required to pay Baker Hughes a fee of $4 million. Baker Hughes has agreed to pay Drilex a termination fee of $4 million if the Merger Agreement is terminated as a result of certain injunctions or other actions or delays relating to antitrust laws.

                             See "Certain Provisions of the Merger
                             Agreement -- Termination" and "-- Expenses and Termination Fee."

NO DISSENTERS' RIGHTS......  Under Delaware law, Drilex's stockholders will not be entitled to any appraisal or dissenters' rights in connection with the Merger.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES.............  Drilex has received an opinion of its counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, for federal income tax purposes, no gain or loss will be recognized by Baker Hughes, Drilex, or Merger Sub as a result of the Merger.

                             A holder of Drilex Common Stock generally will not recognize any gain or loss for federal income tax purposes by reason of the conversion of Drilex Common Stock into Baker Hughes Common Stock, except for cash received in lieu of fractional shares. See "The Merger -- Certain Federal Income Tax Consequences."

                             It is a condition to Drilex's obligation to consummate the Merger that the tax opinion it has received described above shall not have been withdrawn or modified in any material respect. Although the Board of Directors of Drilex has the right under the Merger Agreement to waive this condition, it will not waive the condition unless Drilex supplements this Proxy Statement/Prospectus to so advise the Drilex stockholders and resolicits the vote of the Drilex stockholders.

ACCOUNTING TREATMENT.......  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

INTERESTS OF CERTAIN
PERSONS IN THE MERGER......  In considering the recommendation of the Board of
                             Directors of Drilex with respect to the Merger, stockholders should be aware that certain members of Drilex's management and the Drilex Board have certain interests in the Merger (including bonus and severance arrangements in amounts aggregating up to approximately $1.2 million) that are in addition to the interests of the stockholders of Drilex generally. The Drilex Board was aware of these interests and considered them in connection with the consideration of the Merger, the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Drilex Employee Matters" and "-- Interests of Certain Persons."

COMPARISON OF STOCKHOLDER
  RIGHTS...................  As a result of the Merger, holders of Drilex Common
                             Stock will become stockholders of Baker Hughes and will have certain different rights as stockholders of Baker Hughes than they had as stockholders of Drilex. See "Comparison of Stockholder Rights."

FORWARD-LOOKING
STATEMENTS.................  This Proxy Statement/Prospectus includes forward-looking statements within the meaning of
                             Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. No assurance can be given that actual results may not differ materially from those in the forward-looking statements herein for reasons including the effect of competition, the level of petroleum industry exploration and production expenditures, world economic conditions, prices of and the demand for crude oil and natural gas, drilling activity, weather, the legislative environment in the United States and other countries, OPEC policy, conflict in the Middle East and other major petroleum producing regions and the condition of the capital and equity markets.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Baker Hughes Common Stock is traded on the NYSE, the Pacific Stock Exchange and the Swiss Stock Exchange under the symbol "BHI." Drilex Common Stock is traded on Nasdaq under the symbol "DRLX." The following tables set forth the high and low sales prices of Baker Hughes Common Stock and Drilex Common Stock for the quarters indicated, as reported in The Wall Street Journal's NYSE Composite Transactions Reports and on Nasdaq, respectively. Drilex completed its initial public offering in July 1996. Certain dividend information for Baker Hughes Common Stock is also provided below. No cash dividends were declared or paid on Drilex Common Stock during any of the periods presented.

                           BAKER HUGHES COMMON STOCK

                                                                  MARKET PRICE         DIVIDEND
                                                             ----------------------    DECLARED
              FISCAL YEAR ENDED SEPTEMBER 30,                  HIGH          LOW       PER SHARE
              -------------------------------                  ----          ---       ---------
1995
First Quarter..............................................    $20 7/8       $17         $.115
Second Quarter.............................................     20 3/4        16 3/4      .115
Third Quarter..............................................     23 3/4        19 7/8      .115
Fourth Quarter.............................................     23 3/8        20          .115
1996
First Quarter..............................................    $24 7/8       $18 3/8     $.115
Second Quarter.............................................     29 3/4        22 3/4      .115
Third Quarter..............................................     34 1/4        28          .115
Fourth Quarter.............................................     35 5/8        28 7/8      .115
1997
First Quarter..............................................    $38 7/8       $29 1/2     $.115
Second Quarter.............................................     41 1/4        34 1/8      .115
Third Quarter (through June 10)............................     40 1/8        32 5/8      .115

                              DRILEX COMMON STOCK

                                                                  MARKET PRICE
                                                              --------------------
               FISCAL YEAR ENDED DECEMBER 31,                   HIGH        LOW
               ------------------------------                   ----        ---
1996
Third Quarter (commencing July 3)...........................    $17         $12 1/2
Fourth Quarter..............................................     18          10 3/4
1997
First Quarter...............................................    $14 1/2     $12 1/4
Second Quarter (through June 10)............................     15 1/4      11 1/4

     The following table sets forth the closing price per share of Baker Hughes Common Stock on the NYSE and Drilex Common Stock on Nasdaq and the equivalent per share price (as explained below) of Drilex Common Stock on April 16, 1997, the business day preceding public announcement of the Merger Agreement, and on June 10, 1997:

                                          BAKER HUGHES       DRILEX       DRILEX EQUIVALENT
       MARKET PRICE PER SHARE AT:         COMMON STOCK    COMMON STOCK     PER SHARE PRICE
       --------------------------         ------------    ------------    -----------------
April 16, 1997..........................   $35 7/8        $13 3/8            $15 or $16
June 10, 1997...........................   $38            $14 11/16          $15 or $16

     The equivalent per share price of a share of Drilex Common Stock represents an estimation of the consideration to be received by Drilex stockholders in the Merger, assuming that the Effective Time had occurred on the respective date set forth in the table above. See "The Merger -- General; Merger Consideration."

     Stockholders are advised to obtain current market quotations for Baker Hughes Common Stock and Drilex Common Stock. No assurance can be given as to the market price of Baker Hughes Common Stock or Drilex Common Stock at or, in the case of Baker Hughes Common Stock, after consummation of the Merger.

             BAKER HUGHES SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial information has been derived from the historical consolidated financial statements of Baker Hughes. Selected unaudited financial data for the six months ended March 31, 1997 and 1996 include all adjustments (consisting only of normally recurring adjustments) that Baker Hughes considers necessary for a fair presentation of consolidated operating results and financial position for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Baker Hughes consolidated financial statements, related notes and other financial information incorporated by reference in this Proxy Statement/ Prospectus.

                           BAKER HUGHES INCORPORATED
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              SIX MONTHS
                                            ENDED MARCH 31,                   FISCAL YEAR ENDED SEPTEMBER 30,
                                          -------------------   ------------------------------------------------------------
                                          1997(1)      1996     1996(2)(3)    1995(4)    1994(3)(5)(6)   1993(3)    1992(3)
                                          --------   --------   ----------    --------   -------------   --------   --------
Operations:
  Revenues..............................  $1,641.8   $1,439.5    $3,027.7     $2,637.5     $2,504.8      $2,701.7   $2,538.5
  Operating income......................     198.6      154.9       306.7        255.9        185.9         158.9       94.0
  Income before income taxes,
    extraordinary loss and accounting
    changes.............................     176.2      126.4       298.9        205.1        226.1         100.1       32.0
  Income before extraordinary loss and
    accounting changes..................     108.3       74.0       176.4        120.0        131.1          58.9        5.0
  Net income............................      96.3       74.0       176.4        105.4         42.7          58.9        5.0
Per share of common stock:
  Income before extraordinary loss and
    accounting changes..................  $    .75   $    .52    $   1.23     $    .67     $    .85      $    .34   $    .00
  Net income............................       .67        .52        1.23          .57          .22           .34        .00
  Dividends.............................       .23        .23         .46          .46          .46           .46        .46
Financial position:
  Cash and cash equivalents.............  $    7.2   $   15.9    $    7.7     $    6.8     $   69.2      $    7.0   $    6.7
  Working capital.......................   1,193.3    1,125.1     1,081.1        984.7        855.4         921.0      715.5
  Total assets..........................   3,411.7    3,271.6     3,297.4      3,166.6      3,000.0       3,143.3    3,212.9
  Long-term debt........................     695.2      847.6       673.6        798.4        638.0         935.8      812.5
  Stockholders' equity..................   1,757.9    1,569.4     1,689.2      1,513.6      1,638.5       1,610.6    1,645.5

---------------

(1) Baker Hughes adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1996, and recognized a charge to income of $12.1 million ($.08 per share), net of a tax benefit of $6.0 million, as the cumulative effect of a change in accounting in the first quarter of 1997.

(2) In 1996, Baker Hughes sold 6.3 million shares of Varco International, Inc. ("Varco") common stock, representing its entire investment in Varco, and recognized a pretax gain of $44.3 million.

(3) In 1996, 1994, 1993 and 1992, Baker Hughes recorded unusual charges -- net of $39.6 million, $31.8 million, $42.0 million and $79.2 million, respectively. The 1996 charge consisted of restructurings at Baker Hughes INTEQ, Baker Oil Tools and Baker Hughes Process Equipment Company, the write-off of patents and the impairment of a joint venture. The 1994 charge -- net consisted of restructurings and reorganizations of certain divisions, primarily Baker Hughes INTEQ and the discontinuance of a measurement-while-drilling (MWD) product line. Offsetting these charges was a cash recovery from certain insurance carriers in the 1993 litigation regarding Parker & Parsley. The 1993 charge consisted primarily of litigation settlements. The 1992 charge -- net consisted primarily of restructurings in the Oilfield Operations and litigation claims offset by the gain on the disposition of Baker Hughes Tubular Services.

(4) Baker Hughes adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective October 1, 1994 and recognized a charge to income of $14.6 million ($0.10 per share), net of a tax benefit of $7.9 million, as the cumulative effect of a change in accounting in the first quarter of 1995.

(5) Baker Hughes adopted SFAS No. 109, "Accounting for Income Taxes," effective October 1, 1993, and recognized a credit to income of $25.5 million ($0.18 per share) as the cumulative effect of a change in accounting in the first quarter of 1994. An additional benefit of $21.9 million was allocated to capital in excess of par value. Baker Hughes also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," effective October 1, 1993, and recognized a charge to income of $69.6 million ($0.50 per share), net of a tax benefit of $37.5 million, as the cumulative effect of a change in accounting in the first quarter of 1994.

(6) In 1994, Baker Hughes repurchased or defeased all of its outstanding 6% discount debentures for $205.5 million and generated an extraordinary loss of $44.3 million ($0.31 per share), net of a tax benefit of $23.9 million. In 1994, Baker Hughes sold the EnviroTech Pumpsystems group of companies and recognized a pretax gain of $101.0 million.

                DRILEX SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial information presented as of and for the periods ended December 31, 1996, 1995 and 1994, March 30, 1994 and December 31, 1993 is derived from the audited consolidated financial statements of Drilex and its predecessor company, Drilex Systems, Inc. ("DSI"). The information presented as of and for the year ended December 31, 1992 is derived from the unaudited consolidated financial statements of DSI. The unaudited information as of and for the three months ended March 31, 1997 and 1996 and the year ended December 31, 1992 includes all adjustments that Drilex considers necessary for a fair presentation of the financial position and results of operations for those periods. Results for the interim periods are not necessarily indicative of results for the full year. The following information should be read in conjunction with "Information Regarding Drilex -- Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Consolidated Financial Statements of Drilex, including the Notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                                                 DRILEX                             PREDECESSOR COMPANY(3)
                                          -----------------------------------------------------   --------------------------
                                          THREE MONTHS                             MARCH 30,
                                              ENDED            YEAR ENDED             1994        JANUARY 1,    YEAR ENDED
                                            MARCH 31,         DECEMBER 31,       (INCEPTION) TO    1994 TO     DECEMBER 31,
                                          -------------   --------------------    DECEMBER 31,    MARCH 30,    -------------
                                          1997    1996    1996(1)   1995(1)(2)      1994(2)          1994      1993    1992
                                          -----   -----   -------   ----------   --------------   ----------   -----   -----
                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operations:
  Revenues..............................  $17.0   $19.5    $76.1      $57.5          $25.2          $ 6.4      $25.9   $24.3
  Operating income (loss)...............     .3     1.6      6.9        5.0            3.7             .2         .4    (3.5)
  Income before income taxes and
     minority interests.................    0.0      .8      4.9        3.0            3.2            (.3)      (1.5)   (5.2)
  Net income (loss).....................    0.0      .5      3.0        1.8            2.0            (.3)      (1.7)   (5.2)
Per share of common stock:
  Net income............................  $ .00   $ .12    $ .53      $ .40          $ .57
Financial position:
  Working capital.......................  $25.5   $13.7    $21.0      $13.4          $ 9.5          $10.5      $10.7   $10.6
  Total assets..........................   90.2    78.5     86.8       77.8           36.3           25.0       26.2    26.8
  Long-term debt, less current
     maturities.........................   19.3    32.9     11.9       32.5            7.6             --         --      --
  Stockholders' equity(3)(4)............   56.4    24.3     57.7       23.7           19.6           22.8       23.0    24.5

---------------

(1) Effective April 1, 1995, Drilex changed its estimated useful life for certain drilling motor components from five to seven years. This change was made to better reflect the estimated period during which these assets will remain in service. The effect of this change was an increase in net income of $248,000, or $.06 per share, for the year ended December 31, 1995, and $378,000, or $.07 per share, for the year ended December 31, 1996.

(2) Results for the year are not comparable to prior periods as a result of acquisitions.

(3) The predecessor company, DSI, was a wholly owned subsidiary of MascoTech prior to its acquisition by Drilex on March 30, 1994. As a wholly owned subsidiary of MascoTech, DSI was allocated interest and other expenses by its parent, and had no long-term indebtedness since its financing requirements were met through advances from MascoTech. For purposes of this presentation, such advances from MascoTech are reflected in stockholders' equity. Earnings per share are not presented for periods during which DSI was wholly owned by MascoTech.

(4) No cash dividends were declared or paid on Drilex Common Stock during any of the periods presented.

                           COMPARATIVE PER SHARE DATA

     The following tables present comparative per share information for Baker Hughes and Drilex on a historical basis, for Baker Hughes on a pro forma basis and for Drilex on an equivalent pro forma basis assuming that the Merger had been consummated and accounted for as a pooling of interests. The fiscal year ends of Baker Hughes and Drilex are September 30 and December 31, respectively. In applying the pooling of interests method of accounting, the historical results of operations of Baker Hughes and Drilex for fiscal years prior to the Merger will not be combined because the retained earnings and results of operations of Drilex are not material to the consolidated financial statements of Baker Hughes. The results of operations of the combined companies will include income of Baker Hughes and Drilex for the entire fiscal year in which the Merger occurs. As such, the Baker Hughes -- Pro Forma (unaudited) information for the six months ended March 31, 1997 includes such combined information for Baker Hughes and Drilex for such period, while the Baker
Hughes -- Pro Forma (unaudited) information for each of the three years in the period ended September 30, 1996 reflects the historical results of only Baker Hughes. The tables should be read in conjunction with (i) the consolidated financial statements of Baker Hughes incorporated by reference in this Proxy Statement/Prospectus and (ii) the Consolidated Financial Statements of Drilex, including the Notes thereto, included elsewhere herein.

                                                                            YEAR ENDED SEPTEMBER 30,
                                                         SIX MONTHS ENDED   ------------------------
                                                          MARCH 31, 1997     1996     1995     1994
                                                         ----------------   ------   ------   ------
BAKER HUGHES -- HISTORICAL
Book value per common share............................      $12.07         $11.69   $10.64   $11.63
Cash dividends per common share........................         .23            .46      .46      .46
Income before extraordinary loss and accounting changes
  per common share.....................................         .75           1.23      .67      .85
BAKER HUGHES -- PRO FORMA (UNAUDITED)
Book value per common share............................       12.23          11.69    10.64    11.63
Cash dividends per common share........................         .23            .46      .46      .46
Income before extraordinary loss and accounting changes
  per common share.....................................         .74           1.23      .67      .85
DRILEX -- EQUIVALENT PRO FORMA AT DRILEX VALUE OF $15(1) (UNAUDITED)
Book value per common share............................        4.79           4.58     4.17     4.55
Cash dividends per common share........................         .09            .18      .18      .18
Income per common share................................         .29            .48      .26      .33
DRILEX -- EQUIVALENT PRO FORMA AT DRILEX VALUE OF $16(2) (UNAUDITED)
Book value per common share............................        5.11           4.88     4.45     4.86
Cash dividends per common share........................         .10            .19      .19      .19
Income per common share................................         .31            .51      .28      .36

---------------

(1) These equivalent pro forma per share amounts were calculated by multiplying the Baker Hughes pro forma per share amounts by .3916. The .3916 represents the number of shares of Baker Hughes Common Stock that a holder of Drilex Common Stock would receive for each Drilex share assuming a 10 trading-day average price of Baker Hughes Common Stock of $38.30 (based on the 10 trading days immediately prior to and including June 10, 1997) and a Drilex Value of $15.

(2) These equivalent pro forma per share amounts were calculated by multiplying the Baker Hughes pro forma per share amounts by .4178. The .4178 represents the number of shares of Baker Hughes Common Stock that a holder of Drilex Common Stock would receive for each Drilex share assuming a 10 trading-day average price of Baker Hughes Common Stock of $38.30 (based on the 10 trading days immediately prior to and including June 10, 1997) and a Drilex Value of $16.

                                                                         YEAR ENDED DECEMBER 31,
                                                   THREE MONTHS ENDED    -----------------------
                                                     MARCH 31, 1997      1996     1995     1994
                                                   ------------------    -----    -----    -----
DRILEX -- HISTORICAL
Book value per common share......................        $8.46           $8.53    $5.41    $4.79
Cash dividends per common share..................           --              --       --       --
Income per common share..........................          .00             .53      .40      .57

                                 THE COMPANIES

BAKER HUGHES INCORPORATED

     Baker Hughes is a leading provider of products and services for the worldwide petroleum and continuous process industries. Through its six oilfield divisions, Baker Hughes provides products and services for the drilling, completion, production, and maintenance of oil and gas wells. Its process equipment operations manufacture and market specialty equipment for a variety of process applications. Baker Hughes is a Delaware corporation formed in connection with the combination of Baker International Corporation and Hughes Tool Company in April 1987.

     OILFIELD PRODUCTS AND SERVICES. Baker Hughes manufactures and markets a broad range of rolling cutter and diamond drilling bits, ranging upward from 3 3/4 inches in diameter, which are designed for drilling specific types of rock formations. Baker Hughes also produces and markets drilling fluids (muds) for oil and gas well drilling, as well as chemical additives and specialty chemicals (used in petroleum production, refining, waste water treatment, mineral handling, and cooling and boiler water processes), and provides technical services in connection with their formulation and use. Drilling fluids, which are usually barite and bentonite combined with other chemicals in a water, chemical or oil base, are used to clean the bottom of a hole by removing cuttings, to cool the bit and drill string, to control formation preserves, and to seal porous well formations. Baker Hughes provides directional and horizontal drilling services, downhole motors, coring services, subsurface surveying and measurement-while-drilling services to the oil and gas industry. Baker Hughes also provides a broad range of completion and production tools, equipment and services, such as packers (used to seal the space between the production tubing and casing to maintain separation between production zones, and to protect from reservoir pressures and corrosive formation fluids), liner hangers (to suspend and set strings of casing pipe), electric submersible pumps and related control equipment and cable (for artificial lift), fishing tool services (to locate, dislodge and retrieve objects from the well bore), control systems for surface and subsurface safety valves, gravel picking (to prevent sand from entering the well bore) and tubing conveyed perforating (to provide paths for oil and gas to enter the well bore).

     PROCESS EQUIPMENT PRODUCTS AND SERVICES. Baker Hughes provides a broad range of solid/liquid separation equipment and systems to concentrate product or separate and remove waste material in the mineral, industrial, pulp and paper and municipal industries. Baker Hughes' product lines include vacuum filters (drum, disc and horizontal belt), filter presses, belt presses, granular media filters, thickeners, clarifiers, flotation cells, aeration equipment, centrifuges, coalescers, deaeration towers, and electrochlorination cells.

     MERGER SUB. Merger Sub is a direct wholly owned subsidiary of Baker Hughes organized in April 1997 for purposes of the Merger.

DRILEX INTERNATIONAL INC.

     Drilex provides products and services used in directional, horizontal and other precision drilling of oil and gas wells, oilfield workover operations, environmental remediation applications, and trenchless pipeline and cable laying applications. Drilex's products and services include comprehensive computerized well planning and engineering services, supervision of drilling operations and project management, a full range of high performance downhole positive displacement motor systems, guidance systems (such as measurement-while-drilling instrument systems and steering tools), and other related downhole tools. Drilex's business is built upon its premier line of downhole positive displacement motors. Drilex was one of the pioneers in the development of downhole drilling motors in the early 1980s and now designs and manufactures high-performance, multi-lobed positive displacement drilling motors. Drilex currently operates both onshore and offshore and concentrates its activities in the United States, Venezuela, the European Continental Shelf, Canada and the Far East.

     Drilex provides comprehensive precision drilling services for oil and gas drilling and workover applications. During 1996, oilfield applications accounted for approximately 84% of Drilex's revenues. Drilex has applied its technical drilling capabilities for use in shallow well horizontal drilling for environmental remediation applications and trenchless pipeline and cable installations.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of Drilex in connection with the solicitation of proxies on behalf of the Board of Directors of Drilex for use at the Special Meeting to be held on July 14, 1997 at the time and place specified in the accompanying Notice of Special Meeting of Stockholders, and at any adjournment or postponement thereof.

MATTER TO BE CONSIDERED

     At the Special Meeting, including any adjournment or postponement thereof, stockholders of Drilex will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF DRILEX HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL DRILEX STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The Board of Directors of Drilex has fixed the close of business on June 5, 1997 as the Record Date for the determination of the Drilex stockholders entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, 6,663,356 shares of Drilex Common Stock were outstanding and held by approximately 21 holders of record. Each outstanding share of Drilex Common Stock is entitled to one vote on the matter to be considered at the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Drilex Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

     Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of Drilex Common Stock entitled to vote on the matter is required to approve and adopt the Merger Agreement.

     The inspectors of election will treat shares of Drilex Common Stock represented by properly signed and returned proxies that reflect abstentions as shares that are present, entitled to vote and voting for purposes of determining the presence of a quorum at the Special Meeting and for purposes of determining the outcome of any question submitted to the stockholders for a vote. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes. Accordingly abstentions and broker non-votes will have the same effect as votes against the approval and adoption of the Merger Agreement.

     As of the Record Date, (i) DRLX Partners held approximately 61.8% of the outstanding shares of Drilex Common Stock and (ii) directors and executive officers of Drilex and their affiliates beneficially owned in the aggregate an additional 1.4% of the outstanding shares of Drilex Common Stock. The directors and officers of Drilex have indicated that they intend to vote all of their shares of Drilex Common Stock for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. DRLX Partners has agreed to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, the adoption of the Merger Agreement by the requisite vote of the Drilex stockholders is expected to occur irrespective of whether or the manner in which other Drilex stockholders vote their shares. DRLX Partners also has granted to Baker Hughes an option to purchase up to 1,665,839 shares of Drilex

Common Stock owned by DRLX Partners, or approximately 25% of the outstanding Drilex Common Stock, at a price of $16.00 per share, subject to certain conditions. See "The Merger -- Stockholder Agreement."

VOTING AND REVOCATION OF PROXIES

     Shares of Drilex Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not been revoked, will be voted at the Special Meeting, or any adjournment or postponement thereof, in accordance with the instructions of such proxies. If a proxy is properly executed and returned by a stockholder of Drilex without indicating any voting instructions, the shares of Drilex Common Stock represented by such proxy will be voted at the Drilex Special Meeting FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised either by executing and delivering a later-dated proxy to the Secretary of Drilex, or by delivering a duly executed written revocation of such proxy to the Secretary of Drilex.

SOLICITATION OF PROXIES; EXPENSES

     In connection with the Special Meeting, proxies are being solicited by and on behalf of the Board of Directors of Drilex. Drilex will bear the cost of the solicitation of proxies from its stockholders. In addition to the solicitation of proxies by use of mail, the directors, officers and regular employees of Drilex may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmissions. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses, banks, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Drilex will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

     IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER IS CONSUMMATED, HOLDERS OF DRILEX COMMON STOCK WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF DRILEX COMMON STOCK. HOLDERS OF DRILEX COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

                                   THE MERGER

     Baker Hughes, Drilex and Merger Sub have entered into the Merger Agreement, which provides that, subject to the satisfaction of certain conditions (see "Certain Provisions of the Merger Agreement -- Conditions to the Merger"), the Merger will be effected. THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS SUBJECT TO THE MORE COMPLETE INFORMATION CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY REFERENCE.

GENERAL; MERGER CONSIDERATION

     The Merger Agreement provides for the merger of Merger Sub with and into Drilex. Drilex will be the surviving corporation and will become a direct wholly owned subsidiary of Baker Hughes.

     In the Merger, each outstanding share of Drilex Common Stock will be converted into a fraction of a share (rounded to four decimal places) of Baker Hughes Common Stock equal to the Drilex Value (either $15 or $16, as described below) divided by the Baker Hughes Average Closing Price. This fraction of a share is referred to as the "Exchange Ratio."

     The Baker Hughes Average Closing Price means the average of the closing prices of Baker Hughes Common Stock on the NYSE for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date, subject to certain adjustment for stock splits, dividends and other events.

     The Drilex Value will be $15, unless Drilex meets certain financial tests based on monthly average performance over the two or three-month period from April 1, 1997 to the end of a specified month prior to the Closing Date. Specifically, the Drilex Value will be $16 if Monthly Revenue for the Test Period exceeds $6 million and Monthly EBITDA for the Test Period exceeds $1 million (as each of these terms is defined in the Merger Agreement).

     For these purposes, "Revenue" means net revenues of Drilex, and "EBITDA" means net income plus interest expense, provision for income taxes, and depreciation and amortization of Drilex. Each measure will be determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that used in preparing Drilex's historical financial statements and will be finally determined pursuant to the procedures described below. "Monthly" information will be the average monthly results over a two or three-month period (the "Test Period") from April 1, 1997 to (i) May 31, 1997, if the Closing occurs prior to July 15, 1997 and (ii) June 30, 1997, otherwise. For determining the Test Period, any delay in the Closing caused by the procedures described below will be ignored.

     The following table sets forth Monthly Revenue and Monthly EBITDA amounts for the periods indicated. These amounts are examples only and are not necessarily indicative of the final Monthly Revenue and Monthly EBITDA amounts that will be determined in accordance with the Merger Agreement.

                                                                  THREE MONTHS ENDED
                                                           --------------------------------
                                                           MARCH 31, 1997    APRIL 30, 1997
                                                           --------------    --------------
Monthly Revenue..........................................    $5,528,400        $5,907,000
Monthly EBITDA...........................................       657,000           808,000

     As soon as available after the end of April, May and June 1997 (but in any event by the 20th day of the next month), Drilex will prepare, with the input and participation of Baker Hughes, and will furnish to Baker Hughes consolidated financial statements of Drilex for that month and for the period from April 1, 1997 to the end of such month (the "Monthly Statements"). The Monthly Statements will be certified by the Chief Financial Officer and the Chief Executive Officer of Drilex as having been prepared in accordance with the requirements of the Merger Agreement.

     Drilex will provide Baker Hughes with access to preliminary copies and drafts of the Monthly Statements and copies of all work papers and other relevant documents to permit Baker Hughes to verify the accuracy of the Monthly Statements. Baker Hughes will have a period of ten days after delivery of the Monthly Statements to review them and make objections to Drilex. If Baker Hughes objects within the ten-day period, then Drilex and Baker Hughes will attempt to resolve the matter or matters in dispute. If Baker Hughes does not object within the ten-day period, then the Monthly Statements will be final. If any disputes cannot be resolved by Drilex and Baker Hughes within five business days, then the specific matters in dispute will be submitted to Deloitte & Touche LLP or another independent accounting firm approved by Drilex and Baker Hughes. The accounting firm will then decide the disputed matters.

     For purposes of determining Monthly Revenue and EBITDA, amounts attributable to original equipment manufacturer (OEM) sales (accounted consistently with Drilex's past practice) (but not ordinary sales under existing contracts) destined to ultimate purchasers outside the United States, the United Kingdom, Canada, Argentina and Venezuela will be excluded to the extent of transactions generating revenues in excess of $500,000 in the aggregate during the Test Period. In all calculations of Revenue and EBITDA, the effects of any investment banking, legal and other advisory fees and expenses, certain employment costs and other expenses primarily attributable to, or resulting from, the Merger Agreement and the transactions contemplated thereby will be excluded, and the effects of any adjustment or change in accruals or reserves shall also be excluded except to the extent made pursuant to GAAP consistent with past practices resulting from events occurring after March 31, 1997.

     On May 20, 1997, Drilex delivered to Baker Hughes financial information reporting Monthly Revenue and Monthly EBITDA for April 1997 of $6,734,200 and $1,081,509, respectively, and Baker Hughes did not dispute these results. Baker Hughes and Drilex have agreed that the Closing will occur on July 14, 1997 if all conditions to the Merger Agreement have been satisfied immediately following the Special Meeting. If the Closing occurs on July 14, 1997, the Drilex Value will be based upon Monthly Revenue and Monthly EBITDA for the two-month period ended May 31, 1997. Based upon preliminary information available to Drilex, Drilex currently expects Monthly Revenue and Monthly EBITDA for such two-month period to exceed $6,000,000 and $1,000,000, respectively, which would result in a Drilex Value of $16. However, there can be no assurance that the Closing will occur on July 14, 1997 or that the final Monthly Revenue and Monthly EBITDA amounts determined in accordance with the Merger Agreement will exceed $6,000,000 and $1,000,000, respectively. If the Closing does not occur on July 14, 1997, the Drilex Value will be based upon Monthly Revenue and Monthly EBITDA for the three-month period ending June 30, 1997. Drilex currently is unable to predict the Monthly Revenue and Monthly EBITDA for such period. Although the Drilex Value could be $16, Drilex stockholders should vote for the Merger Agreement only if they are willing to accept a Drilex Value of $15.

     Notwithstanding the provisions described above, the Drilex Value will be $15 if Drilex exercises its rights under Section 7.1(c)(vi) of the Merger Agreement (enabling Drilex to reduce, with Baker Hughes' concurrence, the levels of Revenue and EBITDA that permit Baker Hughes to terminate the Merger Agreement). See "Certain Provisions of the Merger Agreement -- Termination."

     Unless another date is agreed to by the parties, the Closing will occur on a date no later than the second business day after the conditions to the Merger contained in the Merger Agreement have been satisfied or waived, provided that the Closing shall be delayed if the Drilex Value has not been determined until the business day after the Drilex Value has been determined. On the Closing Date, the parties shall cause a Certificate of Merger to be filed with the Delaware Secretary of State and the time of such filing will be the "Effective Time" unless otherwise provided in the Certificate of Merger.

     Pursuant to the Merger Agreement, the certificate of incorporation of Drilex will be the certificate of incorporation of the surviving corporation of the Merger (the "Surviving Corporation"). The Bylaws of Drilex will be the Bylaws of the Surviving Corporation. The directors of Merger Sub and the officers of Drilex immediately prior to the Effective Time will be the initial directors and officers, respectively, of the Surviving Corporation.

     Based upon the capitalization of Baker Hughes and Drilex as of March 31, 1997, and assuming a Baker Hughes Average Closing Price of $38.30 per share, stockholders of Drilex immediately prior to the Merger would hold approximately 2% of the outstanding Baker Hughes Common Stock immediately after the Merger.

STOCKHOLDER AGREEMENT

     DRLX Partners is the controlling stockholder of Drilex by virtue of its ownership of 4,119,207 shares of Drilex Common Stock, representing approximately 61.8% of the outstanding Drilex Common Stock. In order to induce Baker Hughes to enter into the Merger Agreement with Drilex, DRLX Partners concurrently entered into a Stockholder Agreement with Baker Hughes (the "Stockholder Agreement"). In the Stockholder Agreement, DRLX Partners agreed to vote its 4,119,207 shares of Drilex Common Stock in favor of the approval of the Merger Agreement and the Merger. In addition, DRLX Partners granted Baker Hughes an option (the "Option") to purchase, upon the occurrence of certain "Triggering Events," up to 1,665,839 shares of Drilex Common Stock owned by DRLX Partners at a cash exercise price of $16 per share. The shares subject to the Option represent 25% of the outstanding Drilex Common Stock.

     The Option is not exercisable unless a Triggering Event occurs. These Triggering Events generally involve the termination of the Merger Agreement in the context of a third party's making a competing "Acquisition Proposal" or the withdrawal or modification of the recommendation of Drilex's Board of Directors with respect to the Merger. The Option will expire 45 days after the termination of the Merger Agreement, except that if an Acquisition Proposal is pending on the 45th day, the expiration date will be extended (but in no event beyond October 31, 1997) until shortly after the consummation, withdrawal or termination of all pending Acquisition Proposals.

     In addition, DRLX Partners has agreed that it will not, and will not authorize or permit any of its officers, directors, employees, partners, agents, affiliates or other representatives (collectively, "Stockholder Representatives") to, directly or indirectly, solicit or encourage any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal. DRLX Partners has agreed that, while the Merger Agreement remains in effect, it will promptly notify Baker Hughes of its receipt of any requests for information or of any Acquisition Proposal. DRLX Partners will advise Baker Hughes of the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and of the material terms and conditions of any Acquisition Proposal.

     As used in the Merger Agreement and the Stockholder Agreement, "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Baker Hughes or any of its affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving Drilex or any of its Significant Subsidiaries (as defined in the Merger Agreement) or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Drilex or any of its Significant Subsidiaries.

     The detailed provisions described above are contained in the Stockholder Agreement, which is included in full as Appendix B to this Proxy
Statement/Prospectus and incorporated herein by reference. The preceding summary description of certain provisions of the Stockholder Agreement is subject to the more complete information set forth in the Stockholder Agreement.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As of the Effective Time, Baker Hughes will deposit, in trust with the Exchange Agent for the Merger, shares of Baker Hughes Common Stock and cash in lieu of fractional shares to be issued or paid pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time, the Exchange Agent will send a letter of transmittal to each stockholder of Drilex. The letter of transmittal will contain instructions with respect to the surrender of certificates ("Certificates") representing shares of Drilex Common Stock to be exchanged in the Merger.

     STOCKHOLDERS OF DRILEX SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Upon the surrender of each Certificate by Drilex stockholders and a letter of transmittal, the Exchange Agent will issue a certificate representing the whole number of shares of Baker Hughes Common Stock and a check representing the amount of any cash in lieu of fractional shares and unpaid dividends and distributions which such holder is entitled to receive under the Merger Agreement.

     No dividends or other distributions declared or made after the Effective Time with respect to shares of Baker Hughes Common Stock will be paid to a holder of any unsurrendered Certificate with respect to the shares of Baker Hughes Common Stock the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any holder, until the surrender of such Certificate in accordance with the Merger Agreement.

     After the Effective Time, there shall be no transfers of Drilex Common Stock on the stock transfer books of the Surviving Corporation. If, after the effective time of the Merger, Certificates formerly representing shares of Drilex Common Stock are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for the number of shares of Baker Hughes Common Stock and any cash a holder is entitled to receive under the Merger Agreement.

     Following the first anniversary of the Effective Time, the Exchange Agent shall deliver to Baker Hughes, upon demand, all cash and shares of Baker Hughes Common Stock, and thereafter Baker Hughes will act as the Exchange Agent. Thereafter, each holder of a Certificate may surrender such Certificate to Baker Hughes and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the number of shares of Baker Hughes Common Stock and any cash such holder is entitled to receive under the Merger Agreement.

     Neither Baker Hughes nor Drilex shall be liable to any holder of shares of Drilex Common Stock for any amount of property in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

     No fractional shares of Baker Hughes Common Stock will be issued to any stockholder of Drilex upon consummation of the Merger. For each fractional share that would otherwise be issued, Baker Hughes will pay an amount in cash (without interest) equal to such fractional share multiplied by the Baker Hughes Average Closing Price.

BACKGROUND OF THE MERGER

     In February 1997, Eric L. Mattson, Senior Vice President and Chief Financial Officer of Baker Hughes, raised with L. E. Simmons, Chairman of the Board of Drilex, the possibility of a business combination involving Baker Hughes and Drilex. Prior to such discussion, Drilex had not been seeking to enter into a merger or similar transaction that would involve a change in control of Drilex. Additional meetings between representatives of Baker Hughes and Drilex were held in February and early March 1997 to discuss further the possibility of such a transaction.

     In early March 1997, the Baker Hughes and Drilex representatives agreed that the parties should enter into a confidentiality agreement pursuant to which Baker Hughes would be provided information regarding Drilex to assist it in its analysis for continued discussions. At a previously scheduled meeting of the Board of Directors of Drilex (the "Drilex Board") held on March 12, 1997, Mr. Simmons discussed with the Drilex Board the preliminary discussions with Baker Hughes. The Drilex Board authorized its representatives to continue to pursue a potential business combination with Baker Hughes. Drilex also engaged Merrill Lynch, which had acted as the lead underwriter in Drilex's initial public offering in 1996, to provide Drilex with financial advisory services with respect to various matters relating to the discussions with Baker Hughes and to review the fairness from a financial point of view to Drilex's stockholders of any business combination proposal presented to the Drilex Board.

     Discussions ensued between representatives of Baker Hughes and Drilex after the March 12 Drilex Board meeting concerning the structure and other terms of a possible business combination. On March 24, 1997,

Drilex's outside counsel delivered an initial draft of the Merger Agreement to outside counsel for Baker Hughes.

     On April 3, 1997, the Drilex Board met to, among other things, receive a status update on the continuing discussions with Baker Hughes and a presentation by Merrill Lynch on certain information relating to Baker Hughes and the proposed business combination. The Drilex Board also received a preliminary report on Drilex's first quarter financial performance, which was weaker than previously expected.

     From April 3 to April 16, Drilex representatives conferred with Baker Hughes representatives and negotiated the detailed terms, provisions and conditions of the Merger Agreement, and representatives of Drilex and DRLX Partners conferred with Baker Hughes representatives and negotiated the detailed terms, provisions and conditions of the Stockholder Agreement. Among the most highly negotiated provisions were the terms of the Exchange Ratio and the termination provisions and fees included in the Merger Agreement and the number of shares that would be subject to the Option contained in the Stockholder Agreement. The terms of the Exchange Ratio and Baker Hughes' right to terminate the Merger Agreement if certain financial thresholds are not met reflected a compromise that was intended to partially address Baker Hughes' concern that Drilex's financial results would not improve during Drilex's second quarter in the manner anticipated by Drilex.

     At a special meeting held on April 16, 1997, the Drilex Board received detailed reports of the negotiations with Baker Hughes and the terms and provisions of the Merger Agreement and the Stockholder Agreement. After receiving presentations from Drilex's financial and legal advisors, the Drilex Board received the oral opinion of Merrill Lynch (which opinion was subsequently confirmed by delivery of a written opinion dated April 16, 1997) to the effect that, as of April 16, 1997, and based upon and subject to certain factors, assumption, qualifications and limitations stated in such opinion, the consideration to be received in the Merger is fair from a financial point of view of the holders of Drilex Common Stock. The Drilex Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Drilex and its stockholders, and accordingly, the Drilex Board approved, by a unanimous vote of all directors present (with one director absent), the Merger Agreement and the Stockholder Agreement and resolved to recommend that the Drilex stockholders vote for the approval and adoption of the Merger Agreement at the Special Meeting. Following the Drilex Board special meeting, the Drilex Board executed a unanimous written consent approving the Merger Agreement and the Stockholder Agreement and recommending that the Drilex stockholders vote for the approval and adoption of the Merger Agreement at the Special Meeting. See "-- Recommendation of the Boards of Directors; Reasons for the Merger."

     Later that day, after the Drilex Board's special meeting, the Merger Agreement and the Stockholder Agreement were executed. Before the commencement of trading on April 17, 1997, Baker Hughes and Drilex each issued a press release announcing the execution of the Merger Agreement.

RECOMMENDATION OF THE DRILEX BOARD; REASONS FOR THE MERGER

     The Drilex Board believes that the terms of the Merger are fair to and in the best interests of Drilex and its stockholders and has unanimously approved the Merger Agreement and unanimously recommends its approval and adoption by Drilex's stockholders.

     In reaching its conclusion, the Drilex Board considered, among other factors:

     - Information concerning the financial performance and condition, business operations and prospects of each of Drilex and Baker Hughes.

     - Current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the oil and gas service industry.

     - Recent market prices of the Drilex Common Stock and the Baker Hughes Common Stock, including an analysis showing that since Drilex's initial public offering in July 1996, the Drilex Common Stock had underperformed in comparison to the market performance of the Baker Hughes Common Stock, a composite of common stocks of smaller companies believed to be comparable to Drilex and a composite of common stocks of large oil and gas service companies believed to be comparable to Baker Hughes.

    - The structure of the transactions and terms of the Merger Agreement and the Stockholder Agreement.

    - The financial analyses and opinion of Merrill Lynch described below, including Merrill Lynch's conclusion that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Drilex Common Stock. The Merrill Lynch opinion, dated April 16, 1997, is based upon and subject to the factors and assumptions, qualifications and limitations set forth therein.

    - The fact that the Merger would provide holders of Drilex Common Stock with the opportunity to receive a premium over recent market prices for the Drilex Common Stock. Although the premium over market prices one day and one week prior to announcement of the Merger (11.1% and 7.1%, respectively, assuming a $15 Drilex Value) was significantly less than the average premium paid in other recent comparable mergers, the Board also considered that (i) the average premium paid four weeks prior to announcement of the Merger (42.9% assuming a $15 Drilex Value) was comparable to the average premium paid in other recent comparable mergers,
      (ii) the premium paid would be higher if the Drilex Value is $16 and (iii) there was significant risk that the market price of Drilex Common Stock would react unfavorably to the announcement of the 1997 first quarter financial results in the absence of a prior or concurrent announcement of the Merger Agreement.

    - Consolidation benefits that would be available to the combined entity after the Merger that could allow Baker Hughes to conclude it was justifiable to pay greater consideration for the Drilex Common Stock than it would in the absence of such benefits.

    - The Drilex Board's assessment of Drilex's strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging with a party other than Baker Hughes. In particular, the Drilex Board considered that (i) since its initial public offering, Drilex's results of operations had been generally disappointing notwithstanding Drilex's focus on financial results and a generally favorable industry environment, (ii) in light of Drilex's recent financial results, uncertainty existed whether Drilex as an independent company would be able to produce substantially improved financial results on a consistent basis, (iii) Drilex had encountered unexpected difficulties in connection with its integration of assets acquired from Cobb Directional Drilling Company, Inc. and that Drilex might encounter similar or other difficulties if it were to pursue a more aggressive acquisition strategy, and (iv) Baker Hughes' current position in Drilex's line of business, the consolidation benefits available to Baker Hughes from the Merger and Baker Hughes' acquisition strategy made Baker Hughes a favorable merger candidate. In addition, although the Drilex Board noted that less than one full year had elapsed since Drilex's initial public offering, the Drilex Board did not believe that the proximity in time to the initial public offering should cause the Company not to pursue a merger the Drilex Board believed to be in the best interests of the Drilex stockholders.

    - The expectation that the Merger will afford Drilex's stockholders the opportunity to receive Baker Hughes Common Stock in a transaction that is nontaxable for federal income tax purposes.

    - The greater liquidity provided by Baker Hughes Common Stock in contrast to that provided by Drilex Common Stock.

    - Opportunities for Drilex's employees in the Baker Hughes organization after the Merger.

    - The ability of the Drilex Board pursuant to the Merger Agreement to entertain superior unsolicited alternative proposals for a business combination transaction, negotiate and give information to third parties and, subject to the payment of a $4 million break-up fee to Baker Hughes and certain other conditions, terminate the Merger Agreement if the Drilex Board determines that any such action is necessary in order for the Drilex Board to act in a manner consistent with its fiduciary obligations under applicable law.

     In determining the Merger was fair to and in the best interest of Drilex's stockholders, the Drilex Board considered the factors above as a whole and did not assign specific or relative weights to such factors. The Drilex Board believes that the Merger is an opportunity for Drilex's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Drilex would have absent the Merger and to receive, on a tax-deferred basis, a premium for their Drilex Common Stock based on recent market prices.

OPINION OF DRILEX'S FINANCIAL ADVISOR

     Drilex retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination. On April 16, 1997, Merrill Lynch rendered to the Drilex Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger by the holders of Drilex Common Stock (the "Consideration") was fair to the holders of Drilex Common Stock (other than Baker Hughes and its affiliates) from a financial point of view.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX C HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE DRILEX BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO THE HOLDERS OF DRILEX COMMON STOCK (OTHER THAN BAKER HUGHES AND ITS AFFILIATES), DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY DRILEX TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DRILEX STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER OR ANY TRANSACTION RELATED THERETO.

     The Consideration was determined through negotiations between Baker Hughes and Drilex and was approved by the Drilex Board.

     The description set forth below is a summary of the material analyses performed by Merrill Lynch and presented to the Board of Directors of Drilex. Although all analyses and factors considered by Merrill Lynch that were material and presented to the Board of Directors of Drilex are set forth herein, the summary set forth below is not a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Drilex Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Drilex or Baker Hughes. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Drilex Board were among several factors taken into consideration by the Drilex Board in making its determination to approve and adopt the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Drilex Board or Drilex's management with respect to the fairness of the Consideration.

     In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Drilex and Baker Hughes, as well as the Merger Agreement and the Stockholder Agreement. Merrill Lynch also reviewed certain other information, including financial forecasts, for Drilex and Baker Hughes, in each case provided to it by Drilex and Baker Hughes, and met with members of senior management and representatives of each of Drilex and Baker Hughes to discuss the businesses and prospects of Drilex and Baker Hughes, before and after giving effect to the Merger.

     Merrill Lynch also considered certain stock market data for Drilex and Baker Hughes and certain financial results for Drilex and Baker Hughes and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be comparable to Drilex and Baker Hughes. In addition, Merrill Lynch considered the financial terms of certain other business combination transactions which Merrill Lynch deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Drilex, Baker Hughes or their respective representatives, discussed with or reviewed by or for Merrill Lynch, or publicly available, and further relied on the assurances of management of Drilex and Baker Hughes that they were not aware of any facts that would make such information inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities of Drilex or Baker Hughes or been furnished with such an evaluation or appraisal and has not conducted a physical inspection of the properties or facilities of Drilex or Baker Hughes. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Drilex, Baker Hughes or their representatives, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgments of Drilex's and Baker Hughes's managements as to the expected future financial performance of Drilex or Baker Hughes, as the case may be, before and after giving effect to the Merger. Merrill Lynch expressed no opinion as to such financial forecast information or the assumptions on which they were based. In addition, Merrill Lynch assumed that the Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes. For purposes of rendering its opinion, Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement and the Stockholder Agreement and all related documents and instruments contained therein are true and correct, that each party to such documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Drilex or Baker Hughes are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Drilex of the Merger.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch was not authorized by Drilex or the Drilex Board to solicit, nor did it solicit or take into account any prospect of, third-party indications of interest for the acquisition of all or any part of Drilex. In addition, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of Baker Hughes Common Stock will actually trade following consummation of the Merger. Unless otherwise noted, the multiples and premiums set forth below assume that the Drilex Value is $15.00 per share.

     Comparable Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding selected business combination transactions in the oilfield services industry between April 1995 and March 1997 (the "Comparable Transactions") and compared certain financial information and multiples from the Comparable Transactions to corresponding financial information and multiples for Drilex. The Comparable Transactions and the dates the transactions were announced are as follows: Tidewater Inc.'s proposed acquisition of Ocean Group Plc (March 1997); Camco International, Inc.'s proposed acquisition of Production Operators Corp. (February 1997); Baker Hughes' proposed acquisition of Petrolite Corporation (February 1997); Parker Drilling Company's acquisition of the Mallard Division of Energy Ventures

(November 1996); Halliburton Company's acquisition of Landmark Graphics Corporation (October 1996); BJ Services Company's acquisition of Nowsco Well Service Ltd. (June 1996); Tuboscope Vetco International Corporation's acquisition of Drexel Oilfield Services (April 1996); Tidewater Inc.'s acquisition of Hornbeck Offshore Services, Inc.'s (March 1996); Seacor Holdings, Inc.'s acquisition of John E. Graham & Sons (September 1995); Weatherford International Incorporated's acquisition of Enterra Corporation (June 1995); and BJ Services Company's acquisition of The Western Company of North America (April
1995). Merrill Lynch's analysis indicated transaction value as a multiple of latest twelve month's ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Comparable Transactions ranging from 6.8x to 37.6x with a mean of 14.0x. Merrill Lynch's analysis also indicated equity value as a multiple of LTM net income for the Comparable Transactions ranging from 11.7x to 39.5x with a mean of 32.5x.

     Based on the foregoing Comparable Transactions multiples, Merrill Lynch determined that the appropriate LTM EBITDA and net income multiple ranges to be applied to Drilex's LTM EBITDA and net income were 8.0x to 11.0x and 25.0x to 35.0x, respectively. Applying these multiple ranges to Drilex's LTM EBITDA and net income, Merrill Lynch calculated equity values of $81.5 million to $119.3 million and $52.5 million to $73.5 million, respectively (compared to an aggregate equity value in the Merger of $101.7 million).

     No transaction utilized in the comparable transaction analysis was identical to the Merger. Accordingly, due to the inherent differences between the Merger and the Comparable Transactions, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and Drilex.

     Comparable Company Trading Analysis. Using publicly available information, Merrill Lynch examined the trading multiples for a group of publicly traded companies that Merrill Lynch deemed to be comparable to Drilex (utilizing a base case and a downside case of Drilex financial performance). This group of selected comparable companies (the "Comparable Companies") consisted of Dailey Petroleum Services Corp., Dawson Geophysical Company, Dreco Energy Services, Ltd., 3-D Geophysical, Inc. and Tuboscope Vetco International Corporation. Merrill Lynch calculated adjusted market value as market value of the common stock plus total debt, preferred stock and minority interests, less cash and cash equivalents ("Adjusted Market Value"). The analysis indicated (i) Adjusted Market Value as a multiple of 1997 estimated EBITDA for the Comparable Companies ranged from 1.4x to 7.7x with a mean of 5.2x (6.2x excluding Dailey), (ii) Adjusted Market Value as a multiple of 1998 estimated EBITDA for the Comparable Companies ranged from 1.3x to 6.7x with a mean of 4.4x (5.2x excluding Dailey) and (iii) Adjusted Market Value as a multiple of 1997 and 1998 estimated EBITDA for Baker Hughes of 8.4x and 7.5x, respectively. Merrill Lynch also calculated the market value of common stock as a multiple of estimated 1997 and 1998 net income for the Comparable Companies using estimates of net income obtained from IBES, a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors, for Baker Hughes and for Drilex (utilizing a base case and a downside case of Drilex financial performance). The analysis indicated (x) market value as a multiple of 1997 estimated net income for the Comparable Companies ranging from 9.2x to 17.4x with a mean of 12.2x (12.9x excluding Dailey), (y) market value as a multiple of 1998 estimated net income for the Comparable Companies ranging from 6.9x to 13.1x with a mean of 9.3x (9.9x excluding Dailey), and (z) market value as a multiple of 1997 and 1998 estimated net income for Baker Hughes of 19.8x and 16.2x, respectively.

     Based on the foregoing analysis of trading multiples of the Comparable Companies, Merrill Lynch determined that the appropriate multiple ranges of (i) 1997 and 1998 estimated EBITDA to be applied to Drilex's 1997 and 1998 estimated EBITDA were 5.0x to 7.0x and 4.5x to 6.5x, respectively, and (ii) 1997 and 1998 estimated net income to be applied to Drilex's 1997 and 1998 estimated net income were 11.0x to 15.0x and 10.0x to 12.0x, respectively. Applying these multiple ranges to Drilex's (i) 1997 and 1998 estimated base case EBITDA, Merrill Lynch calculated aggregate equity values of $67.7 million to $102.5 million and $64.4 million to $101.6 million, respectively, and (ii) 1997 and 1998 estimated base case net income, Merrill Lynch calculated aggregate equity values of $53.9 million to $73.5 million and $59.0 million to $70.8 million, respectively. Applying these same multiple ranges to Drilex's (i) 1997 and 1998 estimated downsided case

EBITDA, Merrill Lynch calculated aggregate equity values of $53.7 million to $82.9 million and $49.1 million to $79.5 million, respectively, and (ii) 1997 and 1998 estimated downside case net income, Merrill Lynch calculated aggregate equity values of $35.2 million to $48.0 million and $38.0 million to $45.6 million, respectively. These values compare to an aggregate equity value in the Merger of $101.7 million.

     Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Merrill Lynch calculated ranges of implied firm values for Drilex utilizing the base case and the downside case financial projections developed in conjunction with Drilex. Merrill Lynch utilized multiples of 2001 EBITDA ranging from 5.0x to 7.0x as the terminal value of the enterprise and discount rates ranging from 12.0% to 16.0%. The discount rates were based on an analysis of the weighted average cost of capital for Drilex. The base case discounted cash flow analysis indicated a range of implied equity values for Drilex from $72.2 million to $94.2 million. The downside case discounted cash flow analysis indicated a range of implied equity values for Drilex from $53.0 million to $71.1 million. These values compare to an aggregate equity value in the Merger of $101.7 million.

     Based on the results of the foregoing analyses, Merrill Lynch calculated a relevant market value range for Drilex of between $75.6 million and $91.5 million ($11.00 and $13.50 per share).

     Common Stock Trading History. Merrill Lynch examined the history of trading prices and volume for the Drilex Common Stock. Additionally, Merrill Lynch reviewed the history of trading prices and the relative price performance of the Drilex Common Stock, the Baker Hughes Common Stock, a composite of the common stocks of the Comparable Companies and a composite of the common stocks of Baker Hughes, Halliburton, Dresser, Schlumberger and Western Atlas.

     Merger Premium Analysis. Merrill Lynch examined the premiums paid for target company shares in certain mergers and acquisitions over the pre-announcement stock prices of such target companies and calculated the premium implied by the Merger.

     Merrill Lynch examined premiums paid over pre-announcement stock prices one day, one week and four weeks prior to announcement (i) in all public company merger transactions having equity values between $100 million and $300 million for the periods 1995 to present and 1996 to present; and (ii) in eleven selected oilfield services merger transactions. In aggregate, such analyses indicated a range of merger premiums of between 25% and 45% to be indicative, compared to premiums implied by the Merger of 11.1%, 7.1% and 42.9% over pre-announcement stock prices one day, one week and four weeks prior to announcement, respectively.

     Pursuant to a letter agreement between Drilex and Merrill Lynch, Drilex agreed to pay Merrill Lynch a fee in an amount equal to 1.0% of the aggregate purchase price paid in the Merger or certain other business combinations involving Drilex, payable upon the closing of the Merger or such other business combination. Upon the closing of the Merger, Merrill Lynch's fee described above will be approximately $1.2 million. Drilex also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, Drilex agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

     Drilex retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch is currently engaged by Baker Hughes as financial advisor in connection with Baker Hughes' pending merger with Petrolite Corporation and has, in the past, provided financial advisory and financing services to Drilex and Baker Hughes and has received fees for the rendering of such services. Merrill Lynch also acted as managing underwriter for Drilex's initial public offering completed in July 1996. Merrill Lynch indicates in the Merrill Lynch Opinion that it has no reason to believe that it will not continue to provide such services to Baker Hughes in the future. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the equity securities of Drilex and the debt and equity securities of Baker Hughes (and anticipate trading after the Merger in the securities of Baker Hughes) for their own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the Merger to the holders Drilex Common Stock and is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, insurance companies and tax exempt entities. Holders of Drilex Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the Merger. Drilex has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. It is a condition to the obligation of Drilex to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Although the Board of Directors of Drilex has the right under the Merger Agreement to waive this condition that the opinion of Vinson & Elkins L.L.P. shall not have been withdrawn or modified in any material respect, it will not waive the condition unless Drilex supplements this Proxy Statement/Prospectus to so advise the Drilex stockholders and resolicits the vote of the Drilex stockholders.

     The opinion referred to above is subject to certain assumptions and based on certain representations of Baker Hughes, and Drilex. Stockholders of Drilex should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

          (a) no gain or loss will be recognized by Baker Hughes, Merger Sub or Drilex in connection with the Merger;

          (b) no gain or loss will be recognized by a holder of Drilex Common Stock who exchanges all of the holder's shares of Drilex Common Stock solely for shares of Baker Hughes Common Stock in the Merger;

          (c) the aggregate basis of the shares of Baker Hughes Common Stock to be received by a Drilex stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Drilex Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of Baker Hughes Common Stock to be received by a Drilex stockholder in the Merger will include the holding period of the shares of Drilex Common Stock surrendered in exchange therefor, provided that such shares of Drilex Common Stock are held as capital assets at the Effective Time; and

          (e) a stockholder of Drilex receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Drilex Common Stock is held as a capital asset at the Effective Time.

     EACH HOLDER OF DRILEX COMMON STOCK IS URGED TO CONSULT WITH THE HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING JURISDICTION.

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Each of Baker Hughes and Drilex has filed a premerger notification and report forms with the FTC and the Antitrust Division, and the waiting period under the HSR Act was terminated on June 4, 1997.

     At any time before or after the Effective Time, the Justice Department, the FTC, a State or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Baker Hughes to divest itself, in whole or in part, of Drilex or of other businesses conducted by Baker Hughes. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Baker Hughes will prevail. The obligations of Baker Hughes and Drilex to consummate the Merger are subject to the condition that there be no order or injunction of a court of competent jurisdiction that prohibits the consummation of the Merger, and the obligations of Baker Hughes are subject to the condition that no order or injunction that imposes specified limitations on Baker Hughes or Drilex be in effect, and no suit by a governmental authority seeking any order or injunction described in this sentence be pending. See "Certain Provisions of the Merger
Agreement -- Conditions to the Merger," "-- Termination" and "-- Expenses and Termination Fees."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Baker Hughes and Drilex will be carried forward to the operations of the combined companies at recorded amounts and results of operations of the combined companies will include income of Baker Hughes and Drilex for the entire fiscal year in which the combination occurs. The historical results of operations of the separate companies for fiscal years prior to the Merger will not be combined because the retained earnings and results of operations of Drilex are not material to the consolidated financial statements of Baker Hughes.

     Baker Hughes and Drilex each expects to receive a letter from their respective independent accountants stating that, based upon certain material facts and certain representations and warranties described in such letters, there were no significant matters that came to their attention that would preclude the combined companies from accounting for the Merger as a pooling of interests. Certain events, including certain transactions with respect to Baker Hughes Common Stock or Drilex Common Stock by affiliates of Baker Hughes or Drilex, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of Baker Hughes Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see
" -- Resales of Baker Hughes Common Stock."

DRILEX EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, Baker Hughes has agreed to cause Drilex (the surviving corporation in the Merger) to pay approximately 180 designated employees of Drilex (including all executive officers) a bonus of either 50% or 100% of one month's salary (based on the employee's position) if (i) the employee remains employed by Drilex or its affiliates 45 days after the Closing Date or (ii) the employee's employment is involuntarily terminated by Drilex or its affiliates prior to 45 days after the Closing Date for any reason other than cause (as defined). Baker Hughes has also agreed to cause Drilex to pay the quarterly growth incentive bonuses that are earned or deemed by Drilex to have been earned by employees for the second calendar quarter of 1997 under the quarterly bonus program established in March 1997, if such bonus obligations have not been satisfied prior to the Effective Time. All amounts paid or accrued with respect to the quarterly growth incentive bonuses shall not be excluded from the calculations under the Merger Agreement with respect to the Drilex Value. Baker Hughes has also agreed to cause Drilex to pay pro rata bonuses that are earned or deemed by Drilex to have been earned for the period through the Effective Time pursuant to the quarterly cash bonuses under the Executive Management Plan and the Profit Center Management Plan (the "Management Plans") for approximately 20 designated employees (including all executive officers). After termination of the Management Plans after the Merger, Baker Hughes will cause Drilex to provide participants with aggregate compensation reasonably comparable to that available to similarly situated employees of Baker Hughes.

     Baker Hughes has agreed to cause Drilex to honor employment agreements with John Forrest and Denny Kerr. Mr. Forrest's agreement, entered into in connection with the Merger Agreement, provides for Mr. Forrest's employment for six months after the Effective Time at his current annual salary of $215,000 and a severance payment upon termination by either party equal to 18 months salary (one half of which is payable at termination, with the balance paid over 18 months). Under the agreement, Mr. Forrest has agreed to certain non-competition provisions for the 18-month period after termination of employment. Mr. Forrest also has a right of first offer should Baker Hughes dispose of Drilex's trenchless business within six months after the Effective Time. Drilex will also pay Mr. Forrest a bonus equal to 25% of his base salary if the Merger is consummated and the Drilex Value is $16. Mr. Kerr's agreement provides, in exchange for his agreement not to solicit Drilex employees for one year after departure and to continue employment, Drilex will pay Mr. Kerr (i) if the consummation of a substantial transaction (such as the Merger) does not occur prior to October 31, 1997, two years' salary if he resigns on or before December 31, 1997 and (ii) if Mr. Kerr remains employed by Drilex until two years after the Effective Time (or is terminated other than for cause), a bonus of one years' salary. In the event of a termination of employment after the Effective Time, certain restrictions on Mr. Kerr's activities will apply.

     Baker Hughes has agreed to cause Drilex to pay three executive officers (Bruce Broussard, Todd Caspary and Lee Hardin) severance benefits if the officer is involuntarily terminated by Drilex or its affiliates during the six-month period commencing on the Closing Date, for any reason other than cause. These severance benefits will include (a) a cash payment equal to the quarterly cash bonus that reasonably would have been earned for the calendar quarter during which the Closing Date occurs, unless paid prior to termination of employment, and (b) one year's base salary, payable in accordance with normal payroll practices, but reduced to 50% of base salary commencing in the month after the officer obtains other full-time employment. In addition, the officer will be entitled to continuation of health insurance coverage at no cost until one year after termination of employment or, if earlier, until the officer is covered under another employer's group health plan.

     Baker Hughes and Drilex have agreed that the Drilex Employee Benefit Plans and Drilex Pension Plans (as defined) in effect at the date of the Merger Agreement will remain in effect until otherwise determined. To the extent Drilex Employee Benefit Plans and Drilex Pension Plans are not continued, Baker Hughes will provide for a period of one year after the Effective Time aggregate compensation (including benefits) that is not less favorable, in the aggregate, to employees as that applicable to similarly situated employees of Baker Hughes. Service with Drilex and its subsidiaries shall, to the extent permitted by law,
(i) constitute service for all purposes under the Baker Hughes Employee Benefit Plans (as defined), provided that such service does not result in a duplication of benefits paid or payable under the Baker Hughes Employee Benefit Plans, and
(ii) constitute service for participation and vesting purposes under the Baker Hughes Pension Plans (as defined). Baker Hughes has agreed not to make, prior to the Effective Time, any representations or promises to employees of Drilex concerning compensation payable after the Closing Date without the prior consent of Drilex.

TREATMENT OF DRILEX STOCK OPTIONS

     The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Drilex Common Stock that has been granted pursuant to the Drilex Stock Option Plan ("Drilex Stock Option") shall be treated as described below. The portion, if any, of each Drilex Stock Option that is exercisable as of the Effective Time in accordance with the terms thereof shall be assumed by Baker Hughes. As so assumed, such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Drilex Stock Option, a number of shares of Baker Hughes Common Stock equal to the number of shares of Drilex Common Stock purchasable pursuant to such exercisable portion of such Drilex Stock Option multiplied by the Exchange Ratio, at a price per share equal to the per-share exercise price for the shares of Drilex Common Stock purchasable pursuant to such Drilex Stock Option divided by the Exchange Ratio, with a cash adjustment for fractional shares. After the Effective Time, each assumed option shall otherwise be exercisable upon the same terms and conditions as were applicable to the related Drilex Stock Option immediately prior to the Effective Time. Drilex shall take all reasonable action as may be required such that the portion, if any, of each Drilex Stock Option that is not exercisable as of the Effective Time (an "Unexercisable Option") shall be canceled in exchange for the number of shares of Baker Hughes Common Stock, decreased to the nearest whole share, having an aggregate market value at the Effective Time (based on the Baker Hughes Average Closing Price) equal to the number of shares of Drilex Common Stock subject to such Unexercisable Option multiplied by the excess, if any, of the Drilex Value over the per-share exercise price thereof. To the extent the terms of an Unexercisable Option allow for withholding to satisfy tax obligations, such rights shall apply to the Baker Hughes Common Stock so issuable.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendation of the Board of Directors of Drilex with respect to the Merger, stockholders should be aware that certain members of Drilex's management and the Drilex Board have certain interests in the Merger (including bonus and severance arrangements) that are in addition to the interests of the stockholders of Drilex generally. The Drilex Board was aware of these interests and considered them in connection with the consideration of the Merger, the Merger Agreement and the transactions contemplated thereby.

     Arrangements with Certain Directors and Officers. See " -- Drilex Employee Matters" for information concerning employment agreements, severance benefits and other employee benefit matters (which aggregate up to approximately $1.2 million) and "-- Treatment of Drilex Stock Options" for information concerning the treatment of the options previously granted employees of Drilex. See "Certain Provisions of the Merger Agreement -- Indemnification" for information concerning indemnification of directors and executive officers.

     Other Arrangements Involving L.E. Simmons. L. E. Simmons is the Chairman of the Board of Drilex. Mr. Simmons is also the president, a director and the sole shareholder of the general partner of SCF Partners, L.P., which is the general partner of DRLX Partners, Drilex's largest stockholder. David C. Baldwin, a director of Drilex, is also an officer of the general partner of SCF Partners, L.P. Mr. Simmons and Mr. Baldwin are also limited partners of DRLX Partners. As of June 5, 1997, DRLX Partners owned 4,119,207 shares of DRLX Common Stock. Mr. Simmons has an indirect pecuniary interest in approximately 230,000 of these shares of Drilex Common Stock, while Mr. Baldwin has such an interest in approximately 2,600 of these shares of Drilex Common Stock (in each case assuming DRLX Partners were to distribute Drilex Common Stock to its partners with a value of $15 or $16 per share). The partnership agreement for DRLX Partners provides for an increase in the sharing ratio attributable to SCF Partners, L.P.'s general partner interest after payout of the partnership.

     Certain Insurance. Pursuant to the Merger Agreement, Baker Hughes has agreed to cause to be maintained officers' and directors' liability insurance covering officers, directors and certain employees who are currently covered under existing officers' and directors' liability insurance policies maintained by Drilex, for a period of six years from the Effective Time, on terms substantially no less advantageous to them than such existing insurance, subject to limitations regarding the premium for such coverage.

RESALES OF BAKER HUGHES COMMON STOCK

     The issuance of Baker Hughes Common Stock to stockholders of Drilex in the Merger has been registered under the Securities Act. All shares of Baker Hughes Common Stock received by stockholders of Drilex upon consummation of the Merger will be freely transferable by those holders who are not deemed to be "affiliates" (as defined under the Securities Act but generally including executive officers, directors and ten percent or more stockholders) of Drilex.

     Pursuant to the Merger Agreement, Drilex has agreed to cause to be prepared and delivered to Baker Hughes a list identifying all persons who, at the time of the Special Meeting, may be deemed to be "affiliates" of Drilex (the "Affiliates"). Drilex will use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Baker Hughes at or prior to the Effective Time a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Baker Hughes Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act. Drilex will also use its best efforts to cause each person who is identified as an Affiliate in such list to sign, on or prior to the thirtieth day prior to the Effective Time, a written agreement, in the form to be approved by Baker Hughes and Drilex, that, with certain exceptions, such party will not sell or in any other way reduce such party's risk relative to any shares of Baker Hughes Common Stock to be received in the Merger until such time as financial results covering at least 30 days of post-merger operations have been published.

NYSE LISTING OF COMMON STOCK

     It is a condition to the Merger that the shares of Baker Hughes Common Stock to be issued pursuant to the Merger be authorized for listing on the NYSE, subject to official notice of issuance. Baker Hughes' Common Stock is traded on the NYSE, the Pacific Stock Exchange and the Swiss Stock Exchange under the symbol "BHI."

NO DISSENTERS' RIGHTS

     Under Delaware law, Drilex stockholders will not be entitled to any appraisal or dissenters' rights in connection with the Merger.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The detailed terms of and conditions to the Merger are contained in the Merger Agreement, which is included in full as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. The following summary description of certain provisions of the Merger Agreement is subject to the more complete information set forth in the Merger Agreement.

CONDITIONS TO THE MERGER

     Conditions to Obligation of Each Party to Effect the Merger

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (if applicable) prior to the Closing of the following conditions:

     Drilex Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Drilex Common Stock entitled to vote thereon.

     NYSE Listing. The shares of Baker Hughes Common Stock issuable to Drilex stockholders pursuant to the Merger Agreement and such other shares of Baker Hughes Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

     Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Drilex, Baker Hughes and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect (as defined in the Merger Agreement) on Baker Hughes or Drilex (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Material Adverse Effect on Baker Hughes or Drilex (assuming the Merger has taken place). Unless otherwise agreed to by Baker Hughes, no such consent, approval, permit or authorization shall then be subject to appeal.

     Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition ("Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations contained in Section 5.6 of the Merger Agreement with respect to providing information and obtaining such consents and approvals from governmental entities or courts in connection with the Merger.

     Additional Conditions to Obligations of Baker Hughes and Merger Sub

     The obligations of Baker Hughes and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Baker Hughes and Merger Sub:

     Representations and Warranties. Each of the representations and warranties of Drilex set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in the

Merger Agreement) could not reasonably be expected to have a Material Adverse Effect on Drilex or as otherwise contemplated by the Merger Agreement.

     Performance of Obligations of Drilex. Drilex shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

     Letters from Drilex Affiliates. Baker Hughes shall have received signed copies of the agreements referred to under "The Merger -- Resales of Baker Hughes Common Stock" from all parties deemed to be Affiliates of Drilex.

     Absence of Certain Actions. No Injunction shall be in effect (i) imposing any limitation upon the ability of Baker Hughes or any of its subsidiaries effectively to control the business or operations of Baker Hughes, Drilex or any of their respective subsidiaries or (ii) prohibiting or imposing any limitation upon Baker Hughes' or Drilex's or any of their subsidiaries' ownership or operation of all or any portion of the business or assets or properties of Baker Hughes or Drilex or any of their respective subsidiaries or compelling Baker Hughes or Drilex or any of their respective subsidiaries to divest or hold separate all or any portion of the business or assets or properties of Baker Hughes or Drilex or any of their respective subsidiaries, or imposing any other limitation upon any of them in the conduct of their businesses, and no suit or proceeding by a governmental authority seeking such an Injunction or an Injunction preventing or making illegal the consummation of the Merger shall be pending.

     Additional Conditions to Obligation of Drilex

     The obligation of Drilex to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Drilex:

     Representations and Warranties. Each of the representations and warranties of Baker Hughes and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect on Baker Hughes or as otherwise contemplated by the Merger Agreement.

     Performance of Obligations of Baker Hughes and Merger Sub. Baker Hughes and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

     Tax Opinion. Drilex shall have received an opinion, reasonably satisfactory to Drilex, a copy of which shall be furnished to Baker Hughes, of Vinson & Elkins L.L.P., counsel to Drilex, to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, such counsel may receive and rely upon representations of fact of Baker Hughes and Drilex substantially similar to ones referred to in the Merger Agreement. Drilex has received such an opinion dated on or about the date of this Proxy Statement/Prospectus. See "The Merger -- Certain Federal Income Tax Consequences."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Baker Hughes, Merger Sub and Drilex relating to, among other things, (i) each of their and certain of their respective subsidiaries' organization and similar corporate matters, (ii) each of their capital structures, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations of or defaults under the Restated Certificates of Incorporation, as amended or By-Laws, as amended, of each of Baker Hughes and Drilex, or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, joint venture or other ownership arrangement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Baker Hughes or Drilex or any of their respective subsidiaries or any of their respective properties or assets, (iv) the documents and reports filed by each of them with the SEC and the accuracy of the information contained therein, (v) the accuracy of the information provided by each of them with respect to the Registration Statement and this Proxy Statement/Prospectus, (vi) the absence of certain events, changes or effects,
(vii) the absence of undisclosed material liabilities, (viii) the absence of certain defaults or violations, (ix) compliance with certain laws, (x) litigation, (xi) taxes, (xii) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended,
(xiii) employee representation by labor unions or employee involvement in any other organizational activity, (xiv) authority to use patents, trademarks and other intellectual property, (xv) compliance with environmental laws, (xvi) the stockholder vote required to approve the Merger Agreement, (xvi) certain accounting matters, (xvii) beneficial ownership of the other party's common stock, (xviii) maintenance of insurance, (xix) broker's or similar fees, and
(xx) certain tax matters. The Merger Agreement also contains representations and warranties by Drilex relating to Merrill Lynch's fairness opinion, and representations and warranties by Baker Hughes and Merger Sub regarding the interim operations of Merger Sub.

CERTAIN COVENANTS -- CONDUCT OF BUSINESS OF DRILEX

     During the period from the date of the Merger Agreement and continuing until the Effective Time, Drilex has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Merger Agreement, or to the extent that Baker Hughes has otherwise consented in writing):

     Ordinary Course. Each of Drilex and its subsidiaries will carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and will use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect at the Effective Time.

     Dividends; Changes in Stock. Except as specifically disclosed to Baker Hughes, Drilex will not and it will not permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends from a subsidiary of Drilex to Drilex or another subsidiary of Drilex and except for cash dividends or distributions paid on or with respect to the capital stock of a subsidiary of Drilex; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Drilex capital stock; or
(iii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of the Merger Agreement or as contemplated by any existing employee benefit plan.

     Issuance of Securities. Drilex will not and it will not permit any of its subsidiaries to issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt (as defined in the Merger Agreement) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Drilex Common Stock upon the exercise of stock options granted under the Drilex Stock Option Plan that are outstanding on the date of the Merger Agreement, or in satisfaction of stock grants or stock based awards made prior to the date of the Merger Agreement pursuant to the Drilex Stock Option Plan or upon exercise of the Drilex Warrants (as defined in the Merger Agreement); and (ii) issuances by a wholly owned subsidiary of its capital stock to its parent.

     Governing Documents. Except as contemplated by the Merger Agreement, Drilex will not amend or propose to amend its Restated Certificate of Incorporation or By-Laws.

     No Acquisitions. Drilex will not, and it will not permit any of its subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

     No Dispositions. Other than: (i) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to Drilex and its subsidiaries taken as a whole and (ii) product sales in the ordinary course of business consistent with past practice, Drilex will not, and it will not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

     No Dissolution, Etc. Except as otherwise permitted or contemplated by the Merger Agreement, Drilex will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such party or any of its Significant Subsidiaries.

     Certain Employee Matters. With the exception of certain employee matters specifically disclosed to Baker Hughes, Drilex will not and it will not permit any of its subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not officers or directors in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Drilex Employee Benefit Plans or Drilex Pension Plans (as each are defined in the Merger Agreement) as in effect on the date of the Merger Agreement to any director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or key employee; (iv) become obligated under any new Drilex Employee Benefit Plan or Drilex Pension Plan, which was not in existence or approved by the Drilex Board prior to or on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; or (v) terminate the employment of any executive of employee of Drilex without cause.

     Indebtedness; Leases; Capital Expenditures. With the exception of certain previously disclosed matters, Drilex will not, nor will Drilex permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under Drilex's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee any debt securities of others,
(ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Drilex or any of its subsidiaries in connection with any indebtedness thereof, or (iii) commit to aggregate capital expenditures in excess of $500,000 outside the capital budget, as amended and approved by Drilex prior to the date of the Merger Agreement.

CERTAIN COVENANTS -- CONDUCT OF BUSINESS OF BAKER HUGHES

     During the period from the date of the Merger Agreement and continuing until the Effective Time, Baker Hughes has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Merger Agreement, or to the extent that Drilex has otherwise consented in writing):

     Governing Documents. Baker Hughes will not amend its Restated Certificate of Incorporation or Bylaws in any manner that materially and adversely affects the rights of holders of Baker Hughes Common Stock.

     Baker Hughes Common Stock. During the period beginning five business days prior to the commencement of the period of time used to determine the Baker Hughes Average Closing Price and ending at the Effective Time (the "Cessation Period"), Baker Hughes will not (and will cause its subsidiaries not to) issue or sell any shares of Baker Hughes' capital stock or the capital stock of any of its subsidiaries (or securities convertible into or exchangeable for capital stock) for less than the fair market value thereof, except under employee benefit plans or outstanding options, warrants or convertible securities existing on the date of the Merger Agreement in accordance with their terms, and will not issue to holders of Baker Hughes' capital stock any rights to purchase any shares of Baker Hughes' capital stock for less than the fair market value thereof if the ex-dividend date for such distribution would be during the Cessation Period. Baker Hughes will not (and will cause its subsidiaries not to) engage in any substantial repurchase at a material premium, recapitalization, restructuring or reorganization with respect to shares of Baker Hughes Common Stock. During the period beginning five business days prior to the mailing of this Proxy Statement/Prospectus and ending at the

Effective Time, Baker Hughes will not (and will cause its subsidiaries not to) redeem, repurchase or otherwise acquire any shares of Baker Hughes Common Stock, except pursuant to existing employee benefit plans.

     Dividends. Baker Hughes will not declare, set aside or pay any dividend or make any other distributions in respect of Baker Hughes Common Stock, or make any commitment for any such action, except regular, quarterly cash dividends in amounts consistent with past practice.

     Other. Baker Hughes will not take any action, including agreeing to or consummating any acquisition or business combination, that is likely to delay materially or adversely affect the ability of any of the parties to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by the Merger Agreement; and, subject to applicable law, Baker Hughes will use its commercial reasonable efforts without the incurrence of unreasonable expense (consistent with the other terms of the Merger Agreement) to assist Drilex, at Drilex's request, so that Drilex may keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Drilex to the end that Drilex's goodwill and ongoing business will not be impaired in any material respect.

NO SOLICITATION OF ACQUISITION PROPOSALS

     From and after the date of the Merger Agreement, Drilex will not, and will not authorize or permit any of its officers, directors, employees, agents, affiliates or other representatives or those of any of its subsidiaries (collectively, "Drilex Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such proposal; provided, however, that (i) Drilex's Board of Directors may take and disclose to Drilex's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (ii) following receipt from a third party (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Drilex or any Drilex Representatives) of a bona fide Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Drilex's Board of Directors after consultation with Drilex's financial advisors), (x) Drilex may engage in discussions or negotiations with such third party and may furnish such third party information concerning Drilex and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form and (y) the Board of Directors of Drilex may withdraw, modify or not make its recommendation to approve and adopt the Merger Agreement or may terminate the Merger Agreement in accordance with the Merger Agreement, but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that the Board of Directors of Drilex shall conclude in good faith after consultation with Drilex's outside counsel that such action is necessary in order for the Board of Directors of Drilex to act in a manner that is consistent with its fiduciary obligations under applicable law notwithstanding any concessions that may be offered by Baker Hughes. The "no solicitation" provisions of the Stockholder Agreement (see "The
Merger -- Stockholder Agreement") do not prohibit any Stockholder Representative who is also a Drilex Representative from taking actions permitted by the foregoing provisions of the Merger Agreement. As used in the Merger Agreement, "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Baker Hughes or any of its affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving Drilex or any Significant Subsidiary of Drilex or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Drilex or any of its Significant Subsidiaries.

     Prior to taking any action referred to in the foregoing paragraph, if Drilex intends to participate in any such discussions or negotiations or provide any such information to any such third party, Drilex will give prior notice to Baker Hughes of such action. Drilex will promptly notify Baker Hughes of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, Baker Hughes and Drilex have agreed that
(i) they will prepare and file with the SEC the Proxy Statement/Prospectus and have it mailed to stockholders of Drilex at the earliest practicable date, Baker Hughes will prepare and file with the SEC the Registration Statement, and each will use its best efforts to have the Registration Statement declared effective,
(ii) they will use their best efforts to have timely delivered to the other "comfort" letters from their respective independent public accountants, (iii) they will each afford to the other access to their respective officers, properties and other information as the other party may reasonably request, (iv) Drilex will call a meeting of its stockholders to be held as promptly as practicable, (v) they will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other in connection with such legal requirements, (vi) Baker Hughes will take action necessary to permit it to issue shares of Baker Hughes Common Stock pursuant to the Merger and will use all reasonable efforts to have approved for listing on the NYSE, subject to official notice of issuance, the shares of Baker Hughes Common Stock to be issued in the Merger and shares of Baker Hughes Common Stock issued or reserved for issuance under the Drilex Stock Option Plan and under the Drilex Warrants, (vii) they each agree to certain employee matters (see "The Merger -- Drilex Employee Matters"), (viii) Baker Hughes will assume certain outstanding stock options to purchase Drilex Common Stock, which will become options to purchase Baker Hughes Common Stock based on the Exchange Ratio (see "The Merger -- Treatment of Drilex Stock Options") and file a registration statement with respect to the Baker Hughes Common Stock subject to the options,
(ix) Baker Hughes will, subject to certain limits, maintain directors and officers liability insurance for officers and directors of Drilex and its subsidiaries, (x) Baker Hughes will take certain actions with respect to Drilex's bank credit agreement, (xi) they will cooperate and use reasonable best efforts to defend any claim arising from or in connection with the Merger, (xii) Drilex will not take any reasonable action requested by Baker Hughes that would affect the accounting treatment of the Merger as a "pooling of interests,"
(xiii) they will cooperate and consult with the other regarding press releases,
(xiv) they will confer and will advise each other of changes or events that may have a Material Adverse Effect and (xv) they will not take any action that would affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

     In addition, pursuant to Section 5.6 of the Merger Agreement, Baker Hughes and Drilex have agreed to: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental or regulatory authority or members or their respective staffs, on the other hand, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement; (d) furnish the other with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation any filings necessary under the provisions of the HSR Act; and (e) use their commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Merger and the transactions contemplated by the Merger Agreement including, without limitation, the resolution of objections, if any, as may be asserted by any governmental authority with respect to the Merger and the transactions contemplated thereby under any antitrust or trade or regulatory laws or regulations of any governmental authority; provided that Baker Hughes and Drilex will not be required to take any action that could have any adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of Baker Hughes or Drilex (including any subsidiaries thereof).

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Drilex:

          (a) by mutual written consent of Drilex and Baker Hughes, or by mutual action of their respective Boards of Directors;

          (b) by either Drilex or Baker Hughes if (i) the Merger shall not have been consummated by September 16, 1997 (provided that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) any required approval of Drilex's stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (c) by Baker Hughes if (i) for any reason Drilex fails to call and hold a stockholders meeting for the purpose of voting upon the Merger Agreement and the Merger by September 1, 1997 (provided that this right to terminate the Merger Agreement shall not be available to Baker Hughes if Drilex would be entitled to terminate the Merger Agreement under certain circumstances); (ii) Drilex shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Drilex at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Drilex of notice of such breach and is existing at the time of termination of the Merger Agreement); (iii) any representation or warranty of Drilex contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Drilex of notice of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect; (iv) after the date of the Merger Agreement there has been any Material Adverse Change with respect to Drilex, except for general economic changes or changes that may affect the industries of Drilex or any of its subsidiaries generally (provided that a decrease in Drilex's revenues or EBITDA shall not, without any other facts that would constitute a Material Adverse Change, be deemed a Material Adverse Change unless the next clause is applicable); (v) either (x) Revenue for the period from April 1, 1997 to the end of the most recent month for which the Monthly Statements have been finally determined (other than April 1997) is less than $10.9 million (if such month is May 1997) or $15.9 million (if such month is June 1997) or
     (y) EBITDA for the period from April 1, 1997 to the end of such most recent month is less than $1.2 million (if such month is May 1997) or $1.8 million (if such month is June 1997); or (vi) Drilex gives Baker Hughes written notice stating that in Drilex's good faith belief, Drilex expects the provisions of clause (v) to be applicable and stating good faith expected amounts for Revenue and EBITDA for the periods from April 1, 1997 to May 31, 1997 and to June 30, 1997, in which case Baker Hughes may terminate the Merger Agreement by giving written notice to Drilex within seven days of receipt of such notice from Drilex; provided, however, that if Baker Hughes does not so terminate the Merger Agreement, then the referenced amounts in clause (v) that enable Baker Hughes to terminate shall be deemed amended to such lower amounts and the Drilex Value shall be $15 without regard to Monthly Revenue and Monthly EBITDA;

          (d) by Drilex if (i) Baker Hughes or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Baker Hughes of notice of such breach and is existing at the time of termination of the Merger Agreement);
     (ii) any representation or warranty of Baker Hughes or Merger Sub contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Baker Hughes of notice of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect; or (iii) after the date of the Merger Agreement there has been any Material Adverse Change with respect to Baker Hughes, except for general economic changes or changes that may affect the industries of Baker Hughes or any of its subsidiaries generally;

          (e) by Baker Hughes if (i) the Board of Directors of Drilex shall have withdrawn or modified, in any manner which is adverse to Baker Hughes, its recommendation or approval of the Merger or the Merger Agreement and the transactions contemplated thereby or shall have resolved to do so, or (ii) the Board of Directors of Drilex shall have recommended to the stockholders of Drilex any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so;

          (f) by Drilex if Drilex shall exercise the right of termination referred to under "-- No Solicitation of Acquisition Proposals"; provided that Drilex may not effect such termination unless and until (i) Baker Hughes receives at least three business days' prior written notice from Drilex of its intention to effect such termination pursuant to this provision; (ii) during such period, Drilex shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Baker Hughes may propose; and (iii) Drilex pays Baker Hughes a termination fee of $4 million (see
     "-- Expenses and Termination Fees") concurrently with such termination; or

          (g) by Baker Hughes if any Governmental Entity (as defined in the Merger Agreement) shall have issued any Injunction or taken any other action permanently imposing, prohibiting or compelling any of the limitations, prohibitions or compulsions set forth under "-- Additional Conditions to Obligations of Baker Hughes and Merger Sub -- Absence of Certain Actions" and such Injunction or other action shall have become final and nonappealable.

     For purposes of determining Revenue and EBITDA for purposes of the termination provision described in clause (c)(v) above, amounts attributable to OEM sales (accounted consistently with Drilex's past practice) (but not ordinary sales under existing contracts) destined to ultimate purchasers outside the United States, the United Kingdom, Canada, Argentina and Venezuela shall be excluded to the extent of any single transaction (or group of related transactions) generating revenues in excess of $300,000 per transaction (or group of related transactions).

EXPENSES AND TERMINATION FEE

     Each of Baker Hughes and Drilex is required to pay all costs and expenses incurred by it in connection with the Merger Agreement and all the transactions contemplated thereby, whether or not the Merger is consummated, except that the filing fee for registering shares of Baker Hughes Common Stock pursuant to the Registration Statement and with respect to the Proxy Statement/Prospectus will be paid by Baker Hughes.

     The Merger Agreement provides that Drilex will pay Baker Hughes a termination fee of $4 million upon termination of the Merger Agreement pursuant to the provisions of clauses (e) or (f) under "-- Termination" above.

     The Merger Agreement also provides that Baker Hughes will pay Drilex a termination fee of $4 million if the Merger Agreement is terminated by Baker Hughes or Drilex as a result of certain injunctions or other actions or delays relating to antitrust laws and at such time Drilex shall not have failed to perform or observe, in any material respect, any of its obligations under the Merger Agreement.

INDEMNIFICATION

     Drilex will, and from and after the Effective Time, Baker Hughes and the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Drilex or any of its subsidiaries or an employee of Drilex or any of its subsidiaries who acts as a fiduciary under any Drilex Employee Benefit Plans or Drilex Pension Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of Drilex or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent permitted under applicable Delaware law (and Baker Hughes and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any of the Indemnified Parties (whether arising before or after the Effective Time),
(i) the Indemnified Parties may retain counsel satisfactory to them and Drilex (or to them and Baker Hughes and the Surviving Corporation after the Effective
Time) and Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation) will pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Drilex, Baker Hughes or the Surviving Corporation will be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, will notify Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation), but the failure so to notify will not relieve a party from any liability that it may have under the Merger Agreement except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Drilex, Baker Hughes and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in Drilex's Restated Certificate of Incorporation or By-Laws or in the indemnification agreements with Drilex's directors made available to Baker Hughes) with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period will continue until the disposition of such Indemnified Liabilities.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Drilex, but, after any such approval, no amendment which by law requires further approval by such stockholders shall be made without obtaining such further approval.

     At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties;
(ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Baker Hughes consists of 400,000,000 shares of Baker Hughes Common Stock and 15,000,000 shares of preferred stock, par value $1.00 per share. The following description of the capital stock of Baker Hughes is subject to the applicable provisions of Baker Hughes' Restated Certificate of Incorporation and Bylaws, which are incorporated by reference herein.

BAKER HUGHES COMMON STOCK

     Baker Hughes is authorized by its Restated Certificate of Incorporation to issue 400,000,000 shares of Baker Hughes Common Stock, of which approximately 145,667,000 shares were issued and outstanding as of May 3, 1997.

     The holders of shares of Baker Hughes Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Baker Hughes Common Stock. The Baker Hughes Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares of Baker Hughes Common Stock outstanding can elect all the directors if they choose to do so. In such event, the holders of the remaining shares will not be able to elect any directors.

     Each share of Baker Hughes Common Stock is entitled to participate equally in dividends, as and when declared by the Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of preferred stock. The shares of Baker Hughes Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Baker Hughes Common Stock are duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to Baker Hughes' Restated Certificate of Incorporation, Baker Hughes is authorized to issue 15,000,000 shares of preferred stock, and Baker Hughes' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. No shares of preferred stock were issued and outstanding as of May 3, 1997.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of Baker Hughes' Restated Certificate of Incorporation summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares of Baker Hughes Common Stock held by stockholders.

     The Board of Directors of Baker Hughes is divided into three classes that are elected for staggered three-year terms. Stockholders may only remove a director for cause.

     Pursuant to Baker Hughes' Restated Certificate of Incorporation, Baker Hughes' Board of Directors by resolution may establish one or more series of Baker Hughes preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Baker Hughes.

     Baker Hughes' Restated Certificate of Incorporation contains a "fair price" provision that requires the approval of holders of not less than 75% of the outstanding shares of voting stock of Baker Hughes (including not less than 66 2/3% of the outstanding shares of voting stock not owned, directly or indirectly, by persons who are Related Persons (as defined below)) as a condition for mergers, consolidations and certain other business combinations involving Baker Hughes and any Related Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the holders of not less than 90% of the outstanding shares of voting stock of Baker Hughes. Related Persons include the holder of 10% or more of Baker Hughes' outstanding voting stock and any affiliate of such person. The 75% voting requirement of the "fair price" provision is not applicable to a business combination involving a holder of 10% or more of Baker Hughes' outstanding voting stock if the acquisition by such holder of such stock or the transaction is approved in advance of such person's becoming a holder of 10% of Baker Hughes' outstanding voting stock by not less than 75% of the directors of Baker Hughes then holding office or the following conditions are met: (i) the transaction is a merger or consolidation proposed to occur within one year of time such holder acquired 10% of Baker Hughes' outstanding voting stock and the price to be paid to holders of Baker Hughes Common Stock is at least as high as the highest price paid by such holder in acquiring any of its Baker Hughes Common Stock, (ii) the consideration to be paid in the transaction is cash or the same form of consideration paid by such holder to acquire a majority of its holdings of Baker Hughes Common Stock, (iii) between the date of the acquisition by such holder of 10% of Baker Hughes' outstanding voting stock and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in common stock dividends (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder and no benefit, direct or indirect, received by such holder through loans or other financial assistance from Baker Hughes or tax credits or other tax advantages provided by Baker Hughes, and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the consummation of the transaction for the purpose of soliciting stockholder approval of such transaction.

     Baker Hughes' Restated Certificate of Incorporation further provides that
(i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; (ii) special meetings of stockholders can be called only by the Board of Directors; (iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend Baker Hughes' By-laws; and (iv) a 75% vote of the outstanding voting stock is required to amend the Restated Certificate of Incorporation with respect to certain matters, including, without limitation, the matters set forth in clauses (i) and (iii) above and the 75% voting requirement required for certain business combinations described in the preceding paragraph.

     Baker Hughes' By-laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of Baker Hughes. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of Baker Hughes prior to the meeting at which directors are to be elected. The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of Baker Hughes of such stockholder's intention to bring such business before the meeting. In all cases, to be timely, notice must be received at the principal executive offices of Baker Hughes not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made by Baker Hughes, not later than the 10th day following the day on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the By-laws.

     Baker Hughes is a Delaware corporation and is subject to Section 203 of the General Corporation Law of the State of Delaware ("DGCL"). The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, holders of Drilex Common Stock will become stockholders of Baker Hughes, and the rights of the former holders of Drilex Common Stock will thereafter be governed by the Baker Hughes Restated Certificate of Incorporation, the Baker Hughes By-laws and the DGCL. The rights of the Drilex stockholders currently are governed by the Drilex Restated Certificate of Incorporation, the Drilex By-laws and the DGCL. Because Baker Hughes and Drilex are both Delaware corporations, the law governing the rights of Drilex stockholders will not change. The following summary sets forth the material differences between the Restated Certificates of Incorporation and By-laws of the companies, which are incorporated by reference herein.

BUSINESS COMBINATIONS

     Under Delaware law, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote generally is required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the merger does not amend in any respect the surviving corporation's charter, (ii) each share of the surviving corporation's stock outstanding immediately prior to the merger is to remain outstanding unchanged, and (iii) the number of shares of common stock of the surviving corporation to be issued or delivered under the plan of merger (plus those issuable upon conversion of any securities to be issued under the plan) does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the merger. Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation into a corporation that holds at least 90% of the outstanding shares of each class of the corporation.

     The Baker Hughes Restated Certificate of Incorporation provides that the affirmative vote of 75% of the outstanding shares of voting stock, including the affirmative vote of at least 66 2/3% of stock not owned by a Related Person, is required for the approval of a business combination between Baker Hughes and a Related Person. The Drilex Restated Certificate of Incorporation requires the affirmative vote of the holders of (x) not less than 80% of all shares entitled to vote in the election of directors and (y) not less than 66 2/3% of such shares not beneficially owned by any Drilex Related Person to approve any merger, consolidation, sale of assets with a value of $10 million or more or certain other transactions involving any beneficial owner of 10% or more of the aggregate voting power of all outstanding voting stock of Drilex (a "Drilex Related Person"), unless (a) a majority of the Continuing Directors (as defined) of Drilex approve such transaction or (b) certain "fair price" and procedural protections are satisfied.

AMENDMENTS TO CHARTER

     Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be adopted by a resolution of the board of directors declaring the advisability of the amendment and approved by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater percentage. The Baker Hughes Restated Certificate of Incorporation requires the affirmative vote of not less than 75% of the total voting power of stockholders entitled to vote in the election of directors and, in certain circumstances, the affirmative vote of 66 2/3% of such total voting power excluding shares owned by a Related Person to approve certain amendments to the Baker Hughes Restated Certificate of Incorporation. The Drilex Restated Certificate of Incorporation requires the affirmative vote of the holders of (x) not less than 80% of all shares entitled to vote in the election of directors and (y) not less than 66 2/3% of such shares not beneficially owned by any Drilex Related Person to amend or repeal certain provisions of the Drilex Restated Certificate of Incorporation.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under Section 228 of the DGCL, stockholders may, unless otherwise provided in the certificate of incorporation, act without a meeting, without prior notice and without a vote, by written consent of holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Certificates of Incorporation of Baker Hughes and Drilex provide that stockholders may not act by written consent.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Baker Hughes Restated Certificate of Incorporation and By-laws provide that special meetings of the stockholders may be called at any time by the Baker Hughes Board of Directors, or by a duly designated committee of the Baker Hughes Board of Directors authorized to call such a meeting. Special meetings of the stockholders of Baker Hughes may not be called by any other person. The Drilex By-laws provide that special meetings of the stockholders of Drilex may be called at any time by the Chairman of the Board, the President or the Board of Directors of Drilex.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Baker Hughes Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Baker Hughes By-laws or an amendment thereto duly adopted by the Board of Directors or by the stockholders. The Baker Hughes By-laws provide that the Baker Hughes Board of Directors shall consist of a minimum of 12 and a maximum of 16 directors. The Baker Hughes Restated Certificate of Incorporation and By-laws provide that the directors of Baker Hughes will be divided into three classes serving staggered three-year terms such that approximately one-third of the Baker Hughes Board of Directors is elected each year. The Drilex Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by a majority of the directors then in office, but shall be not less than three nor more than 12. The Drilex Restated Certificate of Incorporation and By-laws provide that the directors of Drilex will be divided into three classes serving staggered three-year terms.

REMOVAL OF DIRECTORS

     Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides, and
(ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if the board is classified, at an election of the class of directors of which he is a part. The Baker Hughes Restated Certificate of Incorporation provides that no director may be removed during his term except for cause. The Baker Hughes By-laws provide that any director may be removed for cause by the holders of a majority of the shares of Baker Hughes Common Stock entitled to vote in the election of directors and that stockholders may not remove any director without cause. The Drilex Restated Certificate of Incorporation provides that no director may be removed except for cause (as defined therein or as may be provided by law), and then only by the affirmative vote of the holders of at least a majority of the voting power of all shares generally entitled to vote for directors.

CUMULATIVE VOTING

     Under Section 214 of the DGCL, the certificate of incorporation of a corporation may provide for cumulative voting in the election of directors. Neither the Baker Hughes Restated Certificate of Incorporation nor the Drilex Restated Certificate of Incorporation provides for cumulative voting. Baker Hughes Restated Certificate of Incorporation provides that no article imposing cumulative voting in the election of directors may be added to the Baker Hughes Certificates of Incorporation unless such action is approved by the affirmative vote of the holders of not less than 75% of the shares of stock entitled to vote in the election of directors.

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

NO PREEMPTIVE RIGHTS

     The DGCL does not provide for any required preemptive rights of stockholders. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention preemptive rights. The Drilex Restated Certificate of Incorporation states that no Drilex stockholder shall have preemptive or preferential rights to acquire or subscribe for any shares or securities.

ADVANCE NOTICE BYLAWS

     Drilex's By-laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of Drilex. Baker Hughes' By-laws contain similar provisions. See "Description of Capital Stock -- Certain Anti-takeover Provisions."

                          INFORMATION REGARDING DRILEX

BUSINESS OF DRILEX

     Drilex provides products and services used in directional, horizontal and other precision drilling of oil and gas wells, oilfield workover operations, environmental remediation applications, and trenchless pipeline and cable laying applications. Drilex's products and services include comprehensive computerized well planning and engineering services, supervision of drilling operations and project management, a full range of high performance downhole positive displacement motor systems, guidance systems (such as MWD instrument systems and steering tools), and other related downhole tools. Drilex was one of the pioneers in the development of downhole drilling motors in the early 1980s and now designs and manufactures high-performance, multi-lobed positive displacement drilling motors. Drilex employs its drilling motors in its own service operations and also provides motors for sale or rent under the internationally recognized "Drilex" brand name to oil and gas exploration and development companies and oilfield service contractors. Drilex currently operates from 19 locations around the world and has approximately 380 employees. In addition, Drilex has a number of agencies around the world which are all authorized by Drilex for sales and service. Oilfield applications accounted for approximately 84% of Drilex's revenues in 1996.

     Drilex's predecessor, Drilex Systems, Inc., was formed in Scotland in 1981 and was subsequently acquired by MascoTech, Inc. ("MascoTech") in 1984. In March 1994, DRLX Partners and John Forrest (a founder of DSI and the current President and Chief Executive Officer of Drilex) purchased DSI from MascoTech following MascoTech's decision to exit the oilfield services business (the "DSI Acquisition"). On September 30, 1994, Drilex acquired substantially all of the fixed assets of Cobb Directional Drilling Company, Inc. and its affiliate, Posi-Trak Mud Motors, Inc. (the "Cobb Acquisition"), an independent directional drilling contractor and provider of drilling motors for the U.S. Gulf of Mexico region. On May 5, 1995, Drilex acquired the stock of Sharewell, Inc. (the "Sharewell Acquisition"), a provider of guidance services and equipment for trenchless drilling and a supplier of guidance and survey instruments to the oilfield precision drilling industry. On September 30, 1995, Drilex acquired substantially all of the net assets of ENSCO Technology Company (the "ENSCO Technology Acquisition"), a wholly owned subsidiary of ENSCO International Incorporated. ENSCO Technology Company was an independent provider of precision drilling services, with special emphasis on horizontal drilling. Drilex completed the initial public offering of Drilex Common Stock (the "Drilex IPO") in July 1996. During the third and fourth quarters of 1996, Drilex substantially completed the consolidation of facilities and operations in Texas, Louisiana and the United Kingdom. During 1996, Drilex also substantially completed the combination of its guidance instrumentation support services into a single Houston facility.

     Unless the context otherwise requires, references herein to "Drilex" refer to Drilex International Inc. and its consolidated subsidiaries viewed as a single entity and include its predecessors. Drilex's principal executive offices are located at 15151 Sommermeyer, Houston, Texas 77041, and its telephone number at that location is (713) 937-8888.

  BUSINESS STRATEGY

     Drilex's business strategy is built upon Drilex's premier line of downhole positive displacement drilling motors and emphasizes (i) providing the highest quality oilfield precision drilling and related customer support services in key geographic regions, (ii) maximizing delivery of its core products, either through sales, rentals or alliance arrangements, into other geographic regions where Drilex does not focus its service efforts, and (iii) capitalizing on its technical strengths by developing opportunities to deliver its core products and services for emerging oilfield and nonoilfield applications where Drilex's technical expertise can provide significant advantages.

     Drilex emphasizes delivering responsive, reliable and high quality oilfield precision drilling services in key geographic regions. Drilex currently operates both onshore and offshore and concentrates its activities in the United States, Venezuela, the European Continental Shelf, Canada and the Far East. Each of these regions is characterized by substantial oilfield development activity (as opposed to new exploration activity) and a relatively high number of technically challenging situations that require high quality precision drilling operations. Drilex concentrates its service activities in its key geographic regions in order to develop and capitalize on Drilex's local knowledge and to take advantage of the regional experience and expertise of its drilling supervisors and other technical field personnel, as well as to achieve scale operating efficiencies. Furthermore, the high level of activity conducted by Drilex in specific geographic areas permits a focused application engineering effort, which allows Drilex to refine its products and services to meet the needs of its customers on a more effective basis.

     Drilex also utilizes other distribution channels to maximize delivery of its products to areas outside of its key geographic regions. Since its inception, Drilex has successfully marketed its drilling motors on a sale and rental basis to oil and gas exploration and development companies and other oilfield service contractors. Drilex intends to continue strengthening its existing distribution channels and to expand its product distribution in regions where Drilex is not a significant service competitor. In particular, if the Merger is not consummated, Drilex will continue to seek to establish alliance arrangements with several large oilfield service companies, which would permit these companies to include Drilex motors in their comprehensive offerings of oilfield products and services in certain regions. These alliances do not, in general, constitute long-term purchase commitments by the other party.

     Drilex has built upon its technical drilling capabilities by developing opportunities in emerging applications where Drilex's expertise can provide competitive advantages. In particular, Drilex believes that the development and rapid growth in the use of coiled tubing for oilfield workover, redrilling and recompletion operations has provided a significant opportunity for growth in the use of precision drilling technology for slim-hole applications. Drilex has also been successful in developing opportunities for precision drilling in the environmental remediation and trenchless services markets, which Drilex believes offer significant opportunities for growth.

  PRODUCTS AND SERVICES

     OILFIELD PRECISION DRILLING APPLICATIONS

     Precision Drilling Services. Drilex provides comprehensive precision drilling services for oil and gas drilling and workover applications, including computerized well planning, on-site drilling supervision, maintenance and support, and post-well analysis. In many oilfield applications, precision drilling techniques offer significant economic advantages over conventional vertical drilling techniques, such as reduced drilling time and expense, increased well production and enhanced reservoir recovery. The high torque, speed and performance offered by current-generation downhole drilling motors permit the use of precision drilling techniques as a practical alternative to conventional drilling even for vertically drilled wells. Customers for oilfield precision drilling services are primarily major and large independent oil and gas companies. Because of the complexity involved in precision drilling, these customers typically rely on specialized precision drilling service contractors to manage the entire process of drilling the horizontal or directional portion of a well. Precision drilling services require high performance drilling motors, sophisticated guidance systems and analytical tools, and an experienced staff of wellsite and technical support personnel. Drilex's drilling motors operate in conjunction with various guidance systems (including MWD instrument systems and steering tools) provided by Drilex or other oilfield service companies. While Drilex has its own line of steering instruments, which it assembles from sub-assemblies obtained from various third parties, Drilex currently obtains all its MWD instrument systems from two third-party manufacturers. See
"-- Dependence on Certain Third-Party Suppliers."

     Drilex has applied its technical drilling expertise to the development of services for slim-hole production service, workover applications, coiled tubing systems and "extended-reach" drilling. Production services typically involve running small-diameter (3 1/2 inches or less) drilling motors on either coiled tubing or workover strings for remedial work in existing wells, for cleaning, deepening and recompleting a well or drilling a sidetrack well. Workover applications involving Drilex's services frequently entail re-entering a well and replacing its existing completion with horizontal drain holes to increase the well's product performance and extend the life of the well. Other workover services provided by Drilex include drilling out cement and removing fill, scale or heavy wax; cleaning production tubing and casing; milling casings, packers, junk and plugs; fishing; and well deepening. Coiled tubing systems require specialized services, which utilize small diameter drilling motors to develop mechanical power downhole. With the power generated by the downhole drilling motor, coiled tubing systems can be used for a variety of drilling operations, including conventional open-hole drilling, coring, under-reaming, well deepening, medium-radius drilling, horizontal drilling, setting whipstocks and milling. Extended-reach development projects typically involve the drilling of numerous wells from a single, stationary drilling location. This technology can provide substantial reductions in capital requirements for development drilling.

     Precision Drilling Products. Drilex was one of the pioneers in the development of downhole drilling motors in the early 1980s and now designs and manufactures high-performance, multi-lobed positive displacement drilling motors. Drilex was the first manufacturer to produce a high-torque downhole motor designed to drive a rock bit at its optimal (relatively low) speed, thereby increasing the life of the bit and reducing the risk of the bit breaking apart in the wellbore. Through its manufacturing operations, Drilex is able to maintain close control over the performance and quality characteristics of the drilling motors used in its service operations. Drilex's drilling motors have the ability to generate power from a wide range of drilling fluids (both oil-based and water-based fluids and compressed air) and to operate at both high and low speeds.

     Downhole positive displacement drilling motors consist of four basic elements: the power section, the transmission section, the output shaft assembly and the motor casing. Drilex's positive displacement motors utilize a multi-lobed power section consisting of a rotor/stator combination that is attached directly to the drillstring and is driven by drilling fluid pumped down the drillstring to turn the drill bit. The power section operates without lubrication (other than from the drilling fluid itself) and is designed to withstand the highly abrasive drilling fluids being passed through it. The stator and rotor comprising the power section act together as a system of gears -- one inside the other. The outer gear (the stator) consists of a molded elastomer with at least three gears (or lobes), and is enclosed by a metal tube. Positioned inside the stator is an internal gear called the rotor, which is made of steel and has one fewer lobe than the stator. The difference between the rotor/stator lobe configuration creates a spiral series of gaps, which, during drilling operations, are filled with drilling fluid. Under pressure, the fluid within this spiral acts as a wedge. Hydraulic force applied to the top of the wedge applies a force on the rotor. Due to the helical shape of the rotor, this application of fluid force onto the rotor causes rotation.

     The rotation from the power section is applied to the transmission section, which is a drive shaft that converts the complex eccentric rotary motion from inside the power section to transmit high downward thrusts and torque to the output shaft assembly at varying rotational speeds. The transmission section can be configured in a variety of forms to meet differing drilling objectives. The output shaft assembly provides the drive to the drill bit. The complex, multi-stack ball track bearing design mounted on this element must be able to tolerate the maximum bit thrust as well as high levels of vibration and the reactive force of the weight on the bit, which operates in an upward direction. The motor casing is a precision-manufactured shell that encases the other elements of the motor. While the motor casings are thin-walled, they are designed to maximize the structural integrity of the motor.

     Drilex has designed its drilling motors to optimize flexibility, power and reliability. Drilex motors have demonstrated high performance capabilities and reliability even in arctic locations and in severe downhole environments, both onshore and offshore, where the motors encounter extremely high temperatures, hard rock, sour gas, high sand content formations, highly abrasive muds and environmentally sensitive fluids. Drilex's motors are used for a wide variety of wellbore drilling applications, including initial spudding of wells, vertical drilling, directional drilling, horizontal drilling, tangent drilling, under-reaming, casing cutting, coring, conductor drill down and fishing. In addition, Drilex's motors are used in a variety of production services, workover applications and coiled tubing operations.

     Drilex maintains an inventory of drilling motors in sizes ranging from 1 1/6 to 9 1/2 inches in outside diameter, which are capable of drilling holes in sizes ranging from 6 inches to 36 inches in diameter, depending on the application. Drilex's wide range of drilling motors permits the selection of the precise combination of size, torque, speed and bearing configuration to meet the anticipated drilling conditions for a specified project.

     Drilex uses its motors as a service tool, a rental tool and a direct sale product, although rentals and sales have become a less significant part of Drilex's business in recent years. Motor rental involves renting the equipment directly to oil and gas companies or oilfield service contractors for use in the drilling of vertical, horizontal and directional wells.

     Drilex's drilling motors operate in conjunction with various guidance systems (including MWD instrument systems and steering tool systems) provided by Drilex or other oilfield service companies. Drilex's drilling motors are also sometimes operated together with logging-while-drilling equipment, which Drilex does not provide. While Drilex has its own line of steering instruments, which it assembles from sub-assemblies obtained from various third parties, it obtains its MWD instrument systems from third-party manufacturers. Drilex's MWD instrument systems and steering tools are modular and readily transportable.

     ENVIRONMENTAL REMEDIATION AND TRENCHLESS APPLICATIONS

     Drilex has applied its technical drilling capabilities for use in shallow well horizontal drilling for environmental remediation applications and trenchless pipeline and cable installations.

     In its environmental remediation operations, Drilex focuses on groundwater remediation activities. Drilex uses its drilling systems to drill horizontal wellbores beneath contaminated sites, so that extraction and remediation of the contamination can take place at a much improved rate. Horizontal drilling provides total cost and performance advantages to conventional vertical drilling of sampling and treatment wells, primarily because horizontal drilling requires fewer wells and surface installation facilities and allows contaminants beneath fixed structures to be reached.

     Drilex attempts to provide its environmental remediation services in a manner so as to minimize its handling of materials that may be classified as hazardous substances or wastes. In addition, Drilex generally obtains indemnity agreements from its environmental remediation services customers requiring such customers to indemnify Drilex against any liability that may arise from Drilex's handling of such materials in the course of performing a contract for these services. There is no assurance, however, that such contractual indemnity will, in all instances, be effective or sufficient to protect Drilex from liability for claims arising from its handling of hazardous materials in connection with its environmental services operations.

     Through its Sharewell subsidiary, Drilex also provides precision drilling services and equipment for trenchless pipeline and cable laying applications, which primarily involve horizontal boring underneath city streets and structures to enable the "trenchless" delivery of conduits in densely built areas, as well as subsurface crossings of rivers, streams and other bodies of water. Sharewell is a leading provider of guidance systems to the trenchless drilling industry worldwide. Applications for trenchless services include subsurface installations of fiber optics lines, cable systems and utility pipelines and wiring.

     Drilex provides complete horizontal drilling services for environmental remediation and trenchless services using two specialized mobile slant drilling rigs that it designed and built. The rigs utilize a closed-loop circulation system that captures, cleans and recirculates the drilling fluid, eliminating the need for earthen mud pits at the well site. The rigs are compact, requiring an area as small as 50 feet x 100 feet for four trailer-mounted rig components. Surface rotary power and downhole motors may be used to advance the drillstring. This equipment provides Drilex with the capability to drill a six-inch diameter hole approximately 30 feet below surface and hit a two-feet in diameter target point 1,500 feet away. During 1996, Drilex completed two significant environmental remediation projects. Drilex's environmental remediation and trenchless services operations accounted for approximately 16% of Drilex's revenues in 1996.

  CUSTOMERS

     Drilex's customers for oilfield precision drilling services and products are primarily major and large independent oil and gas companies, conventional drilling contractors and certain other oilfield service contractors. Customers for Drilex's environmental remediation services include environmental service contrac-tors, engineering consulting firms, petrochemical companies, hydrocarbon transportation companies and military and other governmental organizations. Customers for trenchless services include telephone and other utilities, as well as general contractors.

     For the year ended December 31, 1996, two customers each accounted for approximately 10% of Drilex's revenues. While Drilex is not dependent on any one customer, the loss of one of its significant customers could, at least on a short-term basis, have an adverse effect on Drilex's results of operations.

  MARKETING AND SALES

     Drilex markets and sells its services and products directly through its sales force and operating managers, utilizing Drilex's 12 domestic and 7 international locations. In addition, in certain foreign countries where Drilex does not maintain offices, Drilex utilizes sales representatives and local agents to enhance its marketing and sales efforts. Drilex also places print advertising in trade and technical publications targeted to Drilex's customer base and publishes technical papers, which it presents at technical conferences and seminars. Drilex is a qualified supplier or an approved vendor to many oil and gas production companies. Drilex's jobs are generally on a per-well basis, which Drilex believes is representative of current industry practices. Drilex does not have a significant number of long-term service contracts.

     Drilex's marketing and sales resources are generally focused in the United States, Venezuela, the European Continental Shelf, Canada and the Far East.

     Controlled purchasing from external manufacturing vendors, combined with the focused scope of Drilex's in-house manufacturing function results in a relatively short manufacturing lead time for production of Drilex's drilling motors; therefore, backlog is generally not significant to Drilex.

  RELIANCE ON THE OIL AND GAS INDUSTRY

     Drilex's business is substantially dependent upon the condition of the oil and gas industry and the industry's willingness to spend capital on drilling operations. The level of expenditures on such activities is generally dependent on the prevailing view of future hydrocarbon product prices, which are affected by the numerous factors affecting the supply and demand for oil and gas, including worldwide economic activity, interest rates and the cost of capital, environmental regulation, tax policies, political requirements of national governments, coordination by the Organization of Petroleum Exporting Countries ("OPEC"), the cost of producing oil and gas and technological advances. Oil and gas prices and drilling activity have been characterized by significant volatility in recent years.

  RELIANCE ON NEW PRODUCT DEVELOPMENT AND POSSIBLE TECHNOLOGICAL OBSOLESCENCE

     The market for Drilex's products and services is characterized by changing technology. As a result, Drilex's success is dependent upon its ability to develop new products and services on a cost-effective basis and to introduce them into the marketplace in a timely manner. Drilex intends to continue committing financial resources and effort to the development of new products and services.

  PATENTS AND OTHER INTELLECTUAL PROPERTY

     Drilex currently holds 17 U.S. patents and has one U.S. patent application pending (and 32 foreign patents covering many of the same inventions), most of which relate to Drilex's positive displacement drilling motors. Although in the aggregate these patents are important to Drilex, Drilex generally depends on technological capabilities, manufacturing quality control and the application of know-how rather than patents in the conduct of its business. Drilex does benefit from service and product name brand recognition, principally through its Drilex trademark, and considers such trademark to be important. In general, Drilex will seek to protect its intellectual property rights in all jurisdictions where Drilex believes the cost of such protection is warranted. There can be no assurance that the steps taken by Drilex to protect its proprietary rights will be adequate to prevent misappropriation of its intellectual property rights or independent development by others of competitive products or services. In addition, the laws of certain foreign countries may not protect such rights to the same extent as to the laws of the United States.

  DEPENDENCE ON CERTAIN THIRD-PARTY SUPPLIERS

     Drilex's two independent suppliers for MWD instrument systems are essentially the only sources for such equipment available to Drilex. Drilex's reliance on these limited sources subjects it to the risks of, among other things, delays in the receipt of desired quantities of MWD equipment (as a result of manufacturing delays or other reasons) and increases in prices for such equipment. Drilex also relies on single suppliers for the stator molding and the thrust bearings used in the manufacture of its downhole positive displacement motors. While Drilex does not anticipate any difficulties in continuing to obtain product from these single suppliers, Drilex believes that adequate alternative sources are available should the need arise. Such alternative sources may, however, involve increased costs to Drilex and shipment delays.

  COMPETITION

     The industry in which Drilex operates is highly competitive. Drilex's ability to compete successfully depends on elements both within and outside of its control, including successful and timely development of new products and services, performance and quality, customer service, pricing, industry trends, and general economic trends. Several of Drilex's competitors are divisions or subsidiaries of companies that are substantially larger and have greater financial and other resources than Drilex.

     Competition in the oilfield services market is primarily on the basis of service quality, experience of personnel and equipment reliability, although price competition is also a significant factor. Drilex believes that, in selecting from among qualified contractors for a particular precision drilling service contract, customers also consider, among other things, bidding responsiveness, the availability and technical capabilities of equipment and personnel, and the flexibility of equipment to work within the technical constraints imposed by other aspects of the drilling project (such as drill bit sizes and types, hydraulics limitations, and differing drilling fluids and borehole sizes).

  OPERATIONAL HAZARDS AND INSURANCE

     Drilex's operations are subject to many hazards inherent in the drilling and workover of oil and gas wells (including explosions, blow-outs, reservoir damage, loss of well control, cratering and fires), the occurrence of which could result in the suspension of drilling operations, damage to or destruction of equipment and injury or death to field personnel. Damage to the environment could also result from operations that may involve Drilex or its products. Drilex maintains insurance coverage in such amounts and against such risks as it believes to be in accordance with normal industry practice, and there can be no assurance that such insurance will be adequate to cover all losses or liabilities that may be incurred by Drilex in its operations.

  INTERNATIONAL OPERATIONS

     Drilex maintains facilities in five countries and, from time to time, conducts operations in numerous other countries. Drilex's non-U.S. operations accounted for approximately 28% of Drilex's revenues during the year ended December 31, 1996 (and Drilex's operations in Venezuela accounted for approximately 43% of these foreign-sourced revenues). Certain information concerning Drilex's operations by geographic areas is set forth in Note 15 to the Consolidated Financial Statements of Drilex International Inc. included elsewhere herein.

     Drilex's business outside the United States is subject to various risks of international operations that are beyond its control, such as instability of foreign economies and governments, currency fluctuations, overlap of different tax structures, risks of expropriation, and changes in laws and policies affecting trade and investment. Drilex attempts to limit its exposure to foreign currency fluctuations by limiting the amount by which its foreign contracts are denominated in a currency other than U.S. dollars to an amount generally equal to expenses expected to be incurred in such foreign currency. Drilex has not historically engaged in and does not currently intend to engage in any significant hedging or currency trading transactions designed to compensate for adverse currency fluctuations.

  SEASONALITY

     Drilex's business is somewhat seasonal, since domestic oil and gas drilling activities are generally lower in the first and second quarters. In addition, adverse weather conditions can curtail operations in certain regions during different parts of the year.

  EMPLOYEES

     As of December 31, 1996, Drilex had approximately 380 employees. Drilex's success depends, in part, on its ability to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel. Drilex is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages, and management believes that Drilex's employee relations are good.

  GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Many aspects of Drilex's operations are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to oilfield operations, worker safety and the protection of the environment. In addition, Drilex depends on the demand for its services from the oil and gas industry and, therefore, is generally affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry.

     Drilex's operations are affected by numerous foreign, federal, state and local environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for the environmental damage without regard to negligence or fault on the part of such party. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. Certain environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. Such laws and regulations may also expose Drilex to liability for the conduct of or conditions caused by others, or for acts of Drilex that were in compliance with all applicable laws at the time such acts were performed. Compliance with environmental laws and regulations may require Drilex to obtain permits or other authorizations for certain activities and to comply with various standards or procedural requirements. Drilex believes that its facilities are in substantial compliance with current regulatory standards.

     Capital expenditures for property, plant and equipment for environmental control facilities during 1996 were not material. Based on Drilex's experience to date, it does not currently anticipate any material adverse effect on its business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment.

PROPERTIES

     Drilex's manufacturing and principal sales and service operations are conducted using the following facilities:

                                                      FLOOR SPACE
              LOCATION               OWNED/LEASED    (SQUARE FEET)               DESCRIPTION
              --------               ------------    -------------               -----------
UNITED STATES:
Anchorage, Alaska                     Leased               685        Sales and Service
Bakersfield, California               Leased             7,500        Sales and Service
Casper, Wyoming                       Leased             9,500        Sales and Service
Denver, Colorado                      Leased               200        Sales
Fort Worth, Texas                     Leased               200        Sales
Houston, Texas                        Leased            53,750        Executive Offices, Manufacturing,
                                                                      Engineering, Sales and Service
Houston, Texas                        Leased            41,366        Sales and Service
Lafayette, Louisiana                   Owned            20,000        Sales and Service
New Orleans, Louisiana                Leased             1,055        Sales
Oklahoma City, Oklahoma               Leased            10,500        Sales and Service
Prudhoe Bay, Alaska                   Leased               500        Repair and Maintenance
Youngsville, Louisiana                 Owned            10,516        Sales and Service
INTERNATIONAL:
Aberdeen, Scotland                    Leased            17,523        Sales and Service
Anaco, Venezuela                      Leased            10,500        Sales and Service
Calgary, Alberta                      Leased               100        Sales
Ciudad Ojeda, Venezuela               Leased            16,666        Sales and Service
Edmonton, Alberta                     Leased             6,896        Sales and Service
Maturin, Venezuela                    Leased             2,000        Sales
North Freemantle, West Australia      Leased               500        Sales and Service

LEGAL PROCEEDINGS

     Drilex is involved from time to time in routine litigation incidental to its business. Drilex is not currently involved in any legal proceedings that Drilex believes will have a material adverse effect on its financial condition or results of operations.

MARKET FOR DRILEX COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Since July 3, 1996, the Drilex Common Stock has been traded on the Nasdaq Stock Market under the symbol "DRLX." As of June 5, 1997, there were 6,663,356 shares of Drilex Common Stock outstanding, held by approximately 21 stockholders of record. The number of record holders does not bear any relationship to the number of beneficial owners of the Drilex Common Stock.

     The following table sets forth the range of high and low sale prices for the Drilex Common Stock on the Nasdaq Stock Market for the periods indicated:

                                          HIGH      LOW
                                          ----      ----
Year Ended December 31, 1996:
  Third Quarter (commencing July 3).....  $17       $ 12 1/2
  Fourth Quarter........................   18         10 3/4
Year Ended December 31, 1997:
  First Quarter.........................  $14 1/2   $ 12 1/4
  Second Quarter (through June 10)......   15 1/4     11 1/4

     Drilex has not paid dividends on the Drilex Common Stock since its inception. If the Merger is not consummated, Drilex does not anticipate paying dividends on the Drilex Common Stock in the foreseeable future. Drilex expects that it will retain funds generated by Drilex's operations for the development and growth of its business. Drilex's future dividend policy will be determined by its Board of Directors on the basis of various factors, including, among other things, Drilex's financial condition, cash flows from operations, the level of its capital expenditures, its future business prospects, the requirements of Delaware law, and any restrictions imposed by Drilex's current or future credit facilities and promissory notes. Provisions contained in Drilex's bank credit facility (the "Drilex Credit Facility") currently prohibit the payment of dividends on the Drilex Common Stock. See "Information Regarding Drilex -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SELECTED FINANCIAL DATA

     The following table sets forth selected historical financial and other data for Drilex. The information presented as of and for the periods ended December 31, 1996, 1995 and 1994, March 30, 1994 and December 31, 1993 is derived from the audited consolidated financial statements of Drilex and its predecessor company, DSI. The information presented as of and for the year ended December 31, 1992 is derived from the unaudited consolidated financial statements of DSI. The information as of and for the three months ended March 31, 1997 and 1996 is derived from unaudited consolidated financial statements of Drilex, which include all adjustments that Drilex considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The following information should be read in conjunction with "Information Regarding Drilex -- Management's Discussion and Analysis of Financial Conditions and Results of Operation" and the Consolidated Financial Statements of Drilex, including the Notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                                     DRILEX                                PREDECESSOR COMPANY(3)
                            --------------------------------------------------------   ------------------------------
                                                                        MARCH 30,
                               THREE MONTHS          YEAR ENDED            1994        JANUARY 1,      YEAR ENDED
                             ENDED MARCH 31,        DECEMBER 31,      (INCEPTION) TO    1994 TO       DECEMBER 31,
                            ------------------   ------------------    DECEMBER 31,    MARCH 30,    -----------------
                             1997       1996      1996      1995(1)      1994(2)          1994       1993      1992
                            -------   --------   -------    -------   --------------   ----------   -------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net revenues..............  $17,033   $ 19,457   $76,147    $57,526      $25,209         $ 6,357    $25,871   $24,349
Costs of sales and
  operations..............   10,780     12,018    45,696     34,606       12,924           3,364     14,093    14,326
Selling, general and
  administrative
  expenses................    3,992      4,243    16,945     13,448        6,711           2,029      8,286    10,573
Depreciation and
  amortization............    1,939      1,580     6,575(4)   4,492(4)      1,855            775      3,107     2,942
                            -------   --------   -------    -------      -------         -------    -------   -------
Operating income (loss)...      322      1,616     6,931      4,980        3,719             189        385    (3,492)
Interest expense..........     (317)      (811)   (2,079)    (1,935)        (478)           (481)    (1,893)   (1,667)
                            -------   --------   -------    -------      -------         -------    -------   -------
Income (loss) before
  income taxes and
  minority interests......        5        805     4,852      3,045        3,241            (292)    (1,508)   (5,159)
Provision for income
  taxes...................       (2)      (290)   (1,727)    (1,097)      (1,166)             (3)      (152)      (84)
Minority interests........       --         11       (83)      (164)         (66)             --         --        --
                            -------   --------   -------    -------      -------         -------    -------   -------
Net income (loss).........  $     3   $    526   $ 3,042    $ 1,784      $ 2,009         $  (295)   $(1,660)  $(5,243)
                            =======   ========   =======    =======      =======         =======    =======   =======
Net income per common and
  common equivalent
  share...................  $   .00   $    .12   $   .53    $   .40      $   .57
                            =======   ========   =======    =======      =======
Weighted average common
  and equivalent shares
  outstanding.............    6,828      4,552     5,712      4,411        3,507
                            =======   ========   =======    =======      =======
OTHER DATA:
Capital expenditures......  $ 3,204   $  1,816   $ 9,876    $ 5,408      $   707         $   195    $   252   $ 1,364
EBITDA(5).................    2,261      3,196    13,506      9,472        5,574             964      3,492      (550)
Summary cash flow
  information:
  Net cash provided by
    (used for) operating
    activities............   (3,089)     1,249       812       (185)         877             663        277    (3,752)
  Net cash used for
    investing
    activities............   (2,599)    (1,124)   (6,036)   (19,360)     (22,893)           (195)      (252)   (1,364)
  Net cash provided by
    financing
    activities(3).........    4,542        444     6,957     19,415       22,965              28        503     5,379
BALANCE SHEET DATA:
Working capital...........  $25,468   $ 13,653   $21,026    $13,365      $ 9,511         $10,533    $10,717   $10,581
Total assets..............   90,207     78,455    86,770     77,754       36,292          24,965     26,196    26,793
Long-term debt, less
  current maturities......   19,311     32,945    11,883     32,467        7,633              --         --        --
Total stockholders'
  equity(3)(6)............   56,382     24,266    57,680     23,682       19,557          22,794     22,990    24,459

---------------

(1) Results for the year are not comparable to prior periods due to the ENSCO Technology and Sharewell Acquisitions.

(2) Results for the period are not comparable to prior years due to the Cobb Acquisition.

(3) The predecessor company, DSI, was a wholly owned subsidiary of MascoTech prior to its acquisition by Drilex on March 30, 1994. As a wholly owned subsidiary of MascoTech, DSI was allocated interest and other expenses by its parent, and had no long-term indebtedness since its financing requirements were met through advances from MascoTech. For purposes of this presentation, such advances from MascoTech are reflected in stockholders' equity. Earnings per share are not presented for periods during which DSI was wholly owned by MascoTech.

(4) Effective April 1, 1995, Drilex changed its estimated useful life for certain drilling motor components from five to seven years. This change was made to better reflect the estimated period during which these assets will remain in service. The effect of this change was an increase in net income of $248,000, or $.06 per share, for the year ended December 31, 1995, and $378,000, or $.07 per share, for the year ended December 31, 1996.

(5) For purposes of the table, EBITDA means operating income (loss) plus depreciation and amortization and is a supplemental financial measurement used by Drilex in the evaluation of its business. EBITDA is not intended to represent cash flow, an alternative to net income or any other measure of performance in accordance with generally accepted accounting principles. EBITDA as presented above may not be comparable to similarly titled measures of other companies. In addition, the funds depicted by EBITDA may not be available for management's discretionary use as a result of required debt service and other commitments or uncertainties. Reference is made to the Consolidated Statement of Cash Flows contained in the Consolidated Financial Statements of Drilex included elsewhere herein for a complete presentation of cash flows from operating, investing and financing activities prepared in accordance with generally accepted accounting principles.

(6) No cash dividends were declared or paid on the Drilex Common Stock during any of the periods presented.

SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth summary unaudited quarterly financial information for the years ended December 31, 1996 and 1995. Drilex believes that this information has been prepared on the same basis as its audited Consolidated Financial Statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements of Drilex, including the Notes thereto, included elsewhere in this Proxy Statement/Prospectus. Drilex's business is somewhat seasonal, since domestic oil and gas drilling activities are generally lower in the first and second quarters. Adverse weather conditions can curtail operations in certain regions during different parts of the year. Accordingly, Drilex's results of operations for any one quarter are not necessarily indicative of results to be expected for the full year.

                                                          THREE MONTHS ENDED
                                          ---------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                          ---------   --------   -------------   ------------
                                          (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
1996:
  Net revenues..........................   $19,457    $18,593       $20,075        $18,022
  Operating income......................     1,616        823         2,419          2,073
  Net income............................       526         93         1,279          1,144
  Net income per common and common
     equivalent share...................       .12        .02           .19            .17
1995:
  Net revenues..........................   $10,527    $12,343       $14,493        $20,163
  Operating income......................       660      1,023         1,411          1,886
  Net income............................       205        361           574            644
  Net income per common and common
     equivalent share...................       .05        .08           .13            .14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Drilex, including the Notes thereto, and "Information Regarding Drilex -- Selected Financial Data" appearing elsewhere herein.

     The following discussion is intended to assist in understanding Drilex's financial condition and results of operations as of and for each year in the three-year period ended December 31, 1996 and as of and for the three months ended March 31, 1997 and 1996. The statements in this discussion regarding the industry outlook, Drilex's expectations regarding growth in the precision drilling segment, Drilex's expectations regarding the future performance of its businesses, and other statements which are not historical facts in this discussion are forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks and uncertainties, including but not limited to the effect of competition, the level of petroleum industry exploration and production expenditures, world economic conditions, prices of and the demand for crude oil and natural gas, drilling activity, weather, the legislative environment in the United States and other countries, OPEC policy, conflict in the Middle East and other major petroleum producing regions, the condition of the capital and equity markets, unanticipated technological changes and other factors detailed herein and in Drilex's SEC filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

  OVERVIEW

     Drilex's business is substantially dependent upon the condition of the oil and gas industry and the willingness of oil and gas companies to spend capital on drilling and workover operations, which is generally dependent on the prevailing view of future hydrocarbon product prices. This is particularly the case in the United States, where Drilex generates approximately 72% of its revenues. Expectations relative to such future prices are affected by numerous factors affecting the supply and demand for oil and natural gas, including worldwide economic activity, interest rates and the cost of capital, environmental regulation, tax policies, political requirements of national governments, coordination by OPEC, the cost of producing oil and gas, and technological advances. Oil and gas prices and exploration and development activity have been characterized by significant volatility in recent years.

     Although overall oil and gas drilling activity as measured by the rotary rig count has declined significantly over the past 15 years, rapid increases in precision drilling technology, enhanced geological prospecting technologies (such as 3-D seismic technologies and CAEX techniques), and the demands of exploration and development companies for more precise and less costly drilling systems have driven growth in the precision drilling segment of the oilfield drilling market. Based on industry sources, the number of oil and gas wells drilled in the United States using precision drilling technology and the proportion of oil and gas wells drilled in the United States employing precision drilling technology have each increased significantly over the past five years.

     Drilex anticipates continued growth in demand for precision drilling services and expects the number of oilfield jobs employing precision drilling techniques to grow at a higher rate than the number of jobs in the overall drilling market. Moreover, with respect to jobs employing precision drilling techniques, Drilex expects continued increases in the average number of feet per well drilled using a downhole drilling motor. Drilex believes the growth in the number of precision drilling jobs and the increase in the utilization of precision drilling technology per job will be driven by the requirements of exploration and production companies for more precision and cost efficiency in their drilling operations, as well as the greater acceptance of precision drilling technology in the drilling industry, which has resulted from technological advancements, product improvements (which have extended equipment lives and increased penetration rates), and the expansion of downhole drilling motor technology to a wide variety of slim-hole applications. Drilex also believes that, over time, the demand for hydrocarbon products will grow and that exploration and development activity will increase. Drilex expects this increase in activity to be primarily driven by lower oil and gas company cost structures, technological advances and the interest of foreign countries in maintaining or expanding their production.

     Drilex International Inc. was organized by DRLX Partners and John Forrest (a founder of DSI and the current President and Chief Executive Officer of Drilex) to acquire DSI (also referred to herein as the "Predecessor") from MascoTech on March 30, 1994. Drilex's predecessor was originally formed in 1981.

     Since the DSI Acquisition, Drilex has grown substantially through the expansion of its product and service offerings and acquisitions of complementary businesses. The Cobb and ENSCO Technology Acquisitions (completed on September 30, 1994 and 1995, respectively) expanded Drilex's presence in certain of its key geographic regions for oilfield precision drilling services and provided Drilex with significant opportunities to expand its distribution of Drilex-manufactured motors by employing them in the newly acquired operations. In addition, the ENSCO Technology Acquisition significantly expanded Drilex's MWD capabilities, providing Drilex additional opportunities to deploy its products and services. The Sharewell Acquisition (completed on May 5, 1995) also provided the opportunity to expand Drilex's product distribution and significantly increased Drilex's service capabilities in environmental remediation and trenchless services. During the third and fourth quarters of 1996, Drilex substantially completed the consolidation of facilities and operations in Texas, Louisiana and the United Kingdom. During 1996, Drilex also combined its guidance instrumentation support services into a single Houston facility which is expected to reduce costs, enhance guidance instrument performance and improve service delivery.

     In July 1996, Drilex completed its initial public offering. The net proceeds to Drilex from the Drilex IPO of $28.3 million were used to repay debt incurred primarily in connection with the Cobb, Sharewell and ENSCO Technology Acquisitions.

     Results of Operations

     Drilex International Inc. began operations on March 30, 1994, the effective date of the DSI Acquisition. As a result, for purposes of the following discussion, the amounts from the consolidated statement of income of Drilex International Inc. from March 30, 1994 through December 31, 1994 have been combined with the statement of income for the Predecessor for the three months ended March 31, 1994 (adjusted to a pro forma basis as if the DSI Acquisition had occurred as of January 1, 1994). The following discussion presents an analysis of such combined results for 1994 compared to the results of operations of Drilex International Inc. for each of 1995 and 1996.

     Drilex's business is somewhat seasonal, since domestic oil and gas drilling activities are generally lower in the first and second quarters. Adverse weather conditions can curtail operations in certain regions during different parts of the year. Accordingly, Drilex's results of operations for any one quarter are not necessarily indicative of results to be expected for the full year.

                                THREE MONTHS ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                           ---------------------------------------   ------------------------------------------------------------
                                  1997                 1996                 1996                 1995                 1994
                           ------------------   ------------------   ------------------   ------------------   ------------------
                                     PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                                      OF NET               OF NET               OF NET               OF NET               OF NET
                           AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                           -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
                                                                   (DOLLARS IN THOUSANDS)
Net revenues.............  $17,033    100.0%    $19,457    100.0%    $76,147    100.0%    $57,526    100.0%    $31,566    100.0%
Operating expenses:
  Costs of sales and
    operations...........   10,780     63.3      12,018     61.8      45,696     60.0      34,606     60.1      16,288     51.6
  Selling, general and
    administrative
    expenses.............    3,992     23.4       4,243     21.8      16,945     22.3      13,448     23.4       8,605     27.2
  Depreciation and
    amortization.........    1,939     11.4       1,580      8.1       6,575      8.6       4,492      7.8       2,324      7.4
                           -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
Operating income.........      322      1.9       1,616      8.3       6,931      9.1       4,980      8.7       4,349     13.8
Interest expense.........     (317)    (1.9)       (811)    (4.2)     (2,079)    (2.7)     (1,935)    (3.4)       (567)    (1.8)
                           -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
Income before income
  taxes and minority
  interests..............        5        0         805      4.1       4,852      6.4       3,045      5.3       3,782     12.0
Provision for income
  taxes..................       (2)       0        (290)    (1.5)     (1,727)    (2.3)     (1,097)    (1.9)     (1,362)    (4.3)
Minority interests.......       --        0          11      0.1         (83)    (0.1)       (164)    (0.3)        (66)    (0.2)
                           -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
Net income...............  $     3        0%    $   526      2.7%    $ 3,042      4.0%    $ 1,784      3.1%    $ 2,354      7.5%
                           =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

     Comparison of Three Months Ended March 31, 1997 and 1996

     Consolidated revenues for the three months ended March 31, 1997 were $17.0 million, a decrease of 12% from revenues of $19.5 million for the corresponding period in the prior year. The $2.5 million decrease was primarily attributable to delays in the start of drilling projects in Texas and Venezuela and to lower activity from the Louisiana operations in the first quarter of 1997. The Texas delays were due to changes in drilling projects in the deep Austin Chalk that cause longer intervals for drilling the vertical section of the wellbore prior to Drilex's performing the directional drilling services. The lower Venezuela revenues were attributable to the delay of rig availability until early April. These lower revenue levels were partially offset by a sales and service contract to the Far East which is expected to provide for ongoing service revenues.

     Costs of sales and operations decreased from $12.0 million in the first quarter of 1996 to $10.8 million in the first quarter of the current year. This decrease is almost entirely attributable to the lower revenues described above. As a percentage of revenues, costs of sales and operations increased from 61.8% in the first quarter of 1996 to 63.3% in the first quarter of the current year. The increase in costs of sales and operations as a percentage of revenues is primarily attributable to the effect of the combination of fixed period expenses and lower revenues.

     Selling, general and administrative expenses decreased from $4.2 million in the first quarter of 1996 to $4.0 million in the first quarter of 1997. The dollar reduction in selling, general and administrative expenses was not sufficient to compensate for the lower than expected revenue levels.

     Depreciation and amortization increased from $1.6 million in the first quarter of 1996 to $1.9 million in the first quarter of 1997. This increase was primarily associated with the increase in the depreciable cost of MWD equipment related to the purchase and deployment of additional MWD equipment to areas that were previously renting third-party MWD units.

     Interest expense decreased from $0.8 million in the first quarter of 1996 to $0.3 million in the first quarter of 1997. Beginning in the third quarter of 1996, interest expense has been substantially reduced as a result of retiring approximately $32.2 million in debt in connection with the Drilex IPO. This reduction was partially offset by an increase in the amount outstanding under the Drilex Credit Facility due to the purchase of additional MWD units and to the cash payment in connection with a stock repurchase and promissory note repayment agreement and general release (the "Cobb Buy-Out Agreement"), which was effected on February 10, 1997, with Mr. Archie Cobb and certain of his affiliates from whom the Company previously acquired assets in the Cobb Acquisition. See "-- Liquidity and Capital Resources."

     During the first quarter of 1997, the Company completed the combination of its guidance instrumentation support services into a single Houston facility. This centralization of personnel, controls and procedures is expected to reduce costs, enhance guidance instrument performance and improve service delivery.

     Comparison of 1996 and 1995

     Consolidated revenues for 1996 were $76.1 million, an increase of 32% from revenues of $57.5 million for the prior year. Of the $18.6 million increase, $11.8 million was attributable to a full year's activity for the operations acquired in the ENSCO Technology Acquisition as compared to the inclusion of only three months of such operations in 1995 (following the September 1995 effective date of the ENSCO Acquisition) and $2.4 million was attributable to a full year's activity for the operations acquired in the Sharewell Acquisition as compared to the inclusion of eight months of such operations in 1995 (following the May 1995 effective date of the Sharewell Acquisition). The remaining increases in revenues resulted from higher drilling service revenues due primarily to an increase in revenues from operations in Latin America, a $2 million product sale and associated service work in the Far East in the third quarter and increased revenues associated with Drilex's United States land operations. These increases in revenue were partially offset by decreased revenues from Drilex's European Continental Shelf and environmental remediation operations. The 1996 revenues were less than expected during the third and fourth quarters due to MWD equipment performance failures in the Austin Chalk, MWD delivery delays in Venezuela, the consolidation of operations in Louisiana and lower than anticipated equipment sales in the Far East.

     Cost of sales and operations increased from $34.6 million in 1995 to $45.7 million in 1996. As a percent of revenues, cost of sales and operations decreased slightly from 60.1% in 1995 to 60.0% in 1996. The margins for operations acquired in the ENSCO Technology and Sharewell Acquisitions have historically been less than Drilex's pre-existing oilfield drilling services (excluding such acquisitions) due to the sale and use of third-party equipment by such acquired operations. Lower margins associated with such operations in 1996 were partially offset by higher margins associated with Far East sales in the third quarter of 1996. Of the $11.1 million increase in cost of sales and operations, $9.2 million was due to the full year effect of the ENSCO Technology and Sharewell Acquisitions. The remaining increase of $1.9 million primarily reflects increased expenses related to higher drilling services revenues and higher engineering expenses relating to replacement of third-party drilling motors used by the operations acquired in the ENSCO and Sharewell Acquisitions. In 1995 there was a nonrecurring $0.6 million charge resulting from a trenchless business unit operational dispute.

     Selling, general and administrative expenses increased from $13.4 million in 1995 to $16.9 million in 1996. As a percent of revenues, selling, general and administrative expenses decreased from 23.4% in 1995 to 22.3% in 1996. Of the $3.5 million increase, $3.2 million was due to the full year effect of the ENSCO Technology and Sharewell Acquisitions. The remaining $0.3 million increase is attributable to increased expenses associated with becoming a publicly held company.

     Depreciation and amortization increased from $4.5 million in 1995 to $6.6 million in 1996. Of the $2.1 million increase, $1.3 million was due to the full year effect of the Sharewell and ENSCO Technology Acquisitions. The remainder of the increase is attributable to increased depreciation resulting from the capital expenditures in 1996.

     Interest expense increased from $1.9 million in 1995 to $2.1 million in 1996, primarily due to the effect of notes issued in connection with the ENSCO Technology Acquisition and the full year effect of notes issued in connection with the Sharewell Acquisition. Increases in interest expense were partially offset by the retirement of debt, including the notes issued in connection with the ENSCO Technology Acquisition, in connection with the Drilex IPO in July 1996.

     Comparison of 1995 and 1994

     Consolidated revenues for 1995 were $57.5 million, an increase of 82% from revenues of $31.6 million for the prior year. Of the $25.9 million increase, $7.9 million was attributable to the Sharewell Acquisition, $5.3 million was attributable to the ENSCO Technology Acquisition, and $5.2 million resulted from the effect of a full year's activity for the operations acquired in the Cobb Acquisition, as compared to the inclusion of only three months of such operations in 1994 (following the September 1994 effective date of the Cobb Acquisition). The remaining increase in revenues resulted from an increase in Drilex's drilling services revenues, due primarily to increased operations in Texas, Europe (including the North Sea) and Eastern Venezuela. The increase in activity in Texas was a result of increased drilling activity by several major customers. Increased revenues attributable to Europe were due to greater small motor activity, including motor sales to the Commonwealth of Independent States, and expanded market penetration. Revenues in Eastern Venezuela more than doubled to $6.2 million from 1994 levels, as drilling activity significantly expanded in this area.

     Costs of sales and operations increased from $16.3 million in 1994 to $34.6 million in 1995. As a percent of revenues, costs of sales and operations increased from 51.6% in 1994 to 60.1% in 1995. Of the $18.3 million increase, $12.0 million was due to the ENSCO Technology and Sharewell Acquisitions and the effect of a full year's activity for the operations acquired in the Cobb Acquisition. Margins for the operations acquired in the Cobb Acquisition decreased in 1995 due to increased field expenses, a greater proportion of lower-margin onshore activity than higher-margin offshore activity compared to the prior year, and increased costs associated with third-party motor rentals. Sharewell's margins were adversely affected in 1995 due to a greater proportion of lower-margin sales of third-party equipment compared to higher-margin service billings, as compared to the prior year. The margins for the operations acquired in the ENSCO Technology Acquisition were lower than Drilex's other drilling operations due to low utilization of MWD equipment and the expenses associated with rentals of third-party motors.

     Costs of sales and operations related to Drilex's pre-existing oilfield drilling services (excluding the Sharewell and ENSCO Technology Acquisitions) were adversely impacted in 1995 by increased engineering and manufacturing costs of approximately $0.6 million. These increases resulted from costs incurred in 1995 for development of newly designed small-diameter motors, a new concept power section for Drilex's primary line of drilling motors, and equipment for slim-hole reentry drilling and workover applications. Drilex began operations in Western Venezuela in 1995 and incurred $0.3 million in startup expenses for staffing personnel, freight and duties on imported equipment and facilities. Operations in this location generated only minimal revenues in 1995. In 1995, Drilex's trenchless business unit absorbed a $0.6 million charge related to an operational dispute, which was settled in full in May 1996.

     Selling, general and administrative expenses increased from $8.6 million in 1994 to $13.4 million in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 27.2% in 1994 to 23.4% in 1995. Of the $4.8 million increase, $3.1 million was due to the ENSCO Technology, Sharewell and Cobb Acquisitions. Corporate overhead increased $0.8 million due to additional advertising, marketing and personnel costs associated with the support of these three acquisitions, in particular the ENSCO Technology Acquisition because of its size and complexity.

     Depreciation and amortization increased from $2.3 million in 1994 to $4.5 million in 1995. This increase was primarily due to the ENSCO Technology, Sharewell and Cobb Acquisitions, partially offset by a $0.4 million decrease resulting from an increase in the estimated useful lives for certain drilling equipment effective April 1, 1995.

     Interest expense increased from $0.6 million in 1994 to $1.9 million in 1995 due to an increase in debt to $38.4 million at December 31, 1995. Substantially all of this increase in debt was due to the ENSCO Technology, Sharewell and Cobb Acquisitions.

  LIQUIDITY AND CAPITAL RESOURCES

     Prior to the Drilex IPO, Drilex generally funded its activities (other than its acquisitions) through cash generated from operations and short-term borrowings. The cash portion of the purchase price for each of the Cobb, Sharewell and ENSCO Technology Acquisitions was funded through borrowings under Drilex's then-current bank credit facility and, in the case of the Cobb and ENSCO Technology Acquisitions, from the issuance of capital stock.

     In July 1996, Drilex sold 2,000,000 shares of Drilex Common Stock in the Drilex IPO and received net proceeds of $28.3 million. Drilex used approximately $24.7 million of the net proceeds of the Drilex IPO to repay all of the $14.8 million in borrowings under the term loan portion and $9.9 million of the borrowings under the revolving loan portion of its then-current bank credit facility. Drilex used approximately $3.6 million of the proceeds from the Drilex IPO to repay a promissory note issued to ENSCO Technology in connection with the ENSCO Technology Acquisition.

     At March 31, 1997, Drilex had working capital of $25.5 million, compared to working capital of $21.0 million at December 31, 1996, $13.4 million at December 31, 1995 and $9.5 million at December 31, 1994. The increase of $4.5 million from December 31, 1996 primarily reflects increases in accounts receivable and inventory and decreases in current maturities of long-term debt. Drilex's current maturities of debt were lower due to the repayment of debt pursuant to the Cobb Buy-Out Agreement. The increase of $7.6 million from 1995 to 1996 primarily reflects increases in cash and inventory (due to higher production in response to increased slim-hole opportunities and the replacement of third-party motors with Drilex motors in the operations acquired in the ENSCO Technology Acquisition) and decreases in current maturities of long-term debt due to the repayment of debt from the proceeds of the Drilex IPO.

     Capital expenditures for the first three months of 1997 were $3.2 million as compared to $1.8 million for the first quarter of 1996. The 1997 expenditures included $2.7 million for acquisitions of new MWD/guidance equipment. Capital expenditures for 1996 were $9.9 million, as compared to $5.4 million for the prior year. The 1996 expenditures included $7.3 million for MWD/guidance equipment (including $3.7 million to replace equipment lost-in-hole, which amount was primarily paid by customers) and $1.0 million for machinery and equipment. Drilex expects to spend approximately $5.2 million for capital expenditures during the remaining nine months of 1997. Such expenditures are expected to relate primarily to acquisitions of MWD systems.

     During the remainder of 1997, Drilex expects to fund its working capital, anticipated capital expenditures and debt maturity requirements primarily through cash provided by operating activities and, if the Merger is not consummated, borrowings under the Drilex Credit Facility. Drilex carries substantial inventory and accounts receivable, and will require increased working capital as its revenues grow. Drilex believes that cash flow from operations and the Drilex Credit Facility will be adequate to support its normal working capital and capital expenditures for at least the remainder of 1997. However, if the Merger is not consummated and 1997 capital expenditures exceed expected levels or if cash flow from operations for the year is less than anticipated, Drilex may need to seek an increase in its borrowing limit under the Drilex Credit Facility.

     In September 1996 Drilex entered into the Drilex Credit Facility by amending and restating its prior credit facility. The Drilex Credit Facility consists of an unsecured revolving line of credit which is scheduled to mature on September 30, 1999. The Drilex Credit Facility provides for borrowings of up to $15.0 million at December 31, 1996 (which limit was increased to $20.0 million in February 1997), of which up to $3.0 million may be used for letters of credit. As of March 31, 1997, borrowings under the Drilex Credit Facility were $16.7 million and $3.1 million was available for borrowings. Increased borrowings during the quarter ended March 31, 1997 of $7.6 million were primarily used for capital expenditures ($3.2 million, including $2.7 million for the purchase of MWD equipment), the Cobb Buy-Out Agreement ($2.7 million) and net inventory increases ($0.9 million). The Drilex Credit Facility bears interest at a rate per annum, at Drilex's election, equal to (i) a Eurodollar or Eurosterling interbank offered rate plus 3/4% or (ii) the bank's prime rate. With respect to the former, the interest rate margin may be increased by 3/8% (non-cumulatively) based on a quarterly financial test. The Drilex Credit Facility requires Drilex to maintain certain financial covenants (including a minimum tangible net worth, a minimum fixed charge coverage ratio and maximum debt to capitalization ratios) and limits additional borrowings of Drilex (other than under the Drilex Credit Facility) to no more than $5.0 million. The Drilex Credit Facility also places restrictions on Drilex's ability to, among other things, pay dividends, enter into unrelated lines of business, undertake transactions with affiliates and make investments. For an additional description of the Drilex Credit Facility's terms, see Note 6 to the Consolidated Financial Statements of Drilex included elsewhere herein.

     In February 1997, pursuant to the closing of the Cobb Buy-Out Agreement, Drilex repaid certain notes issued in connection with the Cobb Acquisition and Drilex's March 23, 1995 purchase of a minority interest in a subsidiary of Drilex from an affiliate of Mr. Cobb. Also pursuant to the Cobb Buy-Out Agreement, Drilex repurchased the 96,523 shares of Drilex Common Stock held by Mr. Cobb and entered into an amendment to the non-competition provisions of Mr. Cobb's employment agreement in connection with Mr. Cobb's termination of employment. The Cobb Buy-Out Agreement resulted in a net payment by Drilex of approximately $2.7 million.

     The consummation of the Merger is expected to have a material effect on Drilex's financial position and operations. Accordingly, if the acquisition is consummated, actual outcomes may vary materially from those indicated in the foregoing discussion of Drilex's results of operations and liquidity and capital resources. If the Merger is not consummated, Drilex intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. Drilex expects to fund future acquisitions primarily through a combination of working capital, cash flow from operations and bank borrowings, including the unborrowed portion of the Drilex Credit Facility, as well as issuances of additional equity.

     Due to the relatively low levels of inflation experienced in 1994, 1995 and 1996, inflation did not have a significant effect on Drilex's results in such years.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 in 1996 did not result in a charge to earnings.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. In adopting SFAS 123 in 1996, Drilex has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan. This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. See Note 10 to the Consolidated Financial Statements of Drilex included elsewhere herein.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 revises the methodology to be used in computing earnings per share such that the computation required for primary and fully diluted earnings per share are to be replaced with "basic" and "diluted" earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed in the same manner as fully diluted earnings per share, except that, among other changes, the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options. Drilex will adopt SFAS No. 128 effective December 31, 1997, and, as required, will restate earnings per share for all periods presented. Drilex anticipates that the amounts to be reported for basic and diluted earnings per share for the three months ended March 31, 1997 and 1996 will not differ significantly from the amounts reported under the current accounting standards.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Merger and the shares of Baker Hughes Common Stock issued in connection with the Merger are being passed on for Baker Hughes by Baker & Botts, L.L.P., Houston, Texas. Baker & Botts, L.L.P. has represented Drilex in various capacities since 1994, including matters in connection with the Cobb, Sharewell and ENSCO Technology Acquisitions and the Drilex IPO, and continues to represent Drilex on several matters (including employee benefit matters relating to the Merger). Vinson & Elkins L.L.P. is acting as special counsel for Drilex in connection with certain legal matters, including certain United States federal income tax matters, relating to the Merger. Vinson & Elkins L.L.P. represents Baker Hughes on certain matters (including employee benefit matters relating to the Merger).

                                    EXPERTS

     The consolidated financial statements incorporated by reference in the Baker Hughes Annual Report on Form 10-K for the year ended September 30, 1996, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such Baker Hughes Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Drilex as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and the period from March 30, 1994 (inception) to December 31, 1994, included herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DRILEX INTERNATIONAL INC. AND SUBSIDIARIES
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheet as of March 31, 1997
     (unaudited) and as of December 31, 1996 and 1995.......  F-3
  Consolidated Statement of Income for the Three Months
     Ended March 31, 1997 and 1996 (unaudited) and for the
     Years Ended December 31, 1996 and 1995 and for the
     Period from March 30, 1994 (inception) to December 31,
     1994...................................................  F-4
  Consolidated Statement of Cash Flows for the Three Months
     Ended March 31, 1997 and 1996 (unaudited) and for the
     Years Ended December 31, 1996 and 1995 and for the
     Period from March 30, 1994 (inception) to December 31,
     1994...................................................  F-5
  Consolidated Statement of Stockholders' Equity for the
     Three Months ended March 31, 1997 (unaudited) and for
     the Years Ended December 31, 1996 and 1995 and for the
     Period from March 30, 1994 (inception) to December 31,
     1994...................................................  F-6
  Notes to Consolidated Financial Statements................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Drilex International Inc.:

     We have audited the accompanying consolidated balance sheets of Drilex International Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, and stockholders' equity for the years ended December 31, 1996 and 1995 and the period from March 30, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Drilex International Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended and for the period from March 30, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
February 11, 1997

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                              DECEMBER 31,
                                                               MARCH 31,    -----------------
                                                                 1997        1996      1995
                                                              -----------   -------   -------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $ 1,406     $ 2,552   $   819
  Receivables:
     Trade, net of allowance for doubtful accounts of $968,
       $814 and $933 at March 31, 1997 and December 31, 1996
       and 1995, respectively...............................     21,899      20,015    20,994
     Other..................................................        843       1,031       694
  Inventories...............................................     11,689      10,733     8,259
  Prepaid expenses and other current assets.................      1,452       1,208     1,217
                                                                -------     -------   -------
          Total current assets..............................     37,289      35,539    31,983
Property and equipment, net.................................     36,183      33,909    27,557
Goodwill, net of accumulated amortization of $608, $519 and
  $170 at March 31, 1997 and December 31, 1996 and 1995,
  respectively..............................................     13,712      13,801    14,151
Other assets, net of accumulated amortization of $1,571,
  $1,397 and $686 at March 31, 1997 and December 31, 1996
  and 1995 respectively.....................................      3,023       3,521     4,063
                                                                -------     -------   -------
                                                                $90,207     $86,770   $77,754
                                                                =======     =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 7,903     $ 8,614   $ 8,706
  Accrued compensation and related benefits.................      1,075       1,112     1,550
  Accrued taxes, other than on income.......................        318         475     1,064
  Accrued income taxes......................................        240         356       476
  Other accrued liabilities.................................      1,399       1,485       936
  Long-term debt, current maturities........................        886       2,471     5,886
                                                                -------     -------   -------
          Total current liabilities.........................     11,821      14,513    18,618
Long-term debt, less current maturities.....................     19,311      11,883    32,467
Other noncurrent liabilities................................      1,805       1,806     2,182
                                                                -------     -------   -------
          Total liabilities.................................     32,937      28,202    53,267
                                                                -------     -------   -------
Commitments and contingencies (Note 13)
Minority interests..........................................        888         888       805
Stockholders' equity:
  Preferred stock, $01 par value; 10,000,000 shares
     authorized; none issued................................         --          --
  Common stock, $01 par value; 25,000,000 shares authorized;
     shares issued: March 31, 1997 -- 6,663,356; December
     31, 1996 -- 6,759,879; and December 31,
     1995 -- 4,381,205......................................         67          68        44
  Additional paid-in capital................................     49,477      50,777    19,845
  Retained earnings.........................................      6,838       6,835     3,793
                                                                -------     -------   -------
          Total stockholders' equity........................     56,382      57,680    23,682
                                                                -------     -------   -------
                                                                $90,207     $86,770   $77,754
                                                                =======     =======   =======

                See notes to consolidated financial statements.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PERIOD FROM
                                                 THREE MONTHS         YEAR ENDED       MARCH 30, 1994
                                                ENDED MARCH 31,      DECEMBER 31,      (INCEPTION) TO
                                               -----------------   -----------------    DECEMBER 31,
                                                1997      1996      1996      1995          1994
                                               -------   -------   -------   -------   --------------
                                                  (UNAUDITED)
Net revenues:
  Rental and service.........................  $13,160   $17,039   $63,601   $43,766      $21,850
  Equipment sales............................    3,873     2,418    12,546    13,760        3,359
                                               -------   -------   -------   -------      -------
                                                17,033    19,457    76,147    57,526       25,209
                                               -------   -------   -------   -------      -------
Operating expenses:
  Costs of sales and operations (exclusive of
     depreciation and amortization):
     Rental and service......................    8,978    10,836    40,087    27,956       11,714
     Equipment sales.........................    1,802     1,182     5,609     6,650        1,210
  Selling, general and administrative
     expenses................................    3,992     4,243    16,945    13,448        6,711
  Depreciation and amortization..............    1,939     1,580     6,575     4,492        1,855
                                               -------   -------   -------   -------      -------
                                                16,711    17,841    69,216    52,546       21,490
                                               -------   -------   -------   -------      -------
Operating income.............................      322     1,616     6,931     4,980        3,719
Interest expense.............................     (317)     (811)   (2,079)   (1,935)        (478)
                                               -------   -------   -------   -------      -------
Income before income taxes and minority
  interests..................................        5       805     4,852     3,045        3,241
Provision for income taxes...................       (2)     (290)   (1,727)   (1,097)      (1,166)
Minority interests...........................       --        11       (83)     (164)         (66)
                                               -------   -------   -------   -------      -------
Net income...................................  $     3   $   526   $ 3,042   $ 1,784      $ 2,009
                                               =======   =======   =======   =======      =======
Net income per common and common equivalent
  share......................................  $   .00   $   .12   $   .53   $   .40      $   .57
                                               =======   =======   =======   =======      =======
Weighted average common and common equivalent
  shares outstanding.........................    6,828     4,552     5,712     4,411        3,507
                                               =======   =======   =======   =======      =======

                See notes to consolidated financial statements.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                         PERIOD FROM
                                                              THREE MONTHS            YEAR ENDED        MARCH 30, 1994
                                                            ENDED MARCH 31,          DECEMBER 31,       (INCEPTION) TO
                                                           ------------------    --------------------    DECEMBER 31,
                                                            1997       1996        1996        1995          1994
                                                           -------    -------    --------    --------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $     3    $   526    $  3,042    $  1,784      $  2,009
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
    Depreciation and amortization........................    1,939      1,580       6,575       4,492         1,855
    Net (gains) losses on disposition of property and
      equipment..........................................      147        193      (1,002)      1,033           883
    Minority interests...................................       --        (11)         83         164            66
    Changes in assets and liabilities, excluding the
      effects of acquisitions:
      Increase in inventories............................   (2,190)    (1,080)     (7,584)     (5,918)       (2,393)
      Decrease (increase) in receivables.................   (1,696)      (508)        554      (5,209)       (3,667)
      Decrease (increase) in prepaid expenses and other
        assets...........................................     (185)      (151)        210        (560)         (576)
      (Decrease) increase in accounts payable............     (711)       521         (92)      4,568         1,628
      (Decrease) increase in accrued and other
        liabilities......................................     (396)      (837)       (974)       (539)        1,072
                                                           -------    -------    --------    --------      --------
      Net cash provided by (used for) operating
        activities.......................................   (3,089)     1,249         812        (185)          877
                                                           -------    -------    --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of property and equipment....      292        692       3,840       1,263            29
  Capital expenditures...................................   (3,204)    (1,816)     (9,876)     (5,408)         (707)
  Acquisition of ENSCO Technology Company net assets, net
    of cash acquired.....................................       --         --          --     (11,488)           --
  Acquisition of Sharewell, Inc., net of cash acquired...       --         --          --      (3,727)           --
  Acquisition of Drilex Systems, Inc., net of cash
    acquired.............................................       --         --          --          --       (18,625)
  Acquisition of Cobb net assets.........................       --         --          --          --        (3,590)
  Net proceeds from reduction of non-compete agreement in
    connection with the Cobb Buy-Out Agreement...........      313         --          --          --            --
                                                           -------    -------    --------    --------      --------
        Net cash used for investing activities...........   (2,599)    (1,124)     (6,036)    (19,360)      (22,893)
                                                           -------    -------    --------    --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...............       --         --          --      17,450         2,250
  Payments under revolving credit agreements.............       --         --     (15,700)    (14,300)           --
  Borrowings under revolving credit agreements...........    7,650      1,550      15,500      19,000         4,500
  Proceeds from issuance of common stock.................       --         --      28,456       3,117        16,215
  Principal payments on long-term debt...................   (1,805)    (1,106)    (21,299)     (4,826)           --
  Purchases of common stock..............................   (1,303)        --          --      (1,026)           --
                                                           -------    -------    --------    --------      --------
        Net cash provided by financing activities........    4,542        444       6,957      19,415        22,965
                                                           -------    -------    --------    --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....   (1,146)       569       1,733        (130)          949
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........    2,552        819         819         949            --
                                                           -------    -------    --------    --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............  $ 1,406    $ 1,388    $  2,552    $    819      $    949
                                                           =======    =======    ========    ========      ========
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Transfers of drilling equipment parts from inventories
    to property and equipment............................  $ 1,235    $ 1,222    $  5,110    $  2,926      $  1,965
  Conversion of ENSCO Promissory Note....................       --         --       2,500          --            --
  Amounts recorded in connection with acquisitions:
    Fair value of net assets acquired, including
      goodwill...........................................       --         --          --      26,257        26,881
    Issuances of long-term debt..........................       --         --          --      10,792         1,333
    Issuance of long-term debt to reacquire equity
      interest in subsidiary.............................       --         --          --       2,154            --
    Issuances of common stock and warrants...............       --         --          --         250         1,333
    Issuance of equity interest in subsidiary............       --         --          --          --         2,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid..........................................  $   314    $   800    $  2,146    $  1,689      $    274
  Income taxes paid......................................      109        312       1,097         842           613

                See notes to consolidated financial statements.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK        ADDITIONAL
                                          ----------------------    PAID-IN     RETAINED
                                           SHARES     ($.01 PAR)    CAPITAL     EARNINGS    TOTAL
                                          ---------   ----------   ----------   --------   -------
Balance, March 30, 1994 (inception).....         --      $--        $    --      $   --    $    --
  Issuances of common stock.............  4,080,818       41         17,507          --     17,548
  Net income............................         --       --             --       2,009      2,009
                                          ---------      ---        -------      ------    -------
Balance, December 31, 1994..............  4,080,818       41         17,507       2,009     19,557
  Issuances of common stock and
     warrants...........................    451,220        5          3,362          --      3,367
  Purchases of common stock.............   (150,833)      (2)        (1,024)         --     (1,026)
  Net income............................         --       --             --       1,784      1,784
                                          ---------      ---        -------      ------    -------
Balance, December 31, 1995..............  4,381,205       44         19,845       3,793     23,682
  Common stock issued in initial public
     offering...........................  2,361,962       24         30,816          --     30,840
  Exercised stock options, net of tax
     benefit............................     16,712       --            116          --        116
  Net income............................         --       --             --       3,042      3,042
                                          ---------      ---        -------      ------    -------
Balance, December 31, 1996..............  6,759,879       68         50,777       6,835     57,680
  Purchases of common stock
     (unaudited)........................    (96,523)      (1)        (1,300)         --     (1,301)
  Net income (unaudited)................         --       --             --           3          3
                                          ---------      ---        -------      ------    -------
Balance, March 31, 1997 (unaudited).....  6,663,356      $67        $49,477      $6,838    $56,382
                                          =========      ===        =======      ======    =======

                See notes to consolidated financial statements.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Drilex International Inc. was organized on March 10, 1994 by DRLX Partners, L.P. ("DRLX Partners") and Mr. John Forrest to acquire the common stock of Drilex Systems, Inc. ("DSI") from MascoTech, Inc. See Note 2. Mr. Forrest is a founder of DSI and the President and Chief Executive Officer of Drilex International Inc. The initial capital contributions of $11,200,000 were made on March 30, 1994.

     The consolidated financial statements include the accounts of Drilex International Inc. and its majority and wholly owned subsidiaries, collectively referred to herein as the "Company". All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company provides directional, horizontal and other precision drilling services and products. Such services and products are used primarily for oil and gas drilling, environmental remediation and trenchless service applications.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The consolidated financial statements as of and for the three months ended March 31, 1997 and for the three months ended March 31, 1996 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at March 31, 1997, and the consolidated results of operations and cash flows for the three months ended March 31, 1997 and 1996. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory costs represent invoice or production cost. Production costs include materials, labor and manufacturing overhead. The largest portion of the Company's inventories is consumed in connection with rental and service activities, and the remainder is utilized for equipment sales. Certain drilling equipment parts are transferred from inventories to property and equipment when placed in service.

  Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Effective January 1, 1996, the Company implemented Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS 121 did not result in a charge to earnings.

  Goodwill and Other Intangible Assets

     Goodwill represents the excess of the purchase price for acquired businesses over the allocated value of the related net assets (see Note 2). Goodwill is amortized on a straight-line basis over a forty year life. The carrying value of goodwill and other intangible assets is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

     Included in other assets are noncompete agreements, a technology licensing agreement, organization costs and patents. These intangible assets are amortized on a straight-line basis over their estimated useful lives.

  Revenue Recognition

     Rental and service revenues are recognized as the services are performed, generally on an hourly or daily rate basis, under short-term contracts. Revenues from equipment sales are recognized when products are shipped to customers.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

  Foreign Currency Translation

     The Company uses the United States dollar as the functional currency for its foreign operations. Foreign currency transaction gains and losses are recognized in consolidated income as incurred. Gains or losses resulting from balance sheet translation of foreign operations are included in consolidated income.

  Per Share Information

     Per share information is based on the weighted average number of common shares outstanding during each period and, if dilutive, the weighted average number of common equivalent shares resulting from the assumed conversion of outstanding stock options and warrants. Shares issued by the Company during the one-year period prior to the filing of its Registration Statement have been included in the computation of weighted average shares from the Company's date of inception (using the treasury stock method and the initial public offering price). The fully diluted computation assumes the conversion of the Convertible Promissory Note as of the date of its issuance (see Note 6) and the resulting decrease in interest expense for the applicable period. On July 9, 1996, the Convertible Promissory Note was converted in connection with the Company's initial public offering (the "IPO") and the resulting shares were included in the primary per share computation for the remainder of the year. The difference between earnings per common share on a primary and fully diluted basis is not significant.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

  Stock Based Compensation

     In October 1995, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") was issued. SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. In adopting SFAS 123 in 1996, the Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan (see Note 10). This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. The Company has disclosed the proforma income and earnings per share amounts that would have been reported under the "fair value" based recognition provisions of SFAS 123 in Note 10.

2. ACQUISITIONS

     On March 31, 1994, the Company acquired all of the common stock of DSI for cash of $20,000,000 in a transaction accounted for as a purchase. During the remainder of 1994 and during 1995, the Company consummated three additional business acquisitions which were also accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

  ENSCO Technology Company and subsidiary ("ENSCO Technology")

     On September 30, 1995, the Company acquired substantially all of the assets, net of outstanding liabilities and minority interests, of ENSCO Technology. ENSCO Technology provides precision drilling and measurement-while-drilling services to customers primarily in Texas and Canada. The total purchase price of $17,851,000 consisted of $11,790,000 in cash and notes payable to ENSCO Technology totaling $6,061,000. The Company recognized goodwill of $8,586,000 in connection with this acquisition.

  Sharewell, Inc. and subsidiaries ("Sharewell")

     On May 5, 1995, the Company acquired all of the common stock of Sharewell (formerly Shareco, Inc.), which provides directional drilling guidance systems and services in both domestic and international locations. The total purchase price of $9,167,000 consisted of $4,186,000 in cash, notes payable to Sharewell's former stockholders totaling $4,731,000 and warrants to purchase 180,981 shares of the Company's common stock valued at $250,000. The Company recognized goodwill of $4,332,000 in connection with this acquisition.

  Cobb Directional Drilling Company, Inc. and Posi-Trak Mud Motors, Inc. (collectively, "Cobb")

     On September 30, 1994, the Company acquired substantially all of the fixed assets of Cobb (the "Cobb acquisition"), which provides precision drilling services to customers primarily in Louisiana and the Gulf of Mexico. The Company used a newly-formed subsidiary, Cobb Directional Drilling Company LLC ("Cobb LLC"), to acquire the Cobb assets. The total purchase price of $8,256,000 consisted of $3,590,000 in cash, a note payable to Posi-Trak Mud Motors, Inc. for $1,333,000, a one-third equity interest in Cobb LLC valued at $2,000,000 and 241,307 shares of the Company's common stock valued at $1,333,000. The Company recognized goodwill of $1,403,000 in connection with this acquisition.

     On March 23, 1995, the Company repurchased 144,784 of the shares of its common stock for $1,000,000 in cash (the estimated fair value of such common stock on that date). This repurchase, after retirement of the resulting treasury shares, was recorded as a reduction of common stock and additional paid-in capital on the Company's consolidated balance sheet. On the same date, the Company reacquired the one-third equity interest in Cobb LLC in exchange for two notes payable to Cobb Directional Drilling Company, Inc. totaling $2,154,000 (the estimated fair value of such equity interest on that date). This reacquisition was recorded as a

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES reduction of minority interests on the Company's consolidated balance sheet. The minority stockholder's share of Cobb LLC's earnings for the period from October 1, 1994 through March 23, 1995 is presented as minority interests in the Company's consolidated income statement.

  Pro forma results of operations (unaudited)

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if (a) the Cobb acquisition had been consummated on March 30, 1994 and (b) the Sharewell and ENSCO Technology acquisitions had been consummated as of the beginning of the respective periods. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, income taxes and minority interests. Net income for the period ended December 31, 1994 includes an after-tax gain of $429,000, or $.10 per share, resulting from ENSCO Technology's sale of stock of a foreign subsidiary. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                                              PERIOD FROM
                                                                            MARCH 30, 1994
                                                            YEAR ENDED      (INCEPTION) TO
                                                           DECEMBER 31,      DECEMBER 31,
                                                               1995              1994
                                                           -------------    ---------------
                                                           (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                  PER SHARE AMOUNTS)
Net revenues.............................................     $73,557           $48,719
  Net income.............................................       1,929             2,905
  Net income per common and common equivalent share......         .42               .67

3. INVENTORIES

     Inventories consist of the following:

                                                                         DECEMBER 31,
                                                          MARCH 31,    -----------------
                                                            1997        1996       1995
                                                         -----------   -------    ------
                                                         (UNAUDITED)
                                                            (IN THOUSANDS OF DOLLARS)
Drilling equipment parts...............................    $10,922     $ 9,879    $7,573
Work in process........................................        767         854       686
                                                           -------     -------    ------
                                                           $11,689     $10,733    $8,259
                                                           =======     =======    ======

4. PROPERTY AND EQUIPMENT

     The major classes of property and equipment are as follows:

                                                                         DECEMBER 31,
                                                       ESTIMATED      ------------------
                                                      USEFUL LIVES     1996       1995
                                                      ------------    -------    -------
                                                                       (IN THOUSANDS OF
                                                                           DOLLARS)
Land................................................                  $    52    $    52
Buildings and improvements..........................   5-40 years       1,382        985
Machinery and equipment.............................   3-15 years       8,110      7,122
Rental tools........................................    3-7 years      29,927     19,901
Furniture and fixtures..............................   3-10 years       3,244      2,385
Construction in progress............................                       33      1,844
                                                                      -------    -------
                                                                       42,748     32,289
Less: accumulated depreciation......................                   (8,839)    (4,732)
                                                                      -------    -------
                                                                      $33,909    $27,557
                                                                      =======    =======

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

     Depreciation expense for the years ended December 31, 1996 and 1995 and for the period ended December 31, 1994 was $5,467,000, $3,668,000 and $1,703,000,
respectively. Effective April 1, 1995, the Company changed its estimated useful life for certain drilling motor components from five to seven years. This change was made to better reflect the estimated period during which these assets will remain in service. The effect of this change was an increase in net income of $378,000, or $.07 per share, for the year ended December 31, 1996 and $248,000, or $.06 per share, for the year ended December 31, 1995.

5. OTHER ASSETS

     Other assets consist of the following:

                                                                        DECEMBER 31,
                                                       ESTIMATED      -----------------
                                                      USEFUL LIVES     1996       1995
                                                      ------------    -------    ------
                                                                      (IN THOUSANDS OF
                                                                          DOLLARS)
Noncompete agreements...............................   5-10 years     $ 2,100    $2,100
Technology licensing agreement......................  13 1/3 years      1,465     1,465
Organization costs..................................      5 years       1,058     1,052
Patents.............................................     17 years         142       122
Other...............................................                      153        10
                                                                      -------    ------
                                                                        4,918     4,749
Less: accumulated amortization......................                   (1,397)     (686)
                                                                      -------    ------
                                                                      $ 3,521    $4,063
                                                                      =======    ======

     In conjunction with the acquisition of DSI, the Company obtained a licensing agreement that provides it with a non-exclusive right to use a patented technology for the remaining life of the patent. As consideration for the license, the Company is obligated to sell or lease certain drilling systems equipment to the licensor at a discount. The period of this obligation extends through December 31, 1997. A liability for this obligation is included on the Company's consolidated balance sheet in the amount of $1,138,000 and $1,238,000 at December 31, 1996 and 1995, respectively.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                           MARCH 31,    -----------------
                                                             1997        1996      1995
                                                          -----------   -------   -------
                                                          (UNAUDITED)
                                                             (IN THOUSANDS OF DOLLARS)
Bank Credit Agreement:
  Revolving Credit Facility.............................    $16,650     $ 9,000   $ 9,200
  Term Note.............................................         --          --    16,578
Promissory Note payable to Posi-Trak Mud Motors, Inc....         --       1,333     1,333
Promissory Note payable to Cobb Directional Drilling
  Company, Inc..........................................         --         417       750
Promissory Notes payable to former stockholders of
  Sharewell.............................................      3,547       3,604     4,431
Promissory Note payable to ENSCO Technology.............         --          --     3,561
Convertible Promissory Note payable to ENSCO
  Technology............................................         --          --     2,500
                                                            -------     -------   -------
                                                             20,197      14,354    38,353
Less: current maturities................................       (886)     (2,471)   (5,886)
                                                            -------     -------   -------
                                                            $19,311     $11,883   $32,467
                                                            =======     =======   =======

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

  Bank Credit Agreement

     On September 16, 1996, the Company entered into an unsecured credit agreement with a bank (the "Bank Credit Agreement") which replaced previous credit agreements entered into by the Company and its subsidiaries and provided for borrowings of up to $15,000,000, of which up to $3,000,000 could be used for letters of credit. The Bank Credit Agreement, as amended on February 10, 1997, consists of a revolving line of credit (the "Revolving Credit Facility") which matures on September 30, 1999 and provides for borrowings of up to $20,000,000 of which up to $3,000,000 may be used for letters of credit. As of March 31, 1997, $3,130,000 was available for borrowings of which $2,780,000 was available for letters of credit. Letters of credit outstanding amounted to $220,000 at March 31, 1997.

     Borrowings under the Bank Credit Agreement bear interest at a rate per annum, at the Company's election, equal to (i) a Eurodollar and Eurosterling interbank offered rate plus 3/4% or (ii) the bank's prime rate (8.3% and 6.4%, respectively, at December 31, 1996). In the case of the former, the interest rate margins may be increased by 3/8% (non-cumulatively) based on a financial test, determined quarterly. The Bank Credit Agreement requires the Company to maintain certain financial covenants and places restrictions on the Company's ability to, among other things, incur debt and liens, pay dividends, enter into unrelated lines of business and make investments.

  Promissory Note payable to Posi-Trak Mud Motors, Inc.

     This note matures on September 30, 1997, bears interest at a rate of 7% per annum and is secured by a pledge of the Company's equity interest in Cobb LLC (see Note 16).

  Promissory Note payable to Cobb Directional Drilling Company, Inc.

     This note matures on March 23, 1998, bears interest at a rate of 7 1/2% per annum, calls for quarterly principal payments of $83,000 and is secured by a pledge of a one-third equity interest in Cobb LLC. A related promissory note for $1,154,000 was repaid on July 1, 1995 (see Note 16).

  Promissory Notes payable to former stockholders of Sharewell

     These unsecured notes mature on April 30, 2000 and bear interest at a rate of 8% per annum. Six of the notes call for quarterly principal payments aggregating $139,000. The remaining note calls for annual principal payments of $250,000 and a final payment of $913,000 at maturity, and requires that the Company maintain a minimum consolidated net worth.

  Maturities

     Scheduled maturities of long-term debt outstanding at December 31, 1996 are as follows: years ending December 31, 1997 -- $2,471,000; 1998 -- $887,000;
1999 -- $9,804,000; 2000 -- $1,192,000.

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents approximates fair value for these instruments. The estimated fair value of long-term debt is determined based on the current rates offered for similar borrowings. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                              DECEMBER 31, 1996     DECEMBER 31, 1995
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              AMOUNT     VALUE      AMOUNT     VALUE
                                             --------   --------   --------   --------
                                                     (IN THOUSANDS OF DOLLARS)
Cash and cash equivalents..................  $  2,552   $  2,552   $    819   $    819
Long-term debt.............................   (14,354)   (14,251)   (38,353)   (38,594)
Interest rate swap agreement...............        --         --         --       (332)

     The Company's interest rate swap agreement was terminated on July 9, 1996 in conjunction with the IPO and subsequent prepayment of the Term Note (see Note
10). The net settlement amount (a $57,000 credit) resulting from this agreement was recognized as an adjustment to interest expense. The Company does not hold or issue derivative financial instruments for trading purposes.

8. INCOME TAXES

     The domestic and foreign components of income before income taxes and minority interests are as follows:

                                                                                 PERIOD FROM
                                                                               MARCH 30, 1994
                                                  YEAR ENDED     YEAR ENDED    (INCEPTION) TO
                                                 DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                     1996           1995            1994
                                                 ------------   ------------   ---------------
                                                           (IN THOUSANDS OF DOLLARS)
Domestic.......................................     $  563         $  951          $2,217
Foreign........................................      4,289          2,094           1,024
                                                    ------         ------          ------
                                                    $4,852         $3,045          $3,241
                                                    ======         ======          ======

     The provision for income taxes consists of the following:

                                                                                 PERIOD FROM
                                                                               MARCH 30, 1994
                                                  YEAR ENDED     YEAR ENDED    (INCEPTION) TO
                                                 DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                     1996           1995            1994
                                                 ------------   ------------   ---------------
                                                           (IN THOUSANDS OF DOLLARS)
Current:
  Federal......................................     $  110         $  301          $  682
  State........................................        162             41              23
  Foreign......................................        744            670             170
                                                    ------         ------          ------
                                                     1,016          1,012             875
                                                    ------         ------          ------
Deferred:
  Federal......................................        711             85             291
                                                    ------         ------          ------
                                                    $1,727         $1,097          $1,166
                                                    ======         ======          ======

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

     A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and minority interests is as follows:

                                                                                 PERIOD FROM
                                                                               MARCH 30, 1994
                                                  YEAR ENDED     YEAR ENDED    (INCEPTION) TO
                                                 DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                     1996           1995            1994
                                                 ------------   ------------   ---------------
                                                           (IN THOUSANDS OF DOLLARS)
Provision for income taxes at statutory rate...     $1,650         $1,035          $1,102
Nondeductible goodwill amortization............         36             24              --
Other..........................................         41             38              64
                                                    ------         ------          ------
                                                    $1,727         $1,097          $1,166
                                                    ======         ======          ======

     The components of the net deferred income tax assets and liabilities are as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                1996      1995     1994
                                                              --------   ------   ------
                                                              (IN THOUSANDS OF DOLLARS)
Deferred income tax liabilities:
  Property and equipment....................................    $  916     $626     $194
  Basis difference in foreign subsidiaries, net of foreign
     tax credits............................................       598       72      151
  Other.....................................................       291      236        3
                                                                ------     ----     ----
          Total deferred income tax liabilities.............     1,805      934      348
                                                                ------     ----     ----
Deferred income tax assets:
  Receivables allowance.....................................       277       65       52
  Other.....................................................        --       52        5
                                                                ------     ----     ----
          Total deferred income tax assets..................       277      117       57
                                                                ------     ----     ----
Net deferred income tax liabilities.........................    $1,528     $817     $291
                                                                ======     ====     ====

     Provision has been made for the U.S. income tax effect of the anticipated repatriation of earnings of foreign subsidiaries.

     No valuation allowances are required for the deferred income tax assets. The net current deferred income tax assets are included in prepaid expenses and other current assets, and the net non-current deferred income tax liabilities are included in other noncurrent liabilities, on the consolidated balance sheet.

9. MINORITY INTERESTS

     Minority interests at December 31, 1996 and 1995 represent minority stockholders' interests in certain foreign subsidiaries of acquired companies (see Note 17).

10. STOCKHOLDERS' EQUITY

  Authorized Shares

     On May 16, 1996, the Company filed an amendment to its certificate of incorporation to, among other things, (i) increase the number of authorized common shares to 25,000,000 and to effect a stock split involving the issuance of approximately 1.81 shares of common stock in exchange for each share of common stock then outstanding; (ii) retire all treasury shares of common stock purchased since the Company's inception; and (iii) authorize 10,000,000 shares of $.01 par value preferred stock. The effect of the stock split

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES and the retirement of treasury shares has been presented retroactively to the date of inception in the Company's consolidated financial statements.

  Initial Public Offering

     On July 2, 1996, the Company entered into an underwriting agreement providing for the issuance of 2,361,962 shares of common stock in the IPO. Of the total number of shares issued, 2,000,000 were sold by the Company, and 361,962 were sold by ENSCO Technology, which had converted its Convertible Promissory Note. Net proceeds to the Company from the IPO, after issuance costs, were $28,340,000 and were used to (i) retire the $3,561,000 of outstanding principal and $12,000 accrued interest under the Promissory Note payable to ENSCO Technology; and (ii) make principal repayments of $14,833,000 for all term loan borrowings and $9,934,000 for a portion of the revolving line of credit borrowings outstanding under its Bank Credit Agreement (see Note 6).

  Stock options

     In 1996, the Company amended and restated the Drilex Holdings Corp. 1994 Stock Option Plan (the "1994 Stock Option Plan"). Up to 440,000 shares of the Company's common stock are reserved for awards or for payment of rights granted to certain employees and to non-employee directors of the Company and its subsidiaries. These options are exercisable ratably over periods of three to four years beginning one year from the date of grant. All stock options are granted at the fair market value of the Common Stock at the date of grant. Stock options granted to non-employee directors generally expire ten years after the date of grant or three months after the date of retirement from the Board of Directors, if earlier. Stock options granted to employees prior to the IPO generally expire seven years after the date of grant. Stock options granted to employees after the IPO generally expire five years after the date of grant. All stock options granted to employees may expire earlier, at the discretion of the Compensation Committee, if employment is terminated.

     The following table summarizes the stock option activity related to the Company's plan:

                                                                    WEIGHTED AVERAGE
                                                                     EXERCISE PRICE    WEIGHTED AVERAGE
                                         SHARES    EXERCISE PRICE      PER SHARE       CONTRACTUAL LIFE
                                         -------   --------------   ----------------   ----------------
1994: Granted..........................   62,911     $       5.53        $ 5.53
                                         -------                        -------
      Outstanding at December 31.......   62,911             5.53          5.53           7.12 years
1995: Granted..........................   25,044     $ 5.53-11.05        $10.52
      Forfeited/Cancelled..............  (12,099)            5.53          5.53
                                         -------                        -------
      Outstanding at December 31.......   75,856       5.53-11.05          7.18           7.19 years
1996: Granted..........................  161,850     $11.94-16.00        $15.88
      Exercised........................  (16,712)            5.53          5.53
      Forfeited/Cancelled..............  (24,806)      5.53-16.00         15.66
                                         -------                        -------
      Outstanding at December 31.......  196,188       5.53-16.00         13.43           6.34 years

     The following table provides information for the exercisable stock options:

                                                                         WEIGHTED AVERAGE
                                                           EXERCISE       EXERCISE PRICE
                                                SHARES       PRICE          PER SHARE
                                                ------    -----------    ----------------
December 31, 1995.............................  12,905    $      5.53         $5.53
December 31, 1996.............................  15,561    $5.53-11.05         $7.54

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

     In adopting SFAS 123 in 1996, the Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan. This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. The following table discloses the pro forma income and earnings per share amounts that would have been reported as prescribed by SFAS 123:

                                                               1996        1995
                                                              ------      ------
                                                                (IN THOUSANDS
                                                                    EXCEPT
                                                              PER SHARE AMOUNTS)
Net income:
  As reported...............................................  $3,042      $1,784
  Proforma..................................................  $2,963      $1,770
Earnings per share:
  As reported...............................................  $ 0.53      $ 0.40
  Proforma..................................................  $ 0.52      $ 0.40

     The weighted average fair values of options granted during 1996 and 1995 were $5.17 and $4.56 per share, respectively. The fair value of each stock option granted during 1996 and 1995 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                  YEAR OF GRANT
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
Risk free interest rate.....................................      6.29%        6.47%
Expected life of options....................................  3.5 years    2.5 years
Expected volatility of the Company's stock price............        64%           0%
Expected dividend yield of the Company's stock..............         0%           0%

  Warrants

     On May 5, 1995, in connection with the Sharewell acquisition (see Note 2), the Company issued warrants to purchase an aggregate of 180,981 shares of its common stock at an exercise price of $5.53 per share. The warrants are exercisable, in whole or in part, at any time until May 5, 2000. None of the warrants had been exercised as of December 31, 1996.

  Shares reserved for issuance

     At December 31, 1996, the Company had the following shares of common stock reserved for future issuance:

1994 Stock Option Plan......................................  423,288
Warrants....................................................  180,981
                                                              -------
                                                              604,269
                                                              =======

  Restrictions on payment of dividends

     As of December 31, 1996, the Company is precluded from paying dividends on its common stock by the provisions of various debt agreements (see Note 6).

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS

     The Company purchases equipment and services from parties related to Cobb's former stockholder. Charges for such purchases amounted to $767,000, $629,000 and $178,000 for the periods ended December 31, 1996, 1995 and 1994, respectively.

     In connection with the ENSCO Technology acquisition (see Note 2), the Company was charged a $150,000 fee for investment banking and consulting services by an affiliate of DRLX Partners. This fee, included in other accrued liabilities on the Company's consolidated balance sheet as of December 31, 1995, was paid in 1996.

     Included in other receivables at December 31, 1996 and 1995 are advances to employees of the Company amounting to $395,000 and $334,000, respectively.

12. EMPLOYEE BENEFIT PLAN

     On April 1, 1994, the Company adopted a defined contribution savings plan covering substantially all of its employees. Employees may elect to contribute up to 15% of their eligible compensation to the plan. For those participants who have elected to make voluntary contributions to the plan, the Company's contributions consist of a 50% matching amount for participant contributions, not to exceed 4% of the eligible compensation of participants. The cost to the Company of this plan was $273,000, $207,000 and $87,000 for the periods ended December 31, 1996, 1995 and 1994, respectively.

13. COMMITMENTS AND CONTINGENCIES

  Commitments

     Minimum rental commitments under operating leases at December 31, 1996 are as follows: years ending December 31, 1997 -- $1,202,000; 1998 -- $691,000;
1999 -- $602,000; 2000 -- $370,000; 2001 -- $165,000; thereafter -- $1,146,000.
Rental expense for operating leases was $1,287,000, $993,000 and $565,000 for the periods ended December 31, 1996, 1995 and 1994, respectively.

     The Company has a licensing agreement that provides it with a non-exclusive right to purchase and use certain measurement-while-drilling systems equipment. Most of this equipment was obtained in connection with the ENSCO Technology acquisition (see Note 2). As consideration for this license, the Company is obligated to make annual royalty payments of $360,000 to the supplier of the equipment. The Company is entitled to receive discounts on the royalty payments for the ENSCO Technology equipment amounting to $46,000 per year for the first three years of the agreement and $260,000 per year for the fourth and fifth years of the agreement. The terms of this licensing agreement are to be reviewed and renegotiated in September 2000.

     In November 1996, the Company committed to be a participating lender for an unaffiliated entity's senior secured oil and gas exploration and development loan facility ("Facility"). The Company's maximum commitment of $500,000 is secured by certain domestic oil and gas properties of the borrower and it will receive an overriding royalty interest in each property for which funding under the Facility is provided. Interest is earned on advances made under this Facility at an annual rate of 12% and is receivable quarterly. Principal payments are to be received quarterly beginning in 1999 based on a stated percentage of net production revenues of properties covered under the Facility. At December 31, 1996, the Company had a receivable of $150,000 with respect to the Facility included in Other Assets.

  Contingencies

     The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

14. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade receivables. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

     The Company derives a significant portion of its revenues from sales and services to customers in the energy industry. In addition, the Company has concentrations of operations in certain geographic areas (primarily Texas, the Louisiana Gulf Coast, Venezuela and the North Sea). At December 31, 1996, two customers each accounted for approximately 10% of the Company's revenues. At December 31, 1995, one customer accounted for approximately 11% of the Company's revenues. At December 31, 1996, there were no individual customers which had accounts receivable balances greater than 10% of total trade receivables. At December 31, 1995, outstanding receivables from two significant customers accounted for approximately 13% and 11% of total trade receivables, respectively. The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers.

15. GEOGRAPHIC INFORMATION

     Summarized information by geographic area is as follows:

                                                                                       PERIOD FROM
                                                                                      MARCH 30,1994
                                                       YEAR ENDED      YEAR ENDED     (INCEPTION) TO
                                                      DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                          1996            1996             1994
                                                      ------------    ------------    --------------
                                                                (IN THOUSANDS OF DOLLARS)
Net revenues from unaffiliated customers:
  Domestic..........................................    $54,732         $42,557          $18,460
  Latin America.....................................      9,237           6,635            2,544
  Europe............................................      4,848           5,378            2,023
  Other foreign.....................................      7,330           2,956            2,182
                                                        -------         -------          -------
          Total.....................................    $76,147         $57,526          $25,209
                                                        =======         =======          =======
Operating income (loss):
  Domestic..........................................    $ 4,886         $ 3,180          $ 3,287
  Latin America.....................................        803             355              522
  Europe............................................        396           1,292               42
  Other foreign.....................................        846             153             (132)
                                                        -------         -------          -------
          Total.....................................    $ 6,931         $ 4,980          $ 3,719
                                                        =======         =======          =======
Identifiable assets:
  Domestic..........................................    $64,747         $59,492          $28,836
  Latin America.....................................     10,680           7,170            2,560
  Europe............................................      4,657           4,633            2,518
  Other foreign.....................................      6,686           6,459            2,378
                                                        -------         -------          -------
          Total.....................................    $86,770         $77,754          $36,292
                                                        =======         =======          =======

     Sales and transfers among geographic areas are not significant. Included in results of operations are aggregate foreign currency transaction gains (losses) of $(87,000), $(43,000) and $30,000 for the periods

                   DRILEX INTERNATIONAL INC. AND SUBSIDIARIES ended December 31, 1996, 1995 and 1994, respectively. Export sales were less than 10% of total net revenues for the periods ended December 31, 1996, 1995 and 1994.

16. COBB BUY-OUT AGREEMENT

     On January 31, 1997, the Company entered into a stock repurchase and promissory note repayment agreement and general release with the previous owner of Cobb (the "Cobb Buy-Out Agreement"), which was effected on February 10, 1997. The agreement provides for, among other things, the repurchase of Company stock, early payment of outstanding notes payable, the termination of Mr. Cobb's employment as of January 31, 1997, and the amendment of the non-compete provision in the related employment agreement. Company stock repurchased was 96,523 shares at the January 31, 1997 market closing price of $13.50 per share (a total of $1,303,000). The notes payable repaid were to Posi-Trak Mud Motors, Inc. and Cobb Directional Drilling Company, Inc. having principal balances outstanding of $1,333,000 and $417,000, respectively, together with accrued interest of approximately $11,000. The employment agreement was amended to provide for a reduction in the duration of the post-termination non-compete from five years to two years in exchange for payment from Mr. Cobb to the Company of $313,665 and the sale to Mr. Cobb of certain ancillary assets for an aggregate purchase price of $23,695. The total net cash payment made by the Company under the Cobb Buy-Out Agreement was $2,726,000 and was funded through its Revolving Credit Facility.

17. SUBSEQUENT EVENTS (UNAUDITED)

     On April 11, 1997, the Company purchased the 30% minority interest in its Canadian subsidiary, Drilex Systems Canada, Inc., for approximately $1.4 million.

     On April 17, 1997, the Company announced that it had entered into a definitive agreement to be acquired by Baker Hughes Incorporated. The agreement is subject to satisfaction of customary conditions including clearance by appropriate government agencies. The acquisition is expected to close before September 30, 1997.

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summary quarterly financial information for the years ended December 31, 1996 and 1995, and the period from March 30, 1994 (inception) to December 31, 1994 is as follows:

                                                         THREE MONTHS ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
                                             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                              AMOUNTS)
1996:
     Net revenues........................   $19,457   $18,593     $20,075        $18,022
     Operating income....................     1,616       823       2,419          2,073
     Net income..........................       526       .93       1,279          1,144
     Net income per common and common
       equivalent share..................       .12       .02         .19            .17
1995:
     Net revenues........................   $10,527   $12,343     $14,493        $20,163
     Operating income....................       660     1,023       1,411          1,886
     Net income..........................       205       361         574            644
     Net income per common and common
       equivalent share..................       .05       .08         .13            .14
1994:
     Net revenues........................             $ 6,689     $ 7,770        $10,750
     Operating income....................                 846       1,101          1,772
     Net income..........................                 426         631            952
     Net income per common and common
       equivalent share..................                 .18         .17            .22

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

              BAKER HUGHES INCORPORATED, BAKER HUGHES MERGER, INC.

                                      AND

                           DRILEX INTERNATIONAL INC.

                           DATED AS OF APRIL 16, 1997

                               TABLE OF CONTENTS

                               ARTICLE I
                               THE MERGER
1.1   The Merger; Effective Time of the Merger....................   A-1
1.2   Closing.....................................................   A-1
1.3   Effects of the Merger.......................................   A-1

ARTICLE II
  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
2.1   Effect on Capital Stock.....................................   A-2
2.2   Exchange of Certificates....................................   A-4

ARTICLE III
  REPRESENTATIONS AND WARRANTIES
3.1   Representations and Warranties of Drilex....................   A-6
3.2   Representations and Warranties of Baker Hughes and Sub......  A-15

ARTICLE IV
  COVENANTS RELATING TO CONDUCT OF BUSINESS OF DRILEX
4.1   Conduct of Business by Drilex Pending the Merger............  A-22
4.2   No Solicitation.............................................  A-23
4.3   Conduct of Business by Baker Hughes Pending the Merger......  A-24

ARTICLE V
  ADDITIONAL AGREEMENTS
5.1   Preparation of S-4 and the Proxy Statement..................  A-25
5.2   Letter of Drilex's Accountants..............................  A-25
5.3   Letter of Baker Hughes's Accountants........................  A-25
5.4   Access to Information.......................................  A-26
5.5   Drilex Stockholders Meeting.................................  A-26
5.6   Filings; Other Action.......................................  A-26
5.7   Agreements of Others........................................  A-26
5.8   Authorization for Shares and Stock Exchange Listing.........  A-27
5.9   Employee Matters............................................  A-27
5.10  Stock Options...............................................  A-27
5.11  Indemnification; Directors' and Officers' Insurance.........  A-28
5.12  Drilex Credit Agreement.....................................  A-29
5.13  Agreement to Defend.........................................  A-29
5.14  Public Announcements........................................  A-29
5.15  Other Actions...............................................  A-29
5.16  Advice of Changes; SEC Filings..............................  A-29
5.17  Reorganization..............................................  A-29
5.18  Accounting Matters..........................................  A-30

                                   ARTICLE VI
                              CONDITIONS PRECEDENT
6.1   Conditions to Each Party's Obligation to Effect the
      Merger......................................................  A-30
6.2   Conditions of Obligations of Baker Hughes and Sub...........  A-30
6.3   Conditions of Obligations of Drilex.........................  A-31

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT
7.1   Termination.................................................  A-32
7.2   Effect of Termination.......................................  A-33
7.3   Amendment...................................................  A-34
7.4   Extension; Waiver...........................................  A-34

                                  ARTICLE VIII
                               GENERAL PROVISIONS
8.1   Payment of Expenses.........................................  A-34
8.2   Nonsurvival of Representations, Warranties and Agreements...  A-34
8.3   Notices.....................................................  A-35
8.4   Interpretation..............................................  A-35
8.5   Counterparts................................................  A-35
8.6   Entire Agreement; No Third Party Beneficiaries..............  A-36
8.7   Governing Law...............................................  A-36
8.8   No Remedy in Certain Circumstances..........................  A-36
8.9   Assignment..................................................  A-36
8.10  Schedules...................................................  A-36

                           GLOSSARY OF DEFINED TERMS

Acquisition Proposal........................................  4.2(e)
Affiliates..................................................  5.7
Agreement...................................................  Preamble
Antitrust Laws..............................................  7.2(c)
Average Closing Price.......................................  2.1(d)
Baker Hughes................................................  Preamble
Baker Hughes Common Stock...................................  2.1(c)
Baker Hughes Employee Benefit Plans.........................  3.2(l)(iii)
Baker Hughes Equity Plans...................................  3.2(b)
Baker Hughes ERISA Affiliate................................  3.2(l)(i)
Baker Hughes Intangible Property............................  3.2(n)
Baker Hughes Litigation.....................................  3.2(j)
Baker Hughes Order..........................................  3.2(j)
Baker Hughes Pension Plans..................................  3.2(l)(i)
Baker Hughes Permits........................................  3.2(i)
Baker Hughes Preferred Stock................................  3.2(b)
Baker Hughes SEC Documents..................................  3.2(d)
Bank Credit Facility........................................  5.12
CERCLA......................................................  3.1(o)(A)
Certificate of Merger.......................................  1.1
Certificates................................................  2.2(b)
Closing.....................................................  1.1
Closing Date................................................  1.2
Code........................................................  Recitals
Confidentiality Agreement...................................  5.4
Constituent Corporations....................................  1.3(a)
DGCL........................................................  1.1
Drilex......................................................  Preamble
Drilex Common Stock.........................................  2.1
Drilex Employee Benefit Plans...............................  3.1(l)(iv)
Drilex ERISA Affiliate......................................  3.1(l)(i)
Drilex Intangible Property..................................  3.1(n)
Drilex Litigation...........................................  3.1(j)
Drilex Order................................................  3.1(j)
Drilex Pension Plans........................................  3.1(l)(i)
Drilex Permits..............................................  3.1(i)
Drilex Preferred Stock......................................  3.1(b)
Drilex Representatives......................................  4.2(a)
Drilex SEC Documents........................................  3.1(d)
Drilex Stock Option.........................................  5.10(a)
Drilex Stock Plan...........................................  3.1(b)
Drilex Value................................................  2.1(e)(vii)
Drilex Warrants.............................................  3.1(b)
EBITDA......................................................  2.1(e)(ii)
Effective Time..............................................  1.1
Environmental Law...........................................  3.1(o)(A)
ERISA.......................................................  3.1(l)(i)
Exchange Act................................................  3.1(c)(iii)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(c)

GAAP........................................................  3.1(d)
Governmental Entity.........................................  3.1(c)(iii)
Hazardous Materials.........................................  3.1(o)(B)
HSR Act.....................................................  3.1(c)(iii)
Indemnified Liabilities.....................................  5.11(a)
Indemnified Parties.........................................  5.11(a)
Injunction..................................................  6.1(e)
IRS.........................................................  3.1(k)(ii)
Material Adverse Change.....................................  3.1(a)
Material Adverse Effect.....................................  3.1(a)
Merger......................................................  Recitals
Monthly.....................................................  2.1(e)(iv)
Monthly Statements..........................................  2.1(e)(v)
NYSE........................................................  2.1(d)
OSHA........................................................  3.1(o)(A)
PBGC........................................................  3.1(l)(iii)
Pricing Period..............................................  2.1(d)
Proxy Statement.............................................  3.1(c)(iii)
Release.....................................................  3.1(o)(C)
Remedial Action.............................................  3.1(o)(D)
Returns.....................................................  3.1(k)(i)
Revenue.....................................................  2.1(e)(i)
S-4.........................................................  3.1(e)
SEC.........................................................  3.1(a)
Securities Act..............................................  3.1(d)
Significant Subsidiary......................................  3.1(a)
Stockholder Agreement.......................................  Recitals
Surviving Corporation.......................................  1.3(a)
Sub.........................................................  Preamble
Subsidiary..................................................  2.1(b)
Taxes.......................................................  3.1(k)
Test Period.................................................  2.1(e)(iii)
Unexercisable Option........................................  5.10(c)
Voting Debt.................................................  3.1(b)

                 SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

       SCHEDULE NO.                                 DESCRIPTION
       ------------                                 -----------
3.1(a)                      -- Significant Subsidiaries; Jurisdiction of Incorporation
3.1(b)                      -- Capital Structure
3.1(c)                      -- Authority; No Violations; Consents and Approvals
3.1(d)                      -- SEC Documents
3.1(f)                      -- Absence of Certain Changes or Events
3.1(g)                      -- No Undisclosed Material Liabilities
3.1(h)                      -- No Default
3.1(i)                      -- Compliance with Applicable Laws
3.1(j)                      -- Litigation
3.1(k)(i),(ii),(iii),(vi)   -- Taxes
3.1(l)(ii),(v)              -- Pension and Benefit Plans; ERISA
3.1(m)(i),(ii)              -- Labor Matters
3.1(n)                      -- Intangible Property
3.1(o)                      -- Environmental Matters
3.1(t)                      -- Brokers
3.1(u)                      -- Tax Matters
4.1(a)                      -- Ordinary Course
4.1(b)                      -- Dividends; Changes in Stock
4.1(c)                      -- Issuance of Securities
4.1(e)                      -- No Acquisitions
4.1(f)                      -- No Dispositions
4.1(h)                      -- Certain Employee Matters
4.1(i)                      -- Indebtedness; Leases; Capital Expenditures
5.9                         -- Employee Matters

3.2(b)                      -- Capital Structure
3.2(f)                      -- Absence of Certain Changes or Events
3.2(g)                      -- No Undisclosed Material Liabilities
3.2(h)                      -- No Default
3.2(i)                      -- Compliance with Applicable Laws
3.2(j)                      -- Litigation
3.2(k)(i),(ii),(iii)        -- Taxes
3.2(m)                      -- Labor Matters
3.2(n)                      -- Intangible Property
3.2(o)                      -- Environmental Matters
3.2(u)                      -- Tax Matters

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 16, 1997 (this "Agreement"), among Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), Baker Hughes Merger, Inc., a Delaware corporation and a direct wholly owned subsidiary of Baker Hughes ("Sub"), and Drilex International Inc., a Delaware corporation ("Drilex").

     WHEREAS, the Boards of Directors of Baker Hughes, Sub and Drilex each have determined that it is in the best interests of their respective stockholders for Sub to merge with and into Drilex (the "Merger") upon the terms and subject to the conditions of this Agreement;

     WHEREAS, concurrently with the execution and delivery hereof, DRLX Partners, L.P., the owner of approximately 61.8% of the outstanding Drilex Common Stock (as hereinafter defined), is entering into a Stockholder Agreement (the "Stockholder Agreement") with Baker Hughes providing for, among other things, the voting of the shares of Drilex Common Stock owned by DRLX Partners, L.P. and the grant to Baker Hughes of an option to purchase a portion of such shares of Drilex Common Stock;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, Baker Hughes, Sub and Drilex desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Drilex at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on or after the closing of the Merger (the "Closing").

     1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, provided that the Closing Date shall be delayed if the Drilex Value has not been determined until the business day after the Drilex Value has been determined, unless another date or place is agreed to in writing by the parties.

     1.3 Effects of the Merger. (a) At the Effective Time: (i) Sub shall be merged with and into Drilex, the separate existence of Sub shall cease and Drilex shall continue as the surviving corporation (Sub and Drilex are sometimes referred to herein as the "Constituent Corporations" and Drilex is sometimes referred to herein as the "Surviving Corporation"); (ii) the Restated Certificate of Incorporation of Drilex as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Drilex as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, and the officers of Drilex at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Bylaws.

     (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Drilex ("Drilex Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the common stock of Sub shall be converted into and become 10,000 fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Baker Hughes-Owned Stock. Each share of Drilex Common Stock and all other shares of capital stock of Drilex that are owned by Drilex as treasury stock and any shares of Drilex Common Stock and all other shares of capital stock of Drilex owned by Baker Hughes, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Baker Hughes or Drilex shall be canceled and retired and shall cease to exist and no stock of Baker Hughes or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (c) Exchange Ratio for Drilex Common Stock. Subject to the provisions of Section 2.2(e) hereof, each share of Drilex Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock"), calculated by dividing (i) the Drilex Value by (ii) the Average Closing Price, rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). All such shares of Drilex Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Baker Hughes Common Stock and cash in lieu of fractional shares of Baker Hughes Common Stock as contemplated by
     Section 2.2(e), to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Average Closing Price. "Average Closing Price" shall mean the average of the per share closing prices of Baker Hughes Common Stock as reported on the consolidated transaction reporting system for securities traded on the New York Stock Exchange, Inc. ("NYSE") for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date (the "Pricing Period"), appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions; provided, however, that if any ex-dividend trading with respect to any regular quarterly cash dividend on Baker Hughes Common Stock occurs on or after the first day of the Pricing Period and prior to the Closing Date, then for purposes of calculating the Average Closing Price (x) if the related record date occurs prior to the Effective Time, the closing price of Baker Hughes Common Stock for each day prior to the related ex-dividend date included in the Pricing Period shall be reduced by the amount per share of such dividend and (y) if the related record date occurs at or after the Effective Time, the closing price of Baker Hughes Common Stock for each day on or after such ex-dividend date included in the Pricing Period shall be increased by the amount per share of such dividend.

          (e) Drilex Value. For purposes of this Agreement:

             (i) "Revenue" with respect to a period means the net revenues of Drilex for such period, determined on a consolidated basis in accordance with GAAP (as defined herein) applied on a basis consistent with that used in preparing the financial statements of Drilex referred to in
        Section 3.1(d), as finally determined pursuant to the procedures set forth in this Section 2.1.

             (ii) "EBITDA" with respect to a period means the net income plus interest expense, provision for income taxes, and depreciation and amortization of Drilex for such period, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with that used in preparing the financial statements of Drilex referred to in
        Section 3.1(d), as finally determined pursuant to the procedures set forth in this Section 2.1.

             (iii) "Test Period" means the period from April 1, 1997 to (i) April 30, 1997, if the Closing occurs prior to June 15, 1997 (or if the Closing would have occurred prior to such date except for delay caused by the procedures of Section 2.1(e)(vi)), (ii) May 31, 1997, if the Closing occurs prior to July 15, 1997 (or if the Closing would have occurred prior to such date except for delay caused by the procedures of
        Section 2.1(e)(vi)) and (iii) June 30, 1997, otherwise.

             (iv) "Monthly," when used with respect to Revenue or EBITDA, means the total amount of Revenue or EBITDA, as the case may be, for the Test Period divided by the number of months in the Test Period.

             (v) As soon as available after the end of each of April, May and June 1997 but in any event by the 20th day of the next month, Drilex shall prepare, with the input and participation of Baker Hughes, and shall furnish to Baker Hughes financial statements (a balance sheet and income statement) of Drilex for such month and for the period from April 1, 1997 to the end of such month, prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with that used in preparing the financial statements of Drilex referred to in Section 3.1(d) (the "Monthly Statements"). Drilex shall provide Baker Hughes with access to preliminary copies and drafts of the Monthly Statements. Such Monthly Statements shall include a calculation of Revenue and EBITDA (calculated separately for purposes of Section 2.1(e)(vii) and Section 7.1(c)(v)) for such month and for the Test Period, and shall be certified by the Chief Financial Officer and the Chief Executive Officer of Drilex as having been prepared in accordance with the requirements of this Agreement.

             (vi) Drilex shall provide Baker Hughes with access to copies of all work papers and other relevant documents to permit Baker Hughes to verify the accuracy of the Monthly Statements. Baker Hughes shall have a period of ten calendar days after delivery of the Monthly Statements for April 1997, May 1997 and June 1997 to review them and make any objections it may have in writing to Drilex. If written objections to such Monthly Statements are delivered to Drilex by Baker Hughes within such period, then Drilex and Baker Hughes shall attempt to resolve the matter or matters in dispute. If no written objections are made by Drilex within such period, then such Monthly Statements shall be final and binding on the parties hereto. If disputes with respect to such Monthly Statements cannot be resolved by Drilex and Baker Hughes within five business days after the delivery of the objections to such Monthly Statements, then the specific matters in dispute shall be submitted to Deloitte & Touche LLP or such other independent accounting firm as may be approved by Drilex and Baker Hughes, which firm shall decide such matters. Such independent accounting firm will send to Drilex and Baker Hughes its determination on the specified matters in dispute within five business days of such submission, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne by one-half by Drilex and one-half by Baker Hughes.

             (vii) The "Drilex Value" shall be $15.00, unless Monthly Revenue exceeds $6,000,000 and Monthly EBITDA exceeds $1,000,000, each as finally determined in accordance with this Section 2.1, in which case the Drilex Value shall be $16.00 (subject to the provisions of Sections 6.2(e) and 7.1(c)(vi)).

             (viii) For purposes of determining Revenue and EBITDA for any period, (1) amounts attributable to OEM sales (accounted consistently with Drilex's past practice) (but not ordinary sales under existing contracts) destined to ultimate purchasers outside the United States, the United Kingdom, Canada, Argentina and Venezuela shall be excluded
        (x) with respect to the calculations for purposes of Section 2.1(e)(vii), to the extent of transactions generating revenues in excess of $500,000 in the aggregate during such period, and (y) with respect to the calculations for purposes of Section 7.1(c)(v), to the extent of any single transaction (or group of related transactions) generating revenues in excess of $300,000 per transaction (or group of related transactions); (2) the effects of any investment banking, legal and other advisory fees and expenses, employment costs arising from the agreements referred to in Schedule 5.9 or other expenses primarily attributable to, or resulting from, this Agreement and the transactions contemplated hereby shall be excluded; and (3) the effects of any adjustment or change in accruals or reserves except to the extent made pursuant to GAAP consistent with past practices resulting from events occurring after March 31, 1997 shall be excluded.

          (f) Treatment of Stock Options. Each outstanding Drilex Stock Option (as defined in Section 5.10) shall be treated as provided in Section 5.10.

          (g) Drilex Warrants. Baker Hughes shall agree to be bound by the conversion provisions of the Drilex Warrants (as defined in Section 3.1(b)), such that the Drilex Warrants shall be exercisable for Baker Hughes Common Stock based on the Exchange Ratio in accordance with the terms of Drilex Warrants.

     2.2 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Baker Hughes shall deposit, or cause to be deposited, with Baker Hughes's transfer agent for Baker Hughes Common Stock or such other bank or trust company designated by Baker Hughes and reasonably acceptable to Drilex (the "Exchange Agent"), for the benefit of the holders of shares of Drilex Common Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates representing the shares of Baker Hughes Common Stock (such shares of Baker Hughes Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Drilex Common Stock, together with cash in lieu of fractional shares as provided herein. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Baker Hughes Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Drilex Common Stock (the "Certificates"), which holder's shares of Drilex Common Stock were converted into the right to receive shares of Baker Hughes Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Baker Hughes may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Baker Hughes Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Baker Hughes, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Baker Hughes Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of Baker Hughes Common Stock as contemplated by Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Drilex Common Stock which is not registered in the transfer records of Drilex, a certificate representing the appropriate number of shares of Baker Hughes Common Stock may be issued to a transferee if the Certificate representing such Drilex Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Baker Hughes Common Stock and cash in lieu of any fractional shares of Baker Hughes Common Stock as contemplated by this Section
2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Baker Hughes Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Baker Hughes Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of Baker Hughes Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Baker Hughes Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Baker Hughes Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Baker Hughes Common Stock.

     (d) No Further Ownership Rights in Drilex Common Stock. All shares of Baker Hughes Common Stock issued upon the surrender for exchange of shares of Drilex Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Drilex Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Drilex on such shares of Drilex Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Drilex Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Baker Hughes Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, and, except as provided in this Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Baker Hughes. In lieu of any fractional security, each holder of shares of Drilex Common Stock who would otherwise have been entitled to a fraction of a share of Baker Hughes Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to the Average Closing Price multiplied by the fractional interest the holder would otherwise be entitled to receive.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Baker Hughes Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of Drilex for one year after the Effective Time shall be delivered to Baker Hughes, upon demand, and any stockholders of Drilex who have not theretofore complied with this Article II shall thereafter look only to Baker Hughes for payment of their claim for Baker Hughes Common Stock, any cash in lieu of fractional shares of Baker Hughes Common Stock and any dividends or distributions with respect to Baker Hughes Common Stock.

     (g) No Liability. Neither Baker Hughes nor Drilex shall be liable to any holder of shares of Drilex Common Stock or Baker Hughes Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Baker Hughes Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Drilex. Drilex represents and warrants to Baker Hughes and Sub as follows:

          (a) Organization, Standing and Power. Each of Drilex and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on Drilex. Drilex has heretofore delivered to Baker Hughes complete and correct copies of its Restated Certificate of Incorporation and Bylaws. All Significant Subsidiaries of Drilex and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a). As used in this Agreement: (i) a "Significant Subsidiary" means any Subsidiary of Drilex or Baker Hughes, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"); and
     (ii) a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of Drilex or Baker Hughes, as the case may be, any effect or change that is or, as far as can be reasonably determined, is reasonably likely to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operation of such party and its Subsidiaries taken as a whole.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of Drilex consists of 25,000,000 shares of Drilex Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Drilex Preferred Stock"). At the close of business on April 1, 1997: (i) 6,663,356 shares of Drilex Common Stock and no shares of Drilex Preferred Stock were issued and outstanding, 184,187 shares of Drilex Common Stock were reserved for issuance pursuant to outstanding options under

     Drilex's Stock Option Plan (the "Drilex Stock Plan") and 180,981 shares of Drilex Common Stock were reserved for issuance pursuant to outstanding warrants to purchase Drilex Common Stock at an exercise price of $5.53 per share, subject to adjustment (the "Drilex Warrants"), (ii) 96,523 shares of Drilex Common Stock were held by Drilex in its treasury; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which Drilex stockholders may vote ("Voting Debt") were issued or outstanding. Except as set forth on Schedule 3.1(b), all outstanding shares of Drilex Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of Drilex are owned by Drilex, or a direct or indirect wholly owned Subsidiary of Drilex, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on
     Schedule 3.1(b) and except for changes since April 1, 1997 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, the Drilex Stock Plan, the exercise of the Drilex Warrants or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Drilex; (ii) no securities of Drilex or any Subsidiary of Drilex convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Drilex or any Subsidiary of Drilex; and
     (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Drilex or any Subsidiary of Drilex is a party or by which it is bound in any case obligating Drilex or any Subsidiary of Drilex to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Drilex or of any Subsidiary of Drilex, or obligating Drilex or any Subsidiary of Drilex to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on
     Schedule 3.1(b), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Drilex is a party or by which it is bound relating to the voting of any shares of the capital stock of Drilex that will limit in any way the solicitation of proxies by or on behalf of Drilex from, or the casting of votes by, the stockholders of Drilex with respect to the Merger. Except as set forth on Schedule 3.1(b), there are no restrictions on Drilex to vote the stock of any of its Subsidiaries.

          (c) Authority; No Violations; Consents and Approvals.

          (i) The Board of Directors of Drilex has, by vote of the directors with no negative vote, (i) approved the Merger and the Merger Agreement and declared the Merger and the Merger Agreement to be in the best interests of the stockholders of Drilex and (ii) approved for all purposes (including, without limitation, purposes of Section 203 of the DGCL) the transactions contemplated by the Stockholder Agreement (including, without limitation, the grant and exercise of the option contained therein). The directors have advised Drilex and Baker Hughes that they currently intend to vote or cause to be voted all of the shares beneficially owned by them and their affiliates in favor of approval of the Merger and the Merger Agreement. Drilex has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Drilex in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Drilex, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Drilex in accordance with the DGCL. This Agreement has been duly executed and delivered by Drilex and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Drilex in accordance with the DGCL, and assuming this Agreement constitutes the valid and binding obligation of Baker Hughes and Sub, constitutes a valid and binding obligation of Drilex enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (ii) Except as set forth on Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Drilex or any of its Subsidiaries under, or otherwise result in a detriment to Drilex or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or Bylaws of Drilex or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Drilex or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
     Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of Drilex has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Drilex or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii),
     (iii) or (iv), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on Drilex, materially impair the ability of Drilex to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Drilex or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Drilex or the consummation by Drilex of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect, except for: (A) the filing of a premerger notification report by Drilex under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the appropriate filings or notifications as may be required by comparable Canadian or European laws; (C) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of Drilex's stockholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; and (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

          (d) SEC Documents. Drilex has made available to Baker Hughes a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Drilex with the SEC since May 9, 1996 and prior to the date of this Agreement (the "Drilex SEC Documents") which are all the documents that Drilex was required to file with the SEC since such date. As of their respective dates, the Drilex SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Drilex SEC Documents, and none of the Drilex SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Drilex included in the Drilex SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Drilex and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Drilex and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Drilex SEC Documents or in Schedule 3.1(d), there are no agreements, arrangements or understandings between Drilex and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 1996 an Affiliate of Drilex that are required to be disclosed in the Drilex SEC Documents.

          (e) Information Supplied. None of the information supplied or to be supplied by Drilex for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Baker Hughes in connection with the issuance of shares of Baker Hughes Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Drilex and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of Drilex or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Drilex or any of its Subsidiaries, or with respect to other information supplied by Drilex for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Drilex. The Proxy Statement, insofar as it relates to Drilex or its Subsidiaries or other information supplied by Drilex for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Drilex SEC Documents or on Schedule 3.1(f), or except as contemplated by this Agreement, since December 31, 1996, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Drilex's capital stock; (ii) any amendment of any material term of any outstanding equity security of Drilex or any Subsidiary; (iii) any repurchase, redemption or other acquisition by Drilex or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Drilex or any Subsidiary, except as contemplated by Drilex Benefit Plans; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by Drilex or any Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on Drilex, except for general economic changes and changes that may affect the industries of Drilex or any of its Subsidiaries generally.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the Drilex SEC Documents or on Schedule 3.1(g), as of the date hereof, there are no liabilities of Drilex or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Drilex, other than: (i) liabilities adequately provided for on the balance sheet of Drilex dated as of December 31, 1996 (including the notes thereto) contained in Drilex's Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) liabilities under this Agreement.

          (h) No Default. Neither Drilex nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charter and by-laws,
     (ii) except as disclosed in Schedule 3.1(h), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Drilex or any of its Subsidiaries is now a party or by which Drilex or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Drilex or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Drilex.

          (i) Compliance with Applicable Laws. Drilex and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Drilex Permits"), except where the failure so to hold would not have a Material Adverse Effect on Drilex. Drilex and its Subsidiaries are in compliance with the terms of the Drilex Permits, except where the failure so to comply would not have a Material Adverse Effect on Drilex. Except as disclosed in the Drilex SEC Documents or as set forth on Schedule 3.1(i), 3.1(j), 3.1(k), 3.1(l), 3.1(m) or 3.1(o), the businesses of Drilex and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Drilex. Except as set forth on Schedule 3.1(i), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Drilex or any of its Subsidiaries is pending or, to the best knowledge of Drilex as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Drilex. Schedule 3.1(i) sets forth each such failure to hold or comply with the terms of Drilex Permits, each such violation of law, ordinance or regulation of any governmental entity and each such pending or threatened investigation or review by any governmental entity existing on the date hereof that involves amounts in excess of $100,000.

          (j) Litigation. Except as disclosed in the Drilex SEC Documents or on
     Schedule 3.1(j) hereto, there is no suit, action or proceeding pending, or, to the best knowledge of Drilex, threatened against or affecting Drilex or any Subsidiary of Drilex ("Drilex Litigation"), and Drilex and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Drilex Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Drilex, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Drilex or any Subsidiary of Drilex ("Drilex Order") that is reasonably likely to have a Material Adverse Effect on Drilex or its ability to consummate the transactions contemplated by this Agreement. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or to the best knowledge of Drilex as of the date hereof, threatened, pursuant to all Drilex Litigation and Drilex Orders, existing on the date hereof, excluding individual, unrelated claims or judgments of less than $100,000 each, does not exceed $5,000,000.

        (k) Taxes.

          (i) Except as set forth on Schedule 3.1(k)(i), each of Drilex, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all federal and all material state, local, foreign and other returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) duly paid or deposited on a timely basis all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Drilex's most recent audited financial statements) for which Drilex or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Drilex and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (ii) Schedule 3.1(k)(ii) sets forth (A) the last taxable period through which the federal income Tax Returns of Drilex and any of its Subsidiaries have been examined by the Internal Revenue Service

     ("IRS") or otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Return in which Drilex or any of its Subsidiaries is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in Drilex's most recent audited financial statements. Except as adequately provided for in the Drilex SEC Documents, no material audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Drilex or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed pursuant to such examination against Drilex or any of its Subsidiaries by any authority with respect to any period other than as set forth in Schedule 3.1(k)(ii).

          (iii) Except as disclosed on Schedule 3.1(k)(iii), neither Drilex nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any income or franchise Taxes for which Drilex or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, foreign or other income tax law that relates to the assets or operations of Drilex or any of its Subsidiaries.

          (iv) Neither Drilex nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (v) Neither Drilex nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Drilex or any of its Subsidiaries.

          (vi) Except as set forth in Drilex SEC Documents or as disclosed on
     Schedule 3.1(k)(vi), neither Drilex nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

          For purposes of this Agreement, "Taxes" shall mean all federal, state, county, local, foreign or other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

          (l) Pension and Benefit Plans; ERISA.

          (i) All "employee pension plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Drilex or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Drilex under Section 414(b), (c), (m) or
     (o) of the Code ("Drilex ERISA Affiliate") or to which Drilex or any of its Subsidiaries or any Drilex ERISA Affiliate contributed or is obligated to contribute thereunder (the "Drilex Pension Plans") intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to the best knowledge of Drilex as of the date hereof, nothing has occurred with respect to the operation of the Drilex Pension Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that is reasonably likely to have a Material Adverse Effect on Drilex.

          (ii) Except as disclosed in Schedule 3.1(l)(ii), there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Drilex Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (iii) As to the Drilex Pension Plans and as to the "employee pension benefit plans" maintained or contributed to by Drilex, its Subsidiaries or by any Drilex ERISA Affiliate within six years prior to the Effective Time subject to Title IV of ERISA, there has been no event or condition which presents a material risk of termination, no notice of intent to terminate has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate, such that would result in a material liability to Drilex, its Subsidiaries, or Drilex ERISA Affiliates; no material liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred; no material accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; and the assets of each Drilex Pension Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Drilex Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

          (iv) There is no violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding all the "employee benefit plans," as defined in Section 3(3) of the ERISA and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Drilex or any of its Subsidiaries or to which Drilex or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans, other than the Drilex Pension Plans, being hereinafter referred to as the "Drilex Employee Benefit Plans"), or Drilex Pension Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Drilex Employee Benefit Plans or Drilex Pension Plans, which violation is reasonably likely to have a Material Adverse Effect on Drilex.

          (v) Except as disclosed on Schedule 3.1(l)(v), the Drilex Employee Benefit Plans and Drilex Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, all contributions to the Drilex Employee Benefit Plans and Drilex Pension Plans have been timely made pursuant to their terms, there is no material liability for breaches of fiduciary duty in connection with the Drilex Employee Benefit Plans and Drilex Pension Plans, there have been no material defaults, violations, actions, suits or claims pending (except ordinary claims for benefits), or to the knowledge of Drilex, threatened respecting the Drilex Employee Benefit Plans and Drilex Pension Plans, and neither Drilex nor any of its Subsidiaries has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to the Drilex Employee Benefit Plans and Drilex Pension Plans.

          (vi) Except as disclosed or referenced on Schedule 5.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Drilex or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Drilex Employee Benefit Plan or Drilex Pension Plan or the profit sharing plan of Drilex or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed or referenced on Schedule
     5.9 or in the Drilex SEC Documents, there are no severance agreements or employment agreements between Drilex or any of its Subsidiaries and any employee of Drilex or such Subsidiary.

          True and correct copies of all such severance agreements and employment agreements have been provided to Baker Hughes. Except as set forth or otherwise referenced on Schedule 5.9, neither Drilex nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $50,000, except as are terminable upon one month's notice or less.

          (vii) No stock or other security issued by Drilex or any of its subsidiaries forms or has formed a material part of the assets of any funded Drilex Employee Benefit Plan or Drilex Pension Plan.

          (viii) Neither Drilex nor any of its Subsidiaries nor any Drilex ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

          (m) Labor Matters.

          (i) Except as set forth in Schedule 3.1(m)(i) hereto, as of the date of this Agreement, (1) no employees of Drilex or any of its Subsidiaries are represented by any labor organization; (2) no labor organization or group of employees of Drilex or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (3) to the knowledge of Drilex, there are no organizing activities involving Drilex or any of its Subsidiaries pending with any labor organization or group of employees of Drilex or any of its Subsidiaries.

          (ii) Except as set forth on Schedule 3.1(m)(ii) hereto, Drilex and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, except where the failure to comply would not have a Material Adverse Effect on Drilex.

          (n) Intangible Property. Drilex and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Drilex and its Subsidiaries (collectively, the "Drilex Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Drilex. Except as set forth on Schedule 3.1(n), all of the Drilex Intangible Property is owned by Drilex or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that are not reasonably likely to have a Material Adverse Effect on Drilex, and neither Drilex nor any such Subsidiary has forfeited or otherwise relinquished any Drilex Intangible Property which forfeiture would result in a Material Adverse Effect. To the knowledge of Drilex, the use of the Drilex Intangible Property by Drilex or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Drilex nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Drilex Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Drilex Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect.

          (o) Environmental Matters.

          For purposes of this Agreement:

             (A) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

             (B) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

             (C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

             (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to
        (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

             (i) Except as disclosed on Schedule 3.1(o), the operations of Drilex and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Drilex;

             (ii) Except as disclosed on Schedule 3.1(o), Drilex and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a Material Adverse Effect on Drilex;

             (iii) Except as disclosed on Schedule 3.1(o), as of the date hereof Drilex and its Subsidiaries are not subject to any material (individually or in the aggregate) outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

             (iv) Except as disclosed on Schedule 3.1(o), Drilex and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Drilex;

             (v) Except as disclosed on Schedule 3.1(o), neither Drilex nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that would reasonably be expected to lead to a Material Adverse Effect on Drilex;

             (vi) Except as disclosed on Schedule 3.1(o), the operations of Drilex or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Drilex; and

             (vii) Except as disclosed on Schedule 3.1(o), to the knowledge of Drilex as of the date hereof, there is not now on or in any property of Drilex or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, any of which ((A), (B), or (C) preceding) could reasonably be expected to have a Material Adverse Effect on Drilex.

          (p) Opinion of Financial Advisor. Drilex has received the opinion of Merrill Lynch & Co to the effect that, as of the date hereof, the consideration to be received by the holders of Drilex Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

          (q) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Drilex Common Stock is the only vote of the holders of any class or series of Drilex capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (r) Beneficial Ownership of Baker Hughes Common Stock. As of the date hereof, assuming the accuracy of the representation set forth in Section 3.2(b), neither Drilex nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate one percent (1%) or more of the outstanding Baker Hughes Common Stock.

          (s) Insurance. Drilex has delivered to Baker Hughes an insurance schedule of Drilex's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Drilex maintains insurance coverage reasonably adequate for the operation of the business of Drilex and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage.

          (t) Brokers. Except as disclosed on Schedules 3.1(t) or 5.9 hereof, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Drilex.

          (u) Tax Matters. As of the date hereof, to the knowledge of Drilex, the representations set forth in the numbered paragraphs of the form of Certificate of Drilex included as Schedule 3.1(u) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

          (v) Accounting Matters. Drilex has previously (i) requested its outside accountants to disclose to Baker Hughes any actions taken by Drilex or any of its affiliates, and (ii) accurately answered all questions posed by Baker Hughes, that in either such case are relevant to the determination of the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

     3.2 Representations and Warranties of Baker Hughes and Sub. Baker Hughes and Sub jointly and severally represent and warrant to Drilex as follows:

          (a) Organization, Standing and Power. Each of Baker Hughes, Sub and Baker Hughes's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Baker Hughes. Baker Hughes and Sub have heretofore delivered to Drilex complete and correct copies of their respective Certificates of Incorporation and Bylaws.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of Baker Hughes consists of 400,000,000 shares of Baker Hughes Common Stock and 15,000,000 shares of preferred stock, par value $1.00 per share, of Baker Hughes (the "Baker Hughes Preferred Stock"). At the close of business on March 31, 1997 (i) 145,642,230 shares of Baker Hughes Common Stock were issued and outstanding; (ii) 8,300,000 shares of Baker Hughes Common Stock were held by Baker Hughes in its treasury or by its wholly owned Subsidiaries, which are treated for purposes of clause (i) and financial reporting purposes as having been effectively retired; (iii) no shares of Baker Hughes Preferred Stock are issued and outstanding; and (iv) no Voting Debt was outstanding. All outstanding shares of Baker Hughes capital stock are, and the shares of Baker Hughes Common Stock when issued in accordance with this Agreement, and upon exercise of the Drilex Stock Options (as defined in Section 5.10) and the Drilex Warrants to be assumed pursuant to the Merger, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.2(b), all outstanding shares of capital stock of the Significant Subsidiaries of Baker Hughes are owned by Baker Hughes or a direct or indirect wholly owned Subsidiary of Baker Hughes, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) or as described in the Baker Hughes SEC Documents and except for changes since March 31, 1997 resulting from the exercise of employee stock options or convertible debentures granted pursuant to, or from issuances or purchases under, plans described in the Baker Hughes SEC Documents (as defined herein) (collectively, the "Baker Hughes Equity Plans"), or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Baker Hughes; (ii) no securities of Baker Hughes or any Subsidiary of Baker Hughes convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Baker Hughes or any Subsidiary of Baker Hughes; and
     (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Baker Hughes or any Subsidiary of Baker Hughes is a party or by which it is bound in any case obligating Baker Hughes or any Subsidiary of Baker Hughes to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Baker Hughes or of any Subsidiary of Baker Hughes or obligating Baker Hughes or any Subsidiary of Baker Hughes to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Baker Hughes is a party or by which it is bound relating to the voting of any shares of the capital stock of Baker Hughes. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are validly issued, fully paid and nonassessable and are owned by Baker Hughes and the balance of which are not issued or outstanding.

          (c) Authority; No Violations, Consents and Approvals.

          (i) Each of Baker Hughes and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the issuance of the Baker Hughes Common Stock pursuant to the Merger, have been duly authorized by all necessary corporate action on the part of Baker Hughes and Sub. This Agreement has been duly executed and delivered by Baker Hughes and Sub and, assuming this Agreement constitutes the valid and binding obligation of Drilex, constitutes a valid and binding obligation of each of Baker Hughes and Sub enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Baker Hughes or any of its Subsidiaries under, or otherwise result in a detriment to Baker Hughes or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Baker Hughes or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Baker Hughes or any of its Subsidiaries,
     (iii) any joint venture or other ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifica-tions referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Baker Hughes or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause
     (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on Baker Hughes, materially impair the ability of Baker Hughes to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Baker Hughes or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Baker Hughes and Sub or the consummation by Baker Hughes and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Baker Hughes, except for: (A) the filing of a premerger notification report by Baker Hughes under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) filings with, and approval of, the NYSE; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; and (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

          (d) SEC Documents. Baker Hughes has made available to Drilex a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Baker Hughes with the SEC since September 30, 1996 and prior to the date of this Agreement (the "Baker Hughes SEC Documents"), which are all the documents (other than preliminary material) that Baker Hughes was required to file with the SEC since such date. As of their respective dates, the Baker Hughes SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Baker Hughes SEC Documents, and none of the Baker Hughes SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Baker Hughes included in the Baker Hughes SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Baker Hughes and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Baker Hughes and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by Baker Hughes or Sub for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Baker Hughes or Baker Hughes Sub and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of Drilex or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Baker Hughes or any of its Subsidiaries, or with respect to other information supplied by Baker Hughes or Sub for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to Baker Hughes, Sub or other Subsidiaries of Baker Hughes or other information supplied by Baker Hughes or Sub for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Baker Hughes SEC Documents or on Schedule 3.2(f), or except as contemplated by this Agreement, since September 30, 1996, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Baker Hughes's capital stock, except for regular quarterly cash dividends not in excess of $.115 per share on Baker Hughes Common Stock (or a pro rata amount for any dividend less than a full quarter) with usual record and payment dates for such dividends; (ii) any amendment of any material term of any outstanding equity security of Baker Hughes or any Significant Subsidiary; (iii) any repurchase, redemption or other acquisition by Baker Hughes or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Baker Hughes or any Subsidiary, except as contemplated by Baker Hughes Benefit Plans; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by Baker Hughes or any Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on Baker Hughes, except for general economic changes and changes that may affect the industries of Baker Hughes or any of its Subsidiaries generally.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the Baker Hughes SEC Documents or on Schedule 3.2(g), as of the date hereof, there are no liabilities of Baker Hughes or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Baker Hughes, other than: (i) liabilities adequately provided for on the balance sheet of Baker Hughes dated as of December 31, 1996 (including the notes thereto) contained in Baker Hughes's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; and (ii) liabilities under this Agreement.

          (h) No Default. Neither Baker Hughes nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charter and by-laws,
     (ii) except as disclosed in Schedule 3.2(h), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Baker Hughes or any of its Subsidiaries is now a party or by which Baker Hughes or any of its Subsidiaries or any of their respective properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Baker Hughes or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Baker Hughes.

          (i) Compliance with Applicable Laws. Baker Hughes and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Baker Hughes Permits"), except where the failure so to hold would not have a Material Adverse Effect on Baker Hughes. Baker Hughes and its Subsidiaries are in compliance with the terms of the Baker Hughes Permits, except where the failure so to comply would not have a Material Adverse Effect on Baker Hughes. Except as disclosed in the Baker Hughes SEC Documents or as set forth in Schedules 3.2(i), 3.2(j), 3.2(k), 3.2(m) or 3.2(o), the businesses of Baker Hughes and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Baker Hughes. Except as set forth on Schedule 3.2(i), as of the date of this

     Agreement, no investigation or review by any Governmental Entity with respect to Baker Hughes or any of its Subsidiaries is pending or, to the best knowledge of Baker Hughes as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Baker Hughes.

          (j) Litigation. Except as disclosed in the Baker Hughes SEC Documents or on Schedule 3.2(j) hereto, there is no suit, action or proceeding pending, or, to the best knowledge of Baker Hughes, threatened against or affecting Baker Hughes or any Subsidiary of Baker Hughes ("Baker Hughes Litigation"), and Baker Hughes and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Baker Hughes Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Baker Hughes, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Baker Hughes or any Subsidiary of Baker Hughes ("Baker Hughes Order") that is reasonably likely to have a Material Adverse Effect on Baker Hughes or its ability to consummate the transactions contemplated by this Agreement. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or to the best knowledge of Baker Hughes, threatened, pursuant to all Baker Hughes Litigation and Baker Hughes Orders, existing on the date hereof, excluding individual, unrelated claims or judgments of less than $1,500,000 each, does not exceed $70,000,000.

        (k) Taxes.

          (i) Except as set forth on Schedule 3.2(k)(i), each of Baker Hughes, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all federal and all material state, local, foreign and other Returns, required to be filed or sent by or with respect to it in respect of any Taxes, (B) duly paid or deposited on a timely basis all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Baker Hughes's most recent audited financial statements) for which Baker Hughes or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Baker Hughes and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (ii) Schedule 3.2(k)(ii) sets forth the last taxable period through which the federal income Tax Returns of Baker Hughes and any of its Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in Baker Hughes's most recent audited financial statements. Except as adequately provided for in the Baker Hughes SEC Documents, no material audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Baker Hughes or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed pursuant to such examination against Baker Hughes or any of its Subsidiaries by any taxing authority with respect to any period other than as set forth in Schedule 3.2(k)(ii).

          (iii) Except as disclosed on Schedule 3.2(k)(iii), neither Baker Hughes nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any income or franchise Taxes for which Baker Hughes or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to
     Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, foreign or other income tax law that relates to the assets or operations of Baker Hughes or any of its Subsidiaries.

          (iv) Neither Baker Hughes nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Baker Hughes or any of its Subsidiaries.

          (l) Pension and Benefit Plans; ERISA.

          (i) All "employee pension plans," as defined in Section 3(2) of ERISA, maintained by Baker Hughes or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Baker Hughes under Section 414(b), (c), (m) or (o) of the Code ("Baker Hughes ERISA Affiliate") or to which Baker Hughes or any of its Subsidiaries or any Baker Hughes ERISA Affiliate contributed or is obligated to contribute thereunder (the "Baker Hughes Pension Plans") intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to the best knowledge of Baker Hughes as of the date hereof, nothing has occurred with respect to the operation of the Baker Hughes Pension Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that is reasonably likely to have a Material Adverse Effect on Baker Hughes.

          (ii) There has been no "reportable event" as that term is defined in
     Section 4043 of ERISA and the regulations thereunder with respect to the Baker Hughes Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (iii) There is no violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the "employee benefit plans," as defined in Section 3(3) of ERISA and all other material employee compensation and benefit arrangements or payroll practices including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Baker Hughes or any of its Subsidiaries or to which Baker Hughes or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans, other than the Baker Hughes Pension Plans, being hereinafter referred to as the "Baker Hughes Employee Benefit Plans") or Baker Hughes Pension Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Baker Hughes Employee Benefit Plans or Baker Hughes Pension Plans, which violation is reasonably likely to have a Material Adverse Effect on Baker Hughes.

          (iv) The Baker Hughes Employee Benefit Plans and Baker Hughes Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Baker Hughes nor any of its Subsidiaries has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or
     Section 406 of ERISA with respect to the Baker Hughes Employee Benefit Plans and Baker Hughes Pension Plans.

          (m) Labor Matters. Except as set forth on Schedule 3.2(m) hereto, Baker Hughes and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and or Social Security Taxes and similar Taxes, except where the failure to comply would not have a Material Adverse Effect on Baker Hughes.

          (n) Intangible Property. Baker Hughes and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Baker Hughes and its Subsidiaries (collectively, the "Baker Hughes Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Baker Hughes. Except as set forth on Schedule 3.2(n), all of the Baker Hughes Intangible Property is owned by Baker Hughes or its Subsidiaries free and clear of

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

     any and all liens, claims or encumbrances, except those that are not reasonably likely to have a Material Adverse Effect on Baker Hughes and neither Baker Hughes nor any such Subsidiary has forfeited or otherwise relinquished any Baker Hughes Intangible Property which forfeiture would result in a Material Adverse Effect. To the knowledge of Baker Hughes, the use of the Baker Hughes Intangible Property by Baker Hughes or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Baker Hughes nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Baker Hughes Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Baker Hughes Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect.

          (o) Environmental Matters.

             (i) Except as disclosed on Schedule 3.2(o), the operations of Baker Hughes and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Baker Hughes;

             (ii) Except as disclosed on Schedule 3.2(o), Baker Hughes and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a Material Adverse Effect on Baker Hughes;

             (iii) Except as disclosed on Schedule 3.2(o), Baker Hughes and its Subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material, except such orders or contracts the compliance with which would not reasonably be expected to have a Material Adverse Effect;

             (iv) Except as disclosed on Schedule 3.2(o), Baker Hughes and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Baker Hughes;

             (v) Except as disclosed on Schedule 3.2(o), neither Baker Hughes nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that would reasonably be expected to lead to a Material Adverse Effect on Baker Hughes;

             (vi) Except as disclosed on Schedule 3.2(o), none of the operations of Baker Hughes or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Baker Hughes; and

             (vii) Except as disclosed on Schedule 3.2(o), to the knowledge of Baker Hughes as of the date hereof, there is not now on or in any property of Baker Hughes or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, which ((A), (B), or (C) preceding) could reasonably be expected to have a Material Adverse Effect on Baker Hughes.

          (p) No Vote Required. No vote of the holders of any class or series of Baker Hughes capital stock is necessary to approve the issuance of Baker Hughes Common Stock pursuant to this Agreement and the transactions contemplated hereby.

          (q) Beneficial Ownership of Drilex Common Stock. As of the date hereof, assuming the accuracy of the representation set forth in Section 3.1(b), neither Baker Hughes nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Drilex Common Stock.

          (r) Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Baker Hughes.

          (s) Interim Operations of Sub. Sub was formed by Baker Hughes solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no other assets and has conducted its operations only as contemplated hereby. All of the outstanding capital stock of Sub is owned directly by Baker Hughes.

          (t) Tax Matters. As of the date hereof, to the knowledge of Baker Hughes, the representations in the numbered paragraphs set forth in the form of Certificate of Purchaser included as Schedule 3.2(t) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

                                   ARTICLE IV

              COVENANTS RELATING TO CONDUCT OF BUSINESS OF DRILEX

     4.1 Conduct of Business by Drilex Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, Drilex agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Baker Hughes shall otherwise consent in writing):

          (a) Ordinary Course. Except as provided on Schedule 4.1(a), each of Drilex and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. Except as provided on Schedule 4.1(b), Drilex shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except for the declaration and payment of dividends from a Subsidiary of Drilex to Drilex or another Subsidiary of Drilex and except for cash dividends or distributions paid on or with respect to the capital stock or partnership interests of a Subsidiary of Drilex; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Drilex capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

          (c) Issuance of Securities. Except as provided on Schedule 4.1(c), Drilex shall not and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Drilex Common Stock upon the exercise of stock options granted under the Drilex Stock Plan that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Drilex Stock Plan or upon exercise of the Drilex Warrants; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent.

          (d) Governing Documents. Except as contemplated hereby or in connection herewith, Drilex shall not amend or propose to amend its Restated Certificate of Incorporation or Bylaws.

          (e) No Acquisitions. Other than acquisitions listed on Schedule 4.1(e), Drilex shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          (f) No Dispositions. Other than: (i) dispositions or proposed dispositions listed on Schedule 4.1(f), (ii) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to Drilex and its Subsidiaries taken as a whole, and (iii) product sales in the ordinary course of business consistent with past practice, Drilex shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, Drilex shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Drilex or any of its Significant Subsidiaries.

          (h) Certain Employee Matters. Except as set forth on Schedule 4.1(h) or pursuant to Section 5.9, Drilex shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not officers or directors in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Drilex Employee Benefit Plans or Drilex Pension Plans as in effect on the date hereof to any director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or key employee; (iv) become obligated under any new Drilex Employee Benefit Plan or Drilex Pension Plan, which was not in existence or approved by the Board of Directors of Drilex prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; or (v) terminate the employment of any executive or employee of Drilex without cause.

          (i) Indebtedness; Leases; Capital Expenditures. Except as set forth on
     Schedule 4.1(i), Drilex shall not, nor shall Drilex permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under Drilex's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Drilex or any of its Subsidiaries in connection with any indebtedness thereof, or (iii) commit to aggregate capital expenditures in excess of $500,000 outside the capital budget, as amended and approved by Drilex prior to the date hereof and disclosed to Baker Hughes on Schedule 4.1(i).

     4.2  No Solicitation.

     (a) From and after the date hereof, Drilex will not, and will not authorize or permit any of its officers, directors, employees, agents, affiliates or other representatives or those of any of its Subsidiaries (collectively, "Drilex Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such proposal; provided, however, that,

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

notwithstanding any other provision of this Agreement, (i) Drilex's Board of Directors may take and disclose to Drilex's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (ii) following receipt from a third party (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Drilex or any Drilex Representatives) of a bona fide Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Drilex's Board of Directors after consultation with Drilex's financial advisors), (x) Drilex may engage in discussions or negotiations with such third party and may furnish such third party information concerning Drilex, and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form and (y) the Board of Directors of Drilex may withdraw, modify or not make its recommendation referred to in Section 5.5 or terminate this Agreement in accordance with
Section 7.1(f), but in each case referred to in the foregoing clauses (i) and
(ii) only to the extent that the Board of Directors of Drilex shall conclude in good faith after consultation with Drilex's outside counsel that such action is necessary in order for the Board of Directors of Drilex to act in a manner that is consistent with its fiduciary obligations under applicable law notwithstanding any concessions that may be offered by Baker Hughes.

     (b) Drilex shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Drilex or any Drilex Representatives with respect to any Acquisition Proposal existing on the date hereof.

     (c) Prior to taking any action referred to in Section 4.2(a), if Drilex intends to participate in any such discussions or negotiations or provide any such information to any such third party, Drilex shall give prior notice to Baker Hughes of such action. Drilex will promptly notify Baker Hughes of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

     (d) Nothing in this Section 4.2 shall permit Drilex to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Drilex shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal other than a confidentiality agreement in the form referred to above).

     (e) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Baker Hughes or any of its affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving Drilex or any Significant Subsidiary of Drilex or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Drilex or any of its Significant Subsidiaries.

     4.3 Conduct of Business by Baker Hughes Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, Baker Hughes agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Drilex shall otherwise consent in writing):

          (a) Governing Documents. Baker Hughes shall not amend its Restated Certificate of Incorporation or Bylaws in any way that materially and adversely affects the rights of holders of Baker Hughes Common Stock.

          (b) Baker Hughes Common Stock. (i) During the period beginning five business days prior to the Pricing Period and ending at the Effective Time, Baker Hughes shall not (and shall cause its Subsidiaries not to) issue or sell any shares of Baker Hughes's capital stock or the capital stock of any of its Subsidiaries (or securities convertible into or exchangeable for capital stock) for less than the fair market value thereof, except for issuances pursuant to employee benefit plans or pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case as in existence on the date hereof, and shall not issue to holders of Baker Hughes's capital stock any rights to purchase any shares of Baker Hughes's capital stock for less than the fair market value thereof if the ex-dividend date for such distribution would be during the period beginning five business days prior to the Pricing Period and ending at the Effective Time; (ii) Baker Hughes shall not (and shall cause its Subsidiaries not to) engage in any substantial repurchase at a material premium, recapitalization, restructuring or reorganization with respect to the Baker Hughes Common Stock; and (iii) during the period beginning five business days prior to the mailing of the Proxy Statement and ending at the Effective Time, Baker Hughes shall not (and shall cause its Subsidiaries not to) redeem, repurchase or otherwise acquire any shares of Baker Hughes Common Stock (other than pursuant to existing employee benefit plans).

          (c) Dividends. Baker Hughes shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Baker Hughes Common Stock, or make any commitment for any such action, except regular quarterly cash dividends in amounts consistent with past practice.

          (d) Other Action. Baker Hughes shall not take any action, including agreeing to or consummating any acquisition or business combination, that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement; and, subject to applicable law, Baker Hughes agrees to use its commercial reasonable efforts without the incurrence of unreasonable expense (consistent with the other terms of this Agreement) to assist Drilex, at Drilex's request, so that Drilex may keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Drilex to the end that Drilex's goodwill and ongoing business shall not be impaired in any material respect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of S-4 and the Proxy Statement. Baker Hughes and Drilex shall promptly prepare and file with the SEC the Proxy Statement and Baker Hughes shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Baker Hughes and Drilex shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Drilex and Baker Hughes shall use its best efforts to cause the Proxy Statement to be mailed to stockholders of Drilex at the earliest practicable date. Baker Hughes shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Baker Hughes Common Stock in the Merger and upon the exercise of Drilex Stock Options (as defined in Section 5.10) and Drilex shall furnish all information concerning Drilex and the holders of Drilex Common Stock as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

     5.2 Letter of Drilex's Accountants. Drilex shall use its best efforts to cause to be delivered to Baker Hughes a letter of Deloitte & Touche LLP, Drilex's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Baker Hughes and Drilex, in form and substance reasonably satisfactory to Baker Hughes and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.3 Letter of Baker Hughes's Accountants. Baker Hughes shall use its best efforts to cause to be delivered to Drilex a letter of Deloitte & Touche LLP, Baker Hughes's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Drilex and Baker Hughes, in form and substance reasonably satisfactory to Drilex and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.4 Access to Information. Upon reasonable notice, Drilex and Baker Hughes shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective

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

Time, to all its properties, books, contracts, commitments and records (including reasonable environmental testing) and, during such period, each of Drilex and Baker Hughes shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Drilex and Baker Hughes agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement between Baker Hughes and Drilex (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.5 Drilex Stockholders Meeting. Drilex shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. Subject only to the proviso of the first sentence of Section 4.2, Drilex will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its best efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders. Drilex shall use all reasonable efforts to hold such meeting as soon as practicable after the date upon which the S-4 becomes effective.

     5.6 Filings; Other Action. Subject to the terms and conditions herein provided, Baker Hughes and Drilex shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; (d) furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation any filings necessary under the provisions of the HSR Act; and (e) use their commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Merger and the transactions contemplated by this Agreement including, without limitation, the resolution of objections, if any, as may be asserted by any governmental authority with respect to the Merger and the transactions contemplated hereby under any antitrust or trade or regulatory laws or regulations of any governmental authority; provided that Baker Hughes and Drilex shall not be required to take any action that could have any adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of Baker Hughes or Drilex (including any Subsidiaries thereof).

     5.7 Agreements of Others. Prior to the Effective Time, Drilex shall cause to be prepared and delivered to Baker Hughes a list identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of Drilex as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Drilex shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Baker Hughes, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Baker Hughes Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Drilex shall use its best efforts to cause each person who is identified as an Affiliate in such list to sign on or prior to the thirtieth day prior to the Effective Time, a written agreement, in the form to be approved by Baker Hughes and Drilex, that such party will not sell or in any other way reduce such party's risk relative to any shares of Baker Hughes Common Stock received in the Merger (within the meaning of Section
201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC.

     5.8 Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Baker Hughes shall have taken all action necessary to permit it to issue the number of shares of Baker Hughes Common Stock required to be issued pursuant to Section 2.1. Baker Hughes shall use all reasonable efforts to cause the shares of Baker Hughes Common Stock to be issued in the Merger and the shares of Baker Hughes Common Stock to be reserved for issuance upon exercise of Drilex Stock Options and Drilex Warrants and issuances under the Drilex Stock Plan to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.9 Employee Matters. Baker Hughes and Drilex agree to the matters described on Schedule 5.9. Baker Hughes and Drilex agree that all employees of Drilex immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Baker Hughes and the Surviving Corporation shall not have any obligations to continue employing such employees for any length of time thereafter. Prior to the Effective Time, Baker Hughes agrees to make no representations or promises, oral or written, to employees of Drilex concerning compensation payable after the Closing Date without the prior consent of Drilex. Baker Hughes and Drilex further agree that the Drilex Employee Benefit Plans and Drilex Pension Plans in effect at the date of this Agreement shall remain in effect until otherwise determined by the Surviving Corporation or Baker Hughes. To the extent such Drilex Employee Benefit Plans and Drilex Pension Plans are not continued, Baker Hughes will provide for a period of one year after the Effective Time aggregate compensation (including benefits) that is not less favorable, in the aggregate, to such employees as that applicable to similarly situated employees of Baker Hughes. Service with Drilex and its Subsidiaries shall, to the extent permitted by law, (i) constitute service for all purposes under the Baker Hughes Employee Benefit Plans, provided that such service does not result in a duplication of benefits paid or payable under the Baker Hughes Employee Benefit Plans, and (ii) constitute service for participation and vesting purposes under the Baker Hughes Pension Plans.

     5.10 Stock Options. (a) At the Effective Time, each outstanding option to purchase Drilex Common Stock that has been granted pursuant to the Drilex Stock Plan ("Drilex Stock Option") shall be treated as set forth in this Section 5.10. Drilex shall not grant any stock appreciation rights or limited stock appreciation rights and shall not permit cash payments to holders of Drilex Stock Options in lieu of the treatment thereof as provided in this Section 5.10.

     (b) The portion, if any, of each Drilex Stock Option that is exercisable as of the Effective Time in accordance with the terms thereof shall be assumed by Baker Hughes. As so assumed, such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Drilex Stock Option, a number of shares of Baker Hughes Common Stock equal to the number of shares of Drilex Common Stock purchasable pursuant to such exercisable portion of such Drilex Stock Option multiplied by the Exchange Ratio, at a price per share equal to the per-share exercise price for the shares of Drilex Common Stock purchasable pursuant to such Drilex Stock Option divided by the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of shares of Baker Hughes Common Stock that may be purchased upon exercise of such Drilex Stock Option shall not include any fractional share and, upon exercise of such Drilex Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Baker Hughes Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise. After the Effective Time, except as provided above in this Section 5.10(b), each assumed option shall be exercisable upon the same terms and conditions as were applicable to the related Drilex Stock Option immediately prior to the Effective Time.

     (c) Drilex shall take all reasonable action as may be required such that the portion, if any, of each Drilex Stock Option that is not exercisable as of the Effective Time (an "Unexercisable Option") shall be canceled in exchange for the number of shares of Baker Hughes Common Stock, decreased to the nearest whole share, having an aggregate market value at the Effective Time (based on the Average Closing Price) equal to the number of shares of Drilex Common Stock subject to such Unexercisable Option multiplied by the excess, if any, of the Drilex Value over the per-share exercise price thereof. To the extent the terms of an Unexercisable Option allow for withholding to satisfy tax obligations, such rights shall apply to the consideration provided for by this Section 5.10(c).

     (d) Baker Hughes shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Baker Hughes Common Stock for delivery upon exercise of the Drilex Stock Options assumed in accordance with this
Section 5.10. As soon as practicable after the Effective Time, Baker Hughes shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Baker Hughes Common Stock subject to the Drilex Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Drilex Stock Options remain outstanding.

     5.11 Indemnification; Directors' and Officers' Insurance. (a) Drilex shall, and from and after the Effective Time, Baker Hughes and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Drilex or any of its Subsidiaries or an employee of Drilex or any of its Subsidiaries who acts as a fiduciary under any Drilex Employee Benefit Plans or Drilex Pension Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of Drilex or any Subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable Delaware law (and Baker Hughes and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Drilex (or them and Baker Hughes and the Surviving Corporation after the Effective Time) and Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Drilex, Baker Hughes nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Drilex (or after the Effective Time, Baker Hughes and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.11, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Drilex, Baker Hughes and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit,

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

existing in favor of the Indemnified Parties (including in the Restated Certificate of Incorporation or Bylaws or in the indemnification agreements previously provided to Baker Hughes) with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     (b) For a period of six years after the Effective Time, Baker Hughes shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Drilex and its Subsidiaries (provided that Baker Hughes may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Baker Hughes shall not be required to pay an annual premium for such insurance in excess of two times the current annual premium disclosed by Drilex to Baker Hughes prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     5.12 Drilex Credit Agreement. At or prior to the Closing, Baker Hughes shall refinance (or arrange for the continuation of) or repay all Drilex's debt under its bank credit facility with Texas Commerce Bank National Association and the other lenders thereunder (the "Bank Credit Facility"). Baker Hughes acknowledges that the Merger may constitute an "Event of Default" as a result of a change of control under the Bank Credit Facility. Notwithstanding the foregoing, Baker Hughes acknowledges that the receipt of the consent or waiver of the lenders under the Bank Credit Facility shall not be a condition to Baker Hughes's obligation to effect the Merger.

     5.13 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.14 Public Announcements. Baker Hughes and Sub, on the one hand, and Drilex, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

     5.15 Other Actions. Except as contemplated by this Agreement, neither Baker Hughes nor Drilex shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in
Article VI not being satisfied.

     5.16 Advice of Changes; SEC Filings. Baker Hughes and Drilex shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Baker Hughes or Drilex, as the case may be. Drilex and Baker Hughes shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.17 Reorganization. It is the intention of Baker Hughes and Drilex that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law). Neither Baker Hughes nor Drilex (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

     5.18 Accounting Matters. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, neither Drilex nor any Subsidiary of Drilex shall

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

knowingly take or fail to take any reasonable action requested by Baker Hughes which action or failure to act would jeopardize the treatment of Sub's combination with Drilex as a pooling of interests for accounting purposes; provided, however, that pooling shall not be a condition to Closing.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Drilex Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Drilex Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Baker Hughes Common Stock issuable to Drilex stockholders pursuant to this Agreement and such other shares of Baker Hughes Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Drilex, Baker Hughes and Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect on Baker Hughes or Drilex (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Material Adverse Effect on Baker Hughes or Drilex (assuming the Merger has taken place). Unless otherwise agreed to by Baker Hughes, no such consent, approval, permit or authorization shall then be subject to appeal.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.6 hereof.

     6.2 Conditions of Obligations of Baker Hughes and Sub. The obligations of Baker Hughes and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Baker Hughes and Sub:

          (a) Representations and Warranties. Each of the representations and warranties of Drilex set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in
     Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect on Drilex or as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Drilex. Drilex shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

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

          (c) Letters from Drilex Affiliates. Baker Hughes shall have received from each person named in the letter referred to in Section 5.7 an executed copy of an agreement as provided in Section 5.7.

          (d) Absence of Certain Action. No Injunction shall be in effect (i) imposing any limitation upon the ability of Baker Hughes or any of its Subsidiaries effectively to control the business or operations of Baker Hughes, Drilex or any of their respective Subsidiaries or (ii) prohibiting or imposing any limitation upon Baker Hughes's or Drilex's or any of their Subsidiaries' ownership or operation of all or any portion of the business or assets or properties of Baker Hughes or Drilex or any of their respective Subsidiaries or compelling Baker Hughes or Drilex or any of their respective Subsidiaries to divest or hold separate all or any portion of the business or assets or properties of Baker Hughes or Drilex or any of their respective Subsidiaries, or imposing any other limitation upon any of them in the conduct of their businesses, and no suit or proceeding by a governmental authority seeking such an Injunction or an Injunction preventing or making illegal the consummation of any of the Mergers shall be pending.

          (e) Interim Results for April. If the Test Period is the period from April 1, 1997 to April 30, 1997:

             (i) Monthly Revenue shall be not less than $5,600,000 and Monthly EBITDA shall be not less than $600,000, each as finally determined pursuant to Section 2.1(e);

             (ii) Drilex shall have delivered to Baker Hughes a certificate of the Chief Financial Officer and the Chief Executive Officer of Drilex
        (x) containing Drilex's good faith estimate of Revenue for the period from May 1, 1997 through a date within five business days of the Closing Date (and, if the Closing Date is after June 6, 1997, through May 31,
        1997) and (y) stating that, in their good faith belief, Revenue and EBITDA for the period from April 1, 1997 through May 31, 1997 (calculated for purposes of Section 7.1(c)(v)) will exceed the thresholds applicable to Section 7.1(c)(v);

             (iii) if the Drilex Value would otherwise be $16.00, either (1) the certificate referred to in clause (ii) shall also state that, in the signers' good faith belief, Revenue and EBITDA for the period from April 1, 1997 through May 31, 1997 (calculated for purposes of Section 2.1(e)(vii)) will exceed the thresholds applicable to Section 2.1(e)(vii) or (2) Drilex shall have advised Baker Hughes that the Board of Directors of Drilex shall have elected not to delay the Closing Date to determine the Monthly Statements for May 1997, in which case the Drilex Value shall be $15.00 and the provisions of Section 2.1(e)(vii) shall cease to apply; and

             (iv) Baker Hughes shall not have notified Drilex within five business days of its receipt of the certificate referred to in clauses
        (ii) and (iii) that, in its good faith belief, it disagrees with any of Drilex's good faith beliefs contained in such certificate.

     If this condition is not satisfied or waived, then the Closing Date shall not occur until such time as the Test Period includes May 1997.

     6.3 Conditions of Obligations of Drilex. The obligation of Drilex to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Drilex:

          (a) Representations and Warranties. Each of the representations and warranties of Baker Hughes and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect on Baker Hughes or as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Baker Hughes and Sub. Baker Hughes and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Drilex shall have received an opinion, reasonably satisfactory to Drilex, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of

     Drilex, a copy of which will be furnished to Baker Hughes, of Vinson & Elkins L.L.P., counsel to Drilex, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, such counsel may receive and rely upon representations of fact substantially similar to those referred to in the forms of certificates of Drilex and Baker Hughes included in Schedules 3.1(u) and 3.2(t), respectively.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Drilex:

          (a) by mutual written consent of Drilex and Baker Hughes, or by mutual action of their respective Boards of Directors;

          (b) by either Drilex or Baker Hughes if (i) the Merger shall not have been consummated by September 16, 1997 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) any required approval of the Drilex stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (c) by Baker Hughes if (i) for any reason Drilex fails to call and hold a stockholders meeting for the purpose of voting upon this Agreement and the Merger by September 1, 1997 (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Baker Hughes if Drilex would be entitled to terminate this Agreement under
     Section 7.1(d) or if the S-4 did not become effective at least 45 days prior to such date); (ii) Drilex shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Drilex at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Drilex of notice of such breach and is existing at the time of termination of this Agreement); (iii) any representation or warranty of Drilex contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Drilex of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect; (iv) after the date hereof there has been any Material Adverse Change with respect to Drilex, except for general economic changes or changes that may affect the industries of Drilex or any of its Subsidiaries generally (provided that a decrease in Drilex's revenues or EBITDA shall not, without any other facts that would constitute a Material Adverse Change, be deemed a Material Adverse Change unless the next clause is applicable); (v) either
     (x) Revenue for the period from April 1, 1997 to the end of the most recent month for which the Monthly Statements have been finally determined pursuant to Section 2.1 (other than April 1997) is less than $10,900,000 (if such month is May 1997) or $15,900,000 (if such month is June 1997) or
     (y) EBITDA for the period from April 1, 1997 to the end of the most recent month for which the Monthly Statements have been finally determined pursuant to Section 2.1 (other than April 1997) is less than $1,200,000 (if such month is May 1997) or $1,800,000 (if such month is

     June 1997); or (vi) Drilex gives Baker Hughes written notice (expressly referencing this clause) stating that in Drilex's good faith belief, Drilex expects the provisions of clause (v) to be applicable and stating good faith expected amounts for Revenue and EBITDA for the periods from April 1, 1997 to May 31, 1997 and to June 30, 1997, in which case Baker Hughes may terminate this Agreement by giving written notice to Drilex within seven days of receipt of such notice from Drilex; provided, however, that if Baker Hughes does not so terminate this Agreement, then the referenced amounts in Section 7.1(c)(v) shall be deemed amended to such lower amounts, the Drilex Value shall be $15.00 and the provisions of Section 2.1(e)(vii) shall cease to apply;

          (d) by Drilex if (i) Baker Hughes or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Baker Hughes of notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Baker Hughes or Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Baker Hughes of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect; or (iii) after the date hereof there has been any Material Adverse Change with respect to Baker Hughes, except for general economic changes or changes that may affect the industries of Baker Hughes or any of its Subsidiaries generally;

          (e) by Baker Hughes if (i) the Board of Directors of Drilex shall have withdrawn or modified, in any manner which is adverse to Baker Hughes, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby or shall have resolved to do so, or (ii) the Board of Directors of Drilex shall have recommended to the stockholders of Drilex any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so;

          (f) by Drilex if Drilex shall exercise the right specified in clause
     (ii) of Section 4.2(a); provided that Drilex may not effect such termination pursuant to this Section 7.1(f) unless and until (i) Baker Hughes receives at least three business days' prior written notice from Drilex of its intention to effect such termination pursuant to this Section 7.1(f); (ii) during such period, Drilex shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Baker Hughes may propose; and
     (iii) Drilex pays the amounts required by Section 7.2 concurrently with such termination; or

          (g) by Baker Hughes if any Governmental Entity shall have issued any Injunction or taken any other action permanently imposing, prohibiting or compelling any of the limitations, prohibitions or compulsions set forth in
     Section 6.2(d) and such Injunction or other action shall have become final and nonappealable.

     7.2  Effect of Termination.

     (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2, the second and third sentences of Section 5.4, and Section 8.1, (ii) to the extent that such termination results from the willful breach (except as provided in Section 8.8) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement and (iii) from the date hereof until the Termination Date (as defined in the Stockholder Agreement), Drilex shall not participate in any transaction or take any action to approve any transaction that treats the Option Shares (as defined in the Stockholder Agreement) less favorably than the outstanding shares of Drilex Common Stock generally.

     (b) If Baker Hughes or Drilex terminates this Agreement pursuant to Section 7.1(e) or 7.1(f), Drilex shall, on the day of such termination, pay Baker Hughes a fee of $4,000,000 in cash by wire transfer of immediately available funds to an account designated by Baker Hughes.

     (c) If this Agreement is terminated (A) by Baker Hughes or Drilex pursuant to Section 7.1(b)(ii) or Section 7.1(g) as a result of an Injunction or other action relating to any antitrust, trade, or regulatory laws or regulations of any governmental, regulatory or administrative authority, agency or commission (U.S. or foreign) ("Antitrust Laws") or (B) by Baker Hughes or Drilex pursuant to Section 7.1(b)(i) at a time when the nonconsummation of the Mergers is a result of the failure to satisfy the conditions set forth in Sections 6.1(c) or
(e) or Section 6.2(d) by reason, in any such case, of any Antitrust Law, and Drilex shall not have failed to perform or observe in any material respect any of its obligations under this Agreement (including, without limitation, Section 5.6), then Baker Hughes shall, on the day of such termination, pay to the Company a fee of $4,000,000 in cash by wire transfer of immediately available funds to an account designated by Drilex.

     (d) In the event Baker Hughes receives any fee pursuant to Section 7.2(b), Baker Hughes shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against Drilex or any of its affiliates, officers or directors based in whole or in part upon a breach of this Agreement by them or their receipt, consideration, negotiation, recommendation, or approval of an Acquisition Proposal or the exercise by Drilex of its right of termination under
Section 7.1(f).

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Drilex, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that the filing fees with respect to the Proxy Statement and the S-4 shall be paid by Baker Hughes.

     8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.9 through 5.12 and 7.2 and
Article VIII, the agreements delivered pursuant to Section 5.7 and the representations, covenants and agreements contained in Section 5.17. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

     (a) if to Baker Hughes or Sub, to:

       Baker Hughes Incorporated
       3900 Essex Lane
       Houston, Texas 77027
       Attention: Lawrence O'Donnell, III
       Facsimile: 713-439-8472

     with a copy to:

          J. David Kirkland, Jr.
        Baker & Botts, L.L.P.
        3000 One Shell Plaza
        Houston, Texas 77002
        Facsimile: 713-229-1522

     (b) if to Drilex, to:

        Drilex International Inc.
        15151 Sommermeyer
        Houston, Texas 77041
        Attention: John Forrest
        Facsimile: 713-849-2390

        with a copy to:

        Scott N. Wulfe
        Vinson & Elkins L.L.P.
        1001 Fannin
        2300 First City Tower
        Houston, Texas 77002-6760
        Facsimile: 713-758-2346

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. Any representations and warranties that are qualified by the phrase "to the best knowledge" of a party or phrases with similar wording shall be interpreted to refer to the knowledge, after reasonable investigation, of (i) in the case of Drilex, Messrs. Forrest, Broussard, Kerr, Simmons and Baldwin and (ii) in the case of Baker Hughes, its executive officers.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 5.7, 5.9, 5.11 and 5.17, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.6 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct wholly owned Subsidiary of Baker Hughes. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Schedules. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto.

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                            BAKER HUGHES INCORPORATED

                                            By:      /s/ ERIC L. MATTSON
                                              ----------------------------------
                                                       Eric L. Mattson
                                                  Senior Vice President and
                                                   Chief Financial Officer

                                            BAKER HUGHES MERGER, INC.

                                            By:      /s/ ERIC L. MATTSON
                                              ----------------------------------
                                                       Eric L. Mattson
                                                          President

                                            DRILEX INTERNATIONAL INC.

                                            By:       /s/ L. E. SIMMONS
                                              ----------------------------------
                                                        L. E. Simmons
                                                    Chairman of the Board

                                                                      APPENDIX B

                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement dated as of April 16, 1996 is between Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes") and DRLX Partners, L.P., a Delaware limited partnership (the "Stockholder").

     WHEREAS, Baker Hughes, Baker Hughes Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes ("Sub"), and Drilex International Inc. ("Drilex"), a Delaware corporation, are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

     WHEREAS, the Stockholder is the record and beneficial owner of 4,119,207 shares of Common Stock, par value $0.01 per share, of Drilex (the "Drilex Common Stock") (such shares of Drilex Common Stock, together with any shares of capital stock of the Drilex acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Stockholder Shares");

     WHEREAS, as a condition to the willingness of Baker Hughes to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of Baker Hughes as set forth in this Agreement; and

     WHEREAS, the Board of Directors of Drilex has approved the Stockholder's entering into this Agreement, the form of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows (terms defined in the Merger Agreement and used but not defined herein having the meanings assigned to such terms in the Merger Agreement):

                                   ARTICLE I

                                   THE OPTION

     Section 1.01. Grant of the Option. The Stockholder hereby grants to Baker Hughes an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, at a per share cash exercise price of $16.00 (the "Exercise Price"), up to 1,665,839 Stockholder Shares, together with (i) any additional shares of capital stock of the Drilex or any securities or other property that the Stockholder is or becomes entitled to receive from Drilex by reason of being a record holder of such number of Stockholder Shares,
(ii) any capital stock, securities or other property into which any such number of Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (iii) any additional Drilex Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from Drilex issued with respect to such number of Stockholder Shares (all of the foregoing hereinafter collectively referred to as the "Additional Stockholder Shares"), and (iv) any shares of capital stock, securities or property referred to in clauses (i), (ii), and (iii) above that are issued or issuable in respect of Additional Stockholder Shares (such Stockholder Shares, the Additional Stockholder Shares and any shares, securities or property referred to in clause (iv) above being collectively referred to herein as the "Option Shares").

     Section 1.02. Exercise of the Option. (a) Subject to the conditions set forth in Section 1.03, the Option may be exercised in whole at any time, and in part from time to time, after the occurrence of a Triggering Event but prior to the Termination Date.

     (b) For purposes hereof, a "Triggering Event" means:

          (i) the termination of the Merger Agreement pursuant to Section 7.1(e) or Section 7.1(f), or pursuant to Sections 7.1(b) (i) or (iii) or 7.1(c)
     (i) or (ii) after the public announcement of, or the disclosure to the Board of Directors of Drilex of, an Acquisition Proposal; or

          (ii) the occurrence of any event giving Baker Hughes the right to terminate the Merger Agreement pursuant to Section 7.1(e) thereof.

For purposes hereof, the "Termination Date" means the first to occur of (1) the Effective Time of the Merger and (2) the close of business on the date 45 days after the termination of the Merger Agreement, provided such date shall be extended (but in no event beyond October 31, 1997) if an Acquisition Proposal is pending until the close of business on the third business day after the Stockholder gives Baker Hughes notice of the consummation, withdrawal or termination of the Acquisition Proposal if at such time no other Acquisition Proposal is pending.

     (c) In the event Baker Hughes wishes to exercise the Option, Baker Hughes will send a written notice to the Stockholder specifying a place, date (not less than two business days nor more than 10 calendar days after the date such notice is given) and time for the closing of the purchase of such Option Shares (the "Closing").

     (d) The purchase price payable to the Stockholder with respect to any exercise of the Option will be the product of (i) the Exercise Price and (ii) the number of Option Shares to be purchased upon such exercise.

     (e) In the event of any change in the number of issued and outstanding shares of Drilex Common Stock by reason of any stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of Drilex, the number and kind of shares subject to the Option and the Exercise Price shall be adjusted appropriately. If, on or after the date hereof, Drilex should declare or pay any cash or stock dividend or other distribution or issue any rights with respect to the Drilex Common Stock, payable or distributable to stockholders of record on a date prior to the transfer to the name of Baker Hughes or its nominee on Ship's stock transfer books of the Option Shares, and the Option is exercised, then (a) the exercise price per Option Share will be reduced by the amount of any such cash dividend or cash distribution, and (b) the whole of any such non-cash dividend, distribution or right which would have been payable with respect to each Option Share purchased by Baker Hughes if such shares were outstanding on the record date for such distribution will be promptly remitted and transferred by the Stockholder to Baker Hughes. Upon exercise of the Option, to the extent consistent with law, pending such remittance, Baker Hughes will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right with respect to each Option Share purchased.

     Section 1.03. Closing. (a) At the Closing, the Stockholder will deliver to Baker Hughes a certificate or certificates representing the Option Shares being purchased, duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank, and Baker Hughes will pay the purchase price in immediately available funds by wire transfer to an account designated by the Stockholder. Transfer taxes, if any, imposed as a result of the exercise of the Option and the transfer of any Option Shares will be paid by the Stockholder.

     (b) The obligations of Baker Hughes and the Stockholder to consummate the purchase and sale of the Option Shares pursuant to this Article I will be subject to the fulfillment of the following conditions:

          (i) The expiration or termination of the waiting period applicable to the consummation of such transactions under the HSR Act; and

          (ii) Neither of the parties hereto shall be subject to any order of injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

Each of the parties will promptly make, and will use all reasonable efforts to cause each of their respective affiliates to make, all such filings and take all such actions as may be reasonably required in order to permit the lawful exercise of the Option, as promptly as possible. The date of any Closing may be extended, if required, to the next business day following (1) the date that any applicable waiting period under the HSR Act shall have expired or been earlier terminated (but not beyond August 31, 1997 unless Drilex shall not have complied with its obligations under the Merger Agreement with respect thereto), (2) the date that all other necessary governmental approvals for the sale of the Option Shares for which the Option shall have been exercised shall have been obtained, and (3) the satisfaction of any other condition to the Closing; provided that any delay pursuant to clauses (2) or (3) shall not exceed 10 business days.

     Section 1.04. Registration Rights Agreement. If Baker Hughes purchases any Option Shares, the Option Shares so purchased shall be "Registrable Securities" and Baker Hughes shall become a "Holder" for purposes of the Restated Registration Rights Agreement dated as of June 14, 1996 among Drilex and the stockholders party thereto, and Baker Hughes shall be entitled to the benefits of such Agreement notwithstanding any restrictions on transfer or assignment contained in Section 11(j) thereof. This Agreement shall, to the extent necessary, be deemed an amendment to such registration rights agreement to effectuate the provisions of this Section.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

     Section 2.01. Agreement to Vote. At any meeting of the stockholders of Drilex held prior to the earlier of (i) the Effective Time of the Merger and
(ii) the termination of the Merger Agreement (such earlier time being herein referred to as the "Voting Termination Date"), however called, and at every adjournment or postponement thereof prior to the Voting Termination Date, or in connection with any written consent of the stockholders of Drilex given prior to the Voting Termination Date, the Stockholder shall vote or cause to be voted the Stockholder Shares in favor of the approval of the Merger and each of the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement, and any actions required in furtherance hereof and thereof. The Stockholder shall not enter into any agreement or understanding with any person prior to the Voting Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with the preceding sentence.

     Section 2.02. Proxies and Voting Agreements. The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in
Section 2.01. Prior to the Voting Termination Date, the Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in Section 2.01, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     Section 2.03. No Solicitation.

     (a) From and after the date hereof until the termination of the Merger Agreement, the Stockholder will not, and will not authorize or permit any of its officers, directors, employees, partners, agents, affiliates or other representatives (collectively, "Stockholder Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal.

     (b) The Stockholder shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholder or any Stockholder Representatives with respect to any Acquisition Proposal existing on the date hereof.

     (c) Prior to the termination of the Merger Agreement, the Stockholder will promptly notify Baker Hughes of any requests for information made to the Stockholder or any Stockholder Representative or the receipt of any Acquisition Proposal made to the Stockholder or any Stockholder Representative, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

     (d) Prior to the termination of the Merger Agreement, the Stockholder shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal.

     (e) The provisions of this Section 2.03 do not prohibit any Stockholder Representative who is also a Drilex Representative from taking actions permitted by Section 4.2 of the Merger Agreement.

     Section 2.04. Transfer of Option Shares by the Stockholder. Prior to the Termination Date, the Stockholder shall not (a) subject any of the Option Shares to, or suffer to exist on any of the Option Shares, any lien, pledge, security interest, charge or other encumbrance or restriction, other than pursuant to this Agreement or the terms of the existing partnership agreement of the Stockholder (the "Partnership Agreement"), or (b) sell, transfer, assign, convey or otherwise dispose of any of the Option Shares (including any such action by operation of law), other than a disposition by operation of law pursuant to the Merger. Prior to the record date for the Drilex stockholder meeting to vote on the Merger Agreement, the Stockholder will not sell, transfer, assign, convey or otherwise dispose of any of the Stockholder Shares (including any such action of operation of law).

     Section 2.05. Other Actions. Prior to the Termination Date, the Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

     The Stockholder represents, warrants and covenants to Baker Hughes that:

     Section 3.01. Ownership. The Stockholder is as of the date hereof the beneficial and record owner of the Stockholder Shares, the Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to the Stockholder Shares other than the terms of the Partnership Agreement. Except as provided in the terms of the Partnership Agreement, none of the Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares. Upon delivery of any Option Shares upon exercise of the Option, Baker Hughes will acquire good title to such shares, free and clear of all liens, pledges, security interests, charges or other encumbrances or restrictions.

     Section 3.02. Authority and Non-Contravention. The Stockholder is a limited partnership duly formed and validly existing under the laws of the State of Delaware. The Stockholder has the right, power and authority, and the Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by the Stockholder (a) require no action by or in respect of, or filing with, any Governmental Entity with respect to the Stockholder, other than any required filings under Section 13 of the Exchange Act or under the HSR Act, and (b) do not and will not contravene or constitute default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Stockholder Shares (other than as provided in this Agreement with respect to Stockholder Shares).

     Section 3.03. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     Section 3.04. Total Shares. The Stockholder Shares are the only shares of capital stock of Drilex owned beneficially or of record as of the date hereof by the Stockholder, and the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Drilex and has no other interest in or voting rights with respect to any other securities of Drilex.

     Section 3.05. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Drilex, Baker Hughes or Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder, except as otherwise provided in the Merger Agreement.

     Section 3.06. Reasonable Efforts. Prior to the Termination Date, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Baker Hughes in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and this Agreement. Subject to Section 5.17 of the Merger Agreement, Baker Hughes shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Stockholder in doing, all things necessary, proper or advisable to allow the Stockholder to sell publicly shares of Baker Hughes Common Stock received in the Merger without any unreasonable delay or restrictions.

                                   ARTICLE IV

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAKER HUGHES

     Baker Hughes represents, warrants and covenants to the Stockholder that:

     Section 4.01. Corporate Power and Authority. Baker Hughes has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Baker Hughes of this Agreement and the consummation by Baker Hughes of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Baker Hughes.

     Section 4.02. Binding Effect. This Agreement has been duly executed and delivered by Baker Hughes and is a valid and binding agreement of Baker Hughes, enforceable against Baker Hughes in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

                                   ARTICLE V

                                 MISCELLANEOUS

     Section 5.01. Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.02. Further Assurances. From time to time, at the request of the other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 5.03. Specific Performance. The Stockholder agrees that Baker Hughes would be irreparably damaged if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that Baker Hughes would not have an adequate remedy at law for money damages in such event. Accordingly, Baker Hughes shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by the Stockholder. This provision is without prejudice to any other rights that Baker Hughes may have against the Stockholder for any failure to perform its obligations under this Agreement.

     Section 5.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

     (a)  if to Baker Hughes or Sub, to:

          Baker Hughes Incorporated
          3900 Essex Lane
          Houston, Texas 77027
          Attention: Lawrence O'Donnell, III
          Facsimile: 713-439-8472

          with a copy to:

          J. David Kirkland, Jr.
          Baker & Botts, L.L.P.
          3000 One Shell Plaza
          Houston, Texas 77002
          Facsimile: 713-229-1522

     (b)  if to Stockholder, to:

          DRLX Partners, L.P.
          c/o SCF Partners, L.P.
          6600 Texas Commerce Tower
          Houston, Texas 77002
          Attention: L. E. Simmons
          Facsimile: 713-227-7850

          with a copy to:

          Curtis W. Huff
          Fulbright & Jaworski L.L.P.
          1301 McKinney, Suite 5100
          Houston, Texas 77010
          Facsimile: 713-651-5246

     Section 5.06. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. The term "person" is to be interpreted broadly to include any corporation, partnership, trust, limited liability company, government or other entity and any group (as used with respect to Section 13(d) of the Exchange Act).

     Section 5.07. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     Section 5.08. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 5.09. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     Section 5.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) except to the partners of the Stockholder as permitted herein without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 5.11. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     Section 5.12. Certain Events. (a) The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise; provided that if the Stockholder distributes any Stockholder Shares other than Option Shares to its limited partners, then
Section 2.01 only shall be binding on such limited partners and if a limited partner publicly sells such shares, this Agreement shall cease to apply to such shares.

     (b) If any Stockholder Shares other than Option Shares are distributed to the limited partners of the Stockholder prior to 30 days prior to the Effective Time, no limited partner who beneficially owns shares of Drilex Common Stock (excluding Option Shares retained by the Stockholder) representing less than 10% of the outstanding Drilex Common Stock shall be treated as an Affiliate for purposes of Section 5.7 of the Merger Agreement.

     Section 5.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

     Section 5.14. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, Baker Hughes and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            DRLX PARTNERS, L.P.
                                            By: SCF Partners, L.P., general
                                                partner

                                                 By: L. E. Simmons & Associates,
                                                     Incorporated, general
                                                     partner

                                            By       /s/ L. E. SIMMONS
                                             -----------------------------------
                                                        L. E. Simmons
                                                          President

                                            BAKER HUGHES INCORPORATED

                                            By      /s/ ERIC L. MATTSON
                                             -----------------------------------
                                                       Eric L. Mattson
                                                  Senior Vice President and
                                                   Chief Financial Officer

Consented to for purposes of Section
1.04:

DRILEX INTERNATIONAL INC.

By:       /s/ L. E. SIMMONS
    --------------------------------
             L. E. Simmons
         Chairman of the Board

                                                                      APPENDIX C

                           [MERRILL LYNCH LETTERHEAD]

                                                                  April 16, 1997

Board of Directors
Drilex International Inc.
15151 Sommermeyer
Houston, Texas 77041

Gentlemen:

     Drilex International Inc. (the "Company"), Baker Hughes Incorporated (the "Acquiror") and Baker Hughes Merger, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), will be converted into the right to receive $15.00 in value of the common stock of the Acquiror, par value $1.00 per share (the "Acquiror Shares"), subject to the opportunity to receive $16.00 per share in the event that the Company's revenues and EBITDA, as adjusted, equal or exceed the thresholds set forth in the Agreement during the time periods specified in the Agreement (the "Consideration"). We understand that DRLX Partners, L.P., owner of approximately 62% of the Company Shares will, concurrently with the execution of the Agreement, enter into an agreement (the "Stockholder Agreement") granting the Acquiror the option to purchase Company Shares representing 25% of the outstanding Company Shares and obligating DRLX Partners, L.P. to vote in favor of the Merger. The terms and conditions of the Merger are more fully described in the Agreement.

     You have asked us whether, in our opinion, the Consideration is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror which we deemed to be relevant;

     2. Reviewed certain information, including financial forecasts, relating to the business earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

     3. Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger;

     4. Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

     5. Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain companies which we deemed to be relevant;

     6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     7. Reviewed the potential pro forma impact of the Merger;

     8. Reviewed the Agreement and the Stockholder Agreement; and

     9. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available or discussed with or reviewed by or for us and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently engaged by the Acquiror as financial advisor in connection with the Acquiror's pending merger with Petrolite Corporation and have, in the past, provided financial advisory and financing services to the Company and the Acquiror and have received fees for the rendering of such services. We have no reason to believe that we will not continue to provide such services to the Acquiror in the future. In addition, in the ordinary course of business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE,
                                            FENNER & SMITH INCORPORATED

                                            By:  /s/ WILLIAM C. MONTGOMERY

                                             -----------------------------------
                                                 William C. Montgomery
                                                 Director
                                                 Investment Banking Group

                           DRILEX INTERNATIONAL INC.

      PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 14, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Drilex International Inc., a Delaware Corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement/Prospectus dated June 12, 1997 and appoints John Forrest and G. Bruce Broussard, and each of them, attorneys-in-fact and proxies with full power of substitution, to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, at a special meeting of stockholders of the Company to be held at the Hyatt Regency Houston, 1200 Louisiana Street, on July 14, 1997 at 9:00 a.m., local time, or at any adjournment or postponement thereof, revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                               Please mark   [X]
                                                              your votes as
                                                              indicated in
                                                              this example

1. APPROVAL OF AGREEMENT AND PLAN OF MERGER: To approve the Agreement and Plan of Merger, dated as of April 16, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Merger, Inc. and the Company, and the transactions contemplated thereby. As a result of the merger, the Company will become a wholly owned subsidiary of Baker Hughes.

                FOR                AGAINST               ABSTAIN
                [ ]                  [ ]                   [ ]

                           "PLEASE MARK INSIDE BOXES"



                                                         PLEASE VOTE, DATE, SIGN
                                                         AND RETURN PROMPTLY IN
                                                           ENCLOSED ENVELOPE.








Signature(s)_________________________________________ Date _____________________
NOTE: Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer and should state his or her title.